Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TITAN ACQUISITION CORP

(Purchaser)

TITAN ACQUISITION SPONSOR HOLDCO LLC

(solely in its capacity as the Purchaser Representative)

OPENPAYD GLOBAL HOLDINGS LIMITED

(Pubco)

OPENPAYD HOLDINGS LIMITED

(Company)

OZAN ÖZERK

(solely in his capacity as the Company Shareholders Representative)

and

THE COMPANY SHAREHOLDERS SET FORTH HEREIN

Dated as of June 1, 2026

i

4.14	TRANSACTIONS WITH AFFILIATES	16
4.15	INVESTMENT COMPANY ACT; JOBS ACT	16
4.16	FINDERS AND BROKERS	16
4.17	CERTAIN BUSINESS PRACTICES	16
4.18	INSURANCE	17
4.19	INFORMATION SUPPLIED	17
4.20	TRUST ACCOUNT	18
4.21	INVESTIGATION	18
4.22	KNOWLEDGE	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO		19
5.1	ORGANIZATION AND STANDING	19
5.2	AUTHORIZATION; BINDING AGREEMENT	19
5.3	GOVERNMENTAL APPROVALS	19
5.4	NON-CONTRAVENTION	19
5.5	CAPITALIZATION	20
5.6	PUBCO ACTIVITIES	20
5.7	FINDERS AND BROKERS	20
5.8	INVESTMENT COMPANY ACT	20
5.9	INFORMATION SUPPLIED	20
5.10	INVESTIGATION	21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
6.1	ORGANIZATION AND STANDING	21
6.2	AUTHORIZATION; BINDING AGREEMENT	22
6.3	CAPITALIZATION	22
6.4	COMPANY SUBSIDIARIES	23
6.5	GOVERNMENTAL APPROVALS	23
6.6	NON-CONTRAVENTION	23
6.7	FINANCIAL STATEMENTS	24
6.8	ABSENCE OF CERTAIN CHANGES	25
6.9	COMPLIANCE WITH LAWS	25
6.10	COMPANY PERMITS	25
6.11	LITIGATION	25
6.12	MATERIAL CONTRACTS	26
6.13	INTELLECTUAL PROPERTY	28
6.14	IT SYSTEMS	30
6.15	TAXES AND RETURNS	30
6.16	REAL PROPERTY	32
6.17	PERSONAL PROPERTY	32
6.18	TITLE TO AND SUFFICIENCY OF ASSETS	32
6.19	EMPLOYEE MATTERS	32
6.20	BENEFIT PLANS	34
6.21	ENVIRONMENTAL MATTERS	35
6.22	TRANSACTIONS WITH RELATED PERSONS	35
6.23	INSURANCE	36
6.24	DATA PROTECTION AND CYBERSECURITY	36
6.25	CERTAIN BUSINESS PRACTICES	37
6.26	INVESTMENT COMPANY ACT	38
6.27	FINDERS AND BROKERS	38

6.28	INFORMATION SUPPLIED	38
6.29	MSB ACQUISITION	38
6.30	NO TID U.S	38
6.31	INVESTIGATION	38

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS		38
7.1	ORGANIZATION AND STANDING	39
7.2	AUTHORIZATION; BINDING AGREEMENT	39
7.3	OWNERSHIP	39
7.4	ZEDRA TRUST SHAREHOLDER	39
7.5	GOVERNMENTAL APPROVALS	39
7.6	NON-CONTRAVENTION	39
7.7	NO LITIGATION	40
7.8	INVESTMENT REPRESENTATIONS	40
7.9	FINDERS AND BROKERS	40
7.10	INFORMATION SUPPLIED	41
7.11	INVESTIGATION	41

ARTICLE VIII COVENANTS		41
8.1	ACCESS AND INFORMATION	41
8.2	CONDUCT OF BUSINESS OF THE COMPANY DURING THE INTERIM PERIOD	42
8.3	CONDUCT OF BUSINESS OF PURCHASER DURING THE INTERIM PERIOD	45
8.4	CONDUCT OF BUSINESS OF PUBCO DURING THE INTERIM PERIOD	47
8.5	PERMITTED ACTIONS	48
8.6	CONDUCT OF BUSINESS OF THE COMPANY AFTER THE RELEVANT DATE	48
8.7	COMPANY AND PUBCO FINANCIALS	49
8.8	QUARTERLY MANAGEMENT ACCOUNTS AND ANNUAL FINANCIAL STATEMENTS	49
8.9	PURCHASER PUBLIC FILINGS	49
8.10	NO TRADING	49
8.11	NOTIFICATION OF CERTAIN MATTERS	49
8.12	SUPPORT OF TRANSACTION	50
8.13	FURTHER ASSURANCES	52
8.14	EXCLUSIVITY	52
8.15	THE REGISTRATION STATEMENT	52
8.16	SUBSCRIPTION AGREEMENTS	54
8.17	PUBLIC ANNOUNCEMENTS	55
8.18	CONFIDENTIAL INFORMATION	55
8.19	POST-CLOSING BOARD OF DIRECTORS AND OFFICERS OF PUBCO	56
8.20	INDEMNIFICATION OF DIRECTORS AND OFFICERS; TAIL INSURANCE	57
8.21	EXPENSES; TRUST ACCOUNT PROCEEDS	57
8.22	NEW REGISTRATION RIGHTS AGREEMENT	57
8.23	LOCK-UP AGREEMENTS	58
8.24	PUBCO EQUITY INCENTIVE PLAN AND LIQUIDITY EVENT PLAN	58
8.25	SCHEDULE UPDATE	59
8.26	WARRANT AMENDMENT	59
8.27	CAPITAL COMMITMENT EFFORTS	59

ARTICLE IX SURVIVAL		60
9.1	SURVIVAL	60

ARTICLE X CONDITIONS TO OBLIGATIONS OF THE PARTIES		60
10.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS	60
10.2	CONDITIONS TO OBLIGATIONS OF THE COMPANY, PUBCO AND THE COMPANY SHAREHOLDERS	60
10.3	CONDITIONS TO OBLIGATIONS OF PURCHASER	61
10.4	FRUSTRATION OF CONDITIONS	63

ARTICLE XI TERMINATION AND EXPENSES		63
11.1	TERMINATION	63
11.2	EFFECT OF TERMINATION	64
11.3	FEES AND EXPENSES	64

ARTICLE XII WAIVERS AND RELEASES		64
12.1	WAIVER OF CLAIMS AGAINST TRUST	64
12.2	RELEASE AND COVENANT NOT TO SUE	65

ARTICLE XIII MISCELLANEOUS		66
13.1	NOTICES	66
13.2	BINDING EFFECT; ASSIGNMENT	67
13.3	THIRD PARTIES	68
13.4	GOVERNING LAW; SUBMISSION TO JURISDICTION	68
13.5	SPECIFIC PERFORMANCE	68
13.6	EXCLUSIVE REMEDY	69
13.7	SEVERABILITY	69
13.8	AMENDMENT	69
13.9	WAIVER	69
13.10	DISCLOSURE SCHEDULES	69
13.11	ENTIRE AGREEMENT	70
13.12	INTERPRETATION	70
13.13	COUNTERPARTS	71
13.14	NO RECOURSE	72
13.15	COMPANY SHAREHOLDERS REPRESENTATIVE	72
13.16	PURCHASER REPRESENTATIVE	73
13.17	LEGAL REPRESENTATION	74
13.18	PAYMENTS	75
13.19	MATTERS RELATED TO ZEDRA TRUST SHAREHOLDER	75

ARTICLE XIV DEFINITIONS		76
14.1	CERTAIN DEFINITIONS	76
14.2	SECTION	87

EXHIBITS

Exhibit A – Form of Key Company Shareholder Support Agreement

Exhibit B – Form of Sponsor Support Agreement

Exhibit C – Form of Non-Competition Agreement

Exhibit D – Form of Plan of Merger

Exhibit E – Form of Amended Pubco Charter

Exhibit F – Form of New Registration Rights Agreement

Exhibit G – Form of Lock-Up Agreement

Schedules

Schedule 1 – Company Shareholders and Company Beneficial Owners

Schedule 2 – CIC Conditions

Schedule 3 – Estimated Transaction Expenses

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 1, 2026 by and among:

(1)	Titan Acquisition Corp, a Cayman Islands exempted company, with registered number 406165 and whose registered office is at c/o Appleby Global Services (Cayman) Limited, PO Box 500, Suite 210, 2nd Floor, Winward III, Regatta Office Park, Grand Cayman, KY1-1106, Cayman Islands (“Purchaser”);

(2)	Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), solely in its capacity as the Purchaser Representative;

(3)	OpenPayd Global Holdings Limited, a Cayman Islands exempted company with registered number 431347 and whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”);

(4)	OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 and whose registered office is at The Bower, 207-211 Old Street, London, England, EC1V 9NR (the “Company”);

(5)	Ozan Özerk, with a service address of The Bower, 207-211 Old Street, London, England, EC1V 9NR, solely in his capacity as the Company Shareholders Representative; and

(6)	(a) Ozan Özerk and (b) Zedra Trust Company (Guernsey) Limited, a Guernsey Non-Cellular Company with company registration number CMP24531 (the “Zedra Trust Shareholder” and, together with Ozan Özerk, the “Company Shareholders”), in its capacity as nominee to hold the legal title of the Company Shares set forth opposite the name of the Zedra Trust Shareholder in Schedule 1 to this Agreement for and on behalf of the beneficial owners of the Company Shares set forth opposite the name of such beneficial owner in Schedule 1 to this Agreement (the “Relevant Beneficiaries”),

Purchaser, Pubco, the Company, and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS

(A)	The Company, directly and indirectly through the Company Subsidiaries, operates a global rail-agnostic banking-as-a-service and payments platform for financial services infrastructure that provides fiat and crypto interoperability and enables businesses to (i) hold, issue and manage multi-currency fiat and crypto payment accounts and named virtual IBANs, process international and domestic payments and real-time settlements, execute fiat-to-fiat and crypto-to-fiat-to-crypto conversions and access banking services globally and (ii) issue digital wallets, mint and burn stablecoins, send and receive on-chain payments, trade stablecoins and other digital assets, and access blockchains directly, all via a single API-driven infrastructure (the “Business”).

(B)	As of the date of this Agreement, Ozan Özerk, a Cypriot citizen (“Key Company Shareholder” and, together with the Relevant Beneficiaries, the “Company Beneficial Owners”) directly owns 1,000,000 Company Shares representing approximately 82.72% of the Company Shares, and the Zedra Trust Shareholder holds the legal title to the Company Shares which are beneficially owned by the Relevant Beneficiaries in the aggregate amount of 208,953 Company Shares, representing approximately 17.28% of the Company Shares.

(C)	Pubco is a newly incorporated Cayman Islands exempted company and is owned entirely by the Key Company Shareholder, who is not a U.S. citizen or resident.

(D)	Following the execution of this Agreement and prior to the date on which the Required Shareholder Approval is obtained, Purchaser and the Company will use their reasonable best efforts to identify investors (the “PIPE Investors”) to enter into subscription agreements (the “Subscription Agreements”) pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors will agree to purchase Purchaser Class A Ordinary Shares from Purchaser, in each case, as specified therein immediately prior to the Merger Effective Time (the “PIPE Investment”).

(E)	The Parties desire and intend to effect a business combination transaction whereby pursuant to the Plan of Merger (defined in Section 1.1 (below) and section 233 of the Cayman Companies Act (i) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (a) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (b) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (ii) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other Transactions and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law.

(F)	Concurrently with the execution of this Agreement, the Key Company Shareholder has duly executed a transaction support agreement (the “Key Company Shareholder Support Agreement”), in substantially the form as attached hereto as Exhibit A, pursuant to which, among other things, the Key Company Shareholder has agreed to, among other things, approve the Transactions.

(G)	Concurrently with the execution of this Agreement, the Sponsor and each of the other parties thereto (collectively, the “Sponsor Members”) has duly executed a transaction support agreement (the “Sponsor Support Agreement” and, together with the Key Company Shareholder Support Agreement, the “Transaction Support Agreements”), in substantially the form as attached hereto as Exhibit B, pursuant to which, among other things, the (i) Sponsor has agreed to (a) approve the Transactions and (b) reimburse Purchaser for any and all costs and expenses incurred by Purchaser or the Sponsor in connection with any prior contemplated business combinations (including any termination or other similar fees payable in respect thereof) and (ii) the Sponsor and the Sponsor Members have agreed (a) that immediately prior to the Merger Effective Time, an aggregate of 50% of the Purchaser Class B Ordinary Shares held by the Sponsor (after reduction for any Purchaser Class B Ordinary Shares that represent the Transferred Shares (as defined below)), together with its direct and indirect investors and other investors, will be made subject to vesting and forfeiture (the “Purchaser Earnout Shares”) in accordance with the following terms: (1) 50% of such Purchaser Earnout Shares will become fully vested if, at any time after such date through the date that is the fifth anniversary of such date (the “Purchaser Earnout Shares Vesting Term”), the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $11.50 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (2) the remaining 50% of such Purchaser Earnout Shares will become fully vested if, at any time during the Purchaser Earnout Shares Vesting Term, the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $13.00 per Purchaser Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, (b) that an aggregate of 50% of the Pubco Ordinary Shares received in the Merger by the Sponsor (after reduction for the transfer of the Transferred Shares), together with its direct and indirect investors and other investors, will be subject to the same vesting and forfeiture conditions as the Purchaser Earnout Shares (the “Earnout Shares”) in accordance with the following terms: (1) 50% of such Earnout Shares will become fully vested if, at any time from the Merger Closing Date through the date that is the fifth anniversary of the Merger Closing Date (the “Vesting Term”), the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $11.50 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (2)

the remaining 50% of such Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $13.00 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that in the event of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving Pubco, (B) a sale of all or substantially all of the assets of Pubco, or (C) any other transaction or series of related transactions as a result of which the holders of Pubco Ordinary Shares immediately prior to such transaction cease to own at least a majority of the outstanding Pubco Ordinary Shares of Pubco or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Earnout Shares shall become fully vested and shall no longer be subject to forfeiture under the Sponsor Support Agreement, (c) in exchange for the Key Company Shareholder’s execution and delivery of a deed of termination of the Company Shareholders’ Agreement, to transfer to the Key Company Shareholder, after the Effective Time and concurrently with the consummation of the Share Acquisition, an aggregate of (1) 1,035,000 Pubco Ordinary Shares received in the Merger by the Sponsor (such Pubco Ordinary Shares, the “Transferred Shares”, and such transfer, the “Share Transfer”), which such Transferred Shares shall not be subject to the vesting and forfeiture conditions as the Purchaser Earnout Shares or the Earnout Shares, and (2) 1,216,508 Pubco Private Warrants held by the Sponsor (such Pubco Private Warrants, the “Transferred Warrants”, and such transfer, the “Warrant Transfer”).

(H)	Concurrently with the execution and delivery of this Agreement, Purchaser, Pubco and the Company have entered into a Non-Competition Agreement in favor of Pubco, Purchaser, the Sponsor and the Company with the Key Company Shareholder (collectively, the “Non-Competition Agreement”), in substantially the form attached hereto at Exhibit C, which will be effective as of the Share Acquisition Closing and will provide for a restricted period from the Share Acquisition Closing until the second anniversary of the Share Acquisition Closing Date.

(I)	The board of directors of Purchaser (the “Purchaser Board”) has unanimously (i) determined that it is in the best interests of Purchaser and the shareholders of Purchaser (the “Purchaser Shareholders”) (other than the Sponsor), and declared it advisable, for Purchaser to enter into this Agreement and the other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Merger) and (iii) recommended the adoption and approval of the Shareholder Approval Matters by the Purchaser Shareholders.

(J)	The board of directors of the Company (the “Company Board”) has (i) determined that it is advisable and in the best interests of the Company and the Company Beneficial Owners to enter into this Agreement and other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Share Acquisition) and (iii) recommended the adoption and approval of this Agreement, the other Ancillary Documents to which the Company is a party and the Transactions (including the Share Acquisition) by the Company Beneficial Owners.

(K)	The sole director of Pubco (the “Pubco Board”) has (i) determined that it is in the best interests of Pubco and the Key Company Shareholder as the sole shareholder of Pubco, and declared it advisable, for Pubco to enter into this Agreement and the other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Merger) and (iii) recommended the adoption and approval of this Agreement, the other Ancillary Documents to which Pubco is a party and the Transactions (including the Merger) by the Key Company Shareholder as the sole shareholder of Pubco.

(L)	Certain capitalized terms used herein are defined in ARTICLE XIV.

IT IS AGREED THAT:

ARTICLE I

MERGER

1.1 Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger in substantially the form as attached hereto as Exhibit D (the “Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser, as a constituent party for the purpose of the Cayman Companies Act, and Pubco, as a constituent party for the purpose of the Cayman Companies Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Pubco with Pubco being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company, and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the Cayman Companies Act. Pubco, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).

1.2 Merger Effective Time. Purchaser and Pubco shall cause the Merger to be consummated by filing the Plan of Merger and other Cayman Merger Filing Documents to be filed with the Cayman Registrar (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Act). The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Cayman Registrar or at such other, later date and time as is agreed between the Parties and specified in the Plan of Merger (such date and time is hereinafter referred to as the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, assets, rights, privileges, agreements, immunities, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Pubco shall become the property, assets, rights, privileges, agreements, immunities, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Pubco set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents of Surviving Company. At the Merger Effective Time, the Surviving Company shall adopt new amended and restated memorandum and articles of association, substantially in the form attached hereto as Exhibit E (the “Amended Pubco Charter”).

1.5 Directors and Officers of Surviving Company. At the Merger Effective Time, the board of directors and executive officers of Pubco immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

1.6 Effect of Merger on Purchaser Securities. Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-half of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Pubco:

(a) Purchaser Ordinary Shares. Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(c) below) shall be converted automatically into the right of the holder thereof to receive one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and extinguished and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6(a) and Section 1.7. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(c) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a). The Sponsor, as the holder of all of the issued and outstanding Purchaser Class B Ordinary Shares, hereby waives, in accordance with Section 17.3 of the Purchaser Charter, any adjustment to the Initial Conversion Ratio (as defined in the Purchaser Charter) set forth in Section 17.2 of the Purchaser Charter arising out of the Transactions contemplated by this Agreement.

(b) Purchaser Warrants. (i) Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Public Warrant, and (ii) every issued and outstanding Purchaser Private Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Private Warrant. At the Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and extinguished and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire the number of Pubco Ordinary Shares set forth therein. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(c) Cancellation of Capital Shares or Pubco Warrants Owned by Purchaser. At the Merger Effective Time, if there are any Purchaser Ordinary Shares or Purchaser Warrants that are owned by Purchaser as treasury shares or warrants, such Purchaser Ordinary Shares or Purchaser Warrants shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(d) Transfers of Ownership. If any certificate for Purchaser Securities is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for Purchaser Securities in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Dissenters’ Rights.

(i) Notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, and subject at all times to applicable Law, Purchaser Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by the Purchaser Shareholders who shall have validly exercised their dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Purchaser Shares” and the holders of such Dissenting Purchaser Shares being the “Dissenting Purchaser Shareholders”) shall not be converted into, and such Dissenting Purchaser Shareholders shall have no right to receive, the applicable merger consideration as contemplated herein and shall instead be entitled to receive only the payment of the fair value of such Dissenting Purchaser Shares held by them determined in accordance with Section 238 of the Cayman Companies Act unless and until such Dissenting Purchaser Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ rights under the Cayman Companies Act. The Purchaser Ordinary Shares owned by any Purchaser Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting Purchaser Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable merger consideration as contemplated herein, without any interest thereon.

(ii) Prior to the Merger Closing, Purchaser shall give the Company (A) prompt written notice of any demands for dissenters’ rights received by Purchaser from the Purchaser Shareholders and any withdrawals of such demands and (B) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Companies Act. Purchaser shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a Purchaser Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

1.7 Effect of Merger on Pubco Capital Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Purchaser or Pubco, all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be repurchased for an amount of US$1.00, and the Key Company Shareholder (as sole shareholder of Pubco immediately prior to the Merger Effective Time) hereby irrevocably consents to such repurchase.

1.8 Satisfaction of Rights. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9 Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Pubco, the officers and directors of Purchaser and Pubco are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Tax Consequences.

(a) The Parties hereby agree and acknowledge that for U.S. federal income tax purposes (i) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). To the extent required to take a position, the Parties hereby agree to file all applicable Tax and other informational returns on a basis consistent with such characterization, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof. Each of the Parties acknowledge and agree that each (x) has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result to it if the Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

(b) The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Share Acquisition is expected to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code; provided, that if, prior to the fifteenth (15th) day of the eighth (8th) month following the Share Acquisition Closing Date, Pubco notifies the Company and the Company Shareholders Representative of its reasonable and good faith determination that the Share Acquisition constituted a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code of Company Shares by Pubco, including the technical basis for such determination, the Company and the Company Shareholders Representative will consider in good faith any request from Pubco to make an election pursuant to Section 338(g) of the Code with respect to the Share Acquisition (such election, a “Section 338 Election”) and Pubco shall not make a Section 338 Election without the prior written consent of the Company and the Company Shareholders Representative. In connection with a potential Section 338 Election, at the time of the Share Acquisition Closing, the Company shall use commercially reasonable efforts to cause its wholly-owned subsidiary, OpenPayd US LLC, a Delaware limited liability company which has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes, to provide Pubco a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3), dated no more than 30 days prior to the Share Acquisition Closing Date, along with a duly executed notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to the Purchaser’s Representative (collectively, the “FIRPTA Certificate”); provided that, notwithstanding anything to the contrary in this Agreement, Pubco shall be solely responsible for any Taxes arising from a Section 338 Election regardless of whether the FIRPTA Certificate is provided, and in no event shall any failure to deliver the FIRPTA Certificate constitute a failure of a condition to the Share Acquisition Closing pursuant to ARTICLE X or otherwise.

1.12 PIPE Investment. Substantially simultaneously with the Merger Closing, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

1.13 Appointment of Transfer Agent. Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) issuing Exchange Shares. The Transfer Agent shall (i) exchange Purchaser Securities for Pubco Securities, and (ii) issue Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Plan of Merger, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

1.14 Exchange Procedures.

(a) Exchange Procedures. As promptly as practicable after the Merger Effective Time, but in any event within two Business Days thereof, Pubco shall use its reasonable best efforts to cause the Transfer Agent to mail to each holder of record of the Purchaser Class A Ordinary Shares entitled to receive the Pubco Ordinary Shares Consideration pursuant to Section 1.6(a) a letter of transmittal, which shall be in a form reasonably acceptable to Purchaser and the Company (the “Letter of Transmittal”), along with instructions for use in effecting the surrender of the certificates evidencing such Purchaser Class A Ordinary Shares (collectively, the “Certificates”) pursuant to the Letter of Transmittal. Within five Business Days after the surrender to the Transfer Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Pubco shall cause the Transfer Agent to deliver the applicable Pubco Ordinary Shares Consideration, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.14(a), each Certificate entitled to receive a portion of the Pubco Ordinary Shares Consideration in accordance with Section 1.6(a) shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive the Pubco Ordinary Shares Consideration that such holder is entitled to receive in accordance with the provisions of Section 1.6(a).

(b) The Pubco Ordinary Shares Consideration delivered upon the exchange of the Purchaser Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Purchaser Ordinary Shares.

(c) No Liability. None of the Transfer Agent, Purchaser, Pubco, the Company, the Surviving Company or any of their respective Affiliates shall be liable to any holder of Purchaser Ordinary Shares for any such Purchaser Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 1.14(c).

(d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Transfer Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Pubco Ordinary Shares Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 1.6(a).

ARTICLE II

SHARE ACQUISITION

2.1 Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement, the Company Shareholders shall sell and transfer to Pubco (or cause to be sold and transferred to Pubco), and Pubco shall purchase from the Company Beneficial Owners, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

2.2 Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, the aggregate consideration to be paid to each Company Beneficial Owner shall be the product of the Per Share Merger Consideration Value applicable to each Company Share held by that Company Beneficial Owner multiplied by the number of such Company Shares held by that Company Beneficial Owner, as set out next to the name of the relevant Company Beneficial Owner in Schedule 1 to this Agreement, as at the Share Acquisition Closing (in respect of each Company Shareholder, its “Company Shareholder Merger Consideration”).

(b) The Company Shareholder Merger Consideration in respect of each Company Beneficial Owner shall comprise the Closing Number of Shares to be held by the Company Beneficial Owner.

(c) At the Share Acquisition Closing, Pubco shall issue to (i) each Company Beneficial Owner their Closing Number of Shares and (ii) the Company Advisor its Company Advisor Transaction Fee Shares.

2.3 Transfer of Company Shares and Other Undertakings. At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:

(a) a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);

(b) share certificates of the Company Shareholders representing the legal title of the Company Shares and certificates of the Beneficial Owners representing the beneficial ownership of their respective Company Shares (the “Company Certificates”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder or Beneficial Owner, as applicable, may instead deliver to the Company an indemnity for lost certificate in form and substance reasonably acceptable to the Company and Pubco;

(c) an irrevocable power of attorney in Agreed Form given by each Company Shareholder appointing Pubco as its attorney to exercise all rights in relation to, or that are exercisable by, the register holder of the Company Shares as Pubco in its absolute discretion thinks fit;

(d) a copy of any power of attorney in Agreed Form under which any document to be executed by any Company Shareholder under this Agreement has been executed;

(e) deed of termination of the Company Shareholders’ Agreement;

(f) to the extent not in the possession of the applicable UK Subsidiary, the statutory registers, minute book and any other books and records required to be kept by each UK Subsidiary under the Companies Act 2006, made up to the Share Acquisition Closing date, the registered email address (as contemplated by section 88A of the Companies Act 2006) and the Companies House authentication code used by each UK Subsidiary for making electronic filings with Companies House; and

(g) a duly signed letter from the Key Company Shareholder confirming that he has ceased to be a registrable person (within the meaning of section 790C of the Companies Act) in relation to the Company.

2.4 Transfer of Company Shares and Other Undertakings. At the Share Acquisition Closing, (a) the Company shall deliver or procure the delivery to Pubco of a copy of the executed and undated resolution of the Company Board (i) approving the form of the STFs and the transfer of the Company Shares from the Company Shareholders to Pubco, (ii) instructing the Company Board to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares (subject only to due stamping), (iii) instructing the Company Board to update the Company’s register of members to reflect the Share designation referred to in clause (b), and (iv) resolving to file all necessary notifications, forms and documents in connection with the aforementioned matters be submitted to the Cayman Registrar and the Registrar of Companies for England and Wales, as applicable, (b) Pubco as the sole holder of the issued and outstanding Company Shares immediately following the Share Acquisition Closing shall, by means of an ordinary resolution of the sole shareholder, resolve that, notwithstanding Article 12.3 of the articles of association of the Company, each Class A, Class B, Class C and Class D ordinary share of the Company shall be designated as Class A ordinary shares of the Company, and (c) Purchaser shall deliver or procure the delivery to the Key Company Shareholder and Pubco, evidence of the Share Transfer and the Warrant Transfer in Agreed Form.

2.5 Phantom Incentive Plans. The Company Board has determined that the consummation of the Transactions constitute an “Exit” (as defined in the rules of the Phantom Incentive Plans). Accordingly, at the Share Acquisition Closing, by virtue of consummation of the Transactions and without any action on the part of a holder of any outstanding awards under each of the Phantom Incentive Plans (the “Phantom Awards”), each holder of Phantom Awards (the “Phantom Award Holders”) will become entitled to the settlement of their Phantom Award in accordance with the terms and conditions of the Phantom Incentive Plans (the “Phantom Award Settlements”). The Company shall, and Pubco shall cause the Company to, settle the Phantom Award Settlements at or as promptly as practicable following the Share Acquisition Closing in accordance with the terms of the Phantom Incentive Plans or as otherwise agreed with a Phantom Award Holder. Immediately following the satisfaction of all Liabilities under the Phantom Incentive Plans, the Company shall, and Pubco shall cause the Company to, terminate the Phantom Incentive Plans.

2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.7 Company Shareholder Consent. Each Company Shareholder (including for the avoidance of doubt, the Key Company Shareholder) hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required pursuant to the Company’s Organizational Documents, the Company Shareholders’ Agreement or any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents, the Company Shareholders’ Agreement or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organizational Documents and the Company Shareholders’ Agreement to the extent they relate to the Transactions.

2.8 Termination of Certain Agreements. Without limiting the provisions of Section 2.7 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar Contract among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company, except as otherwise required by law. Further, each of the Company and the Company Shareholders hereby waive any obligations of the parties under any Contract described in the preceding sentence with respect to the Transactions, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

2.9 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

2.10 Withholding. Purchaser, Pubco, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Other than with respect to any compensatory payments subject to payroll withholding, the Person intending to withhold shall use commercially reasonable efforts to notify the Person to whom amounts would otherwise be payable of any amounts that it intends to deduct and withhold at least 5 days prior to the payment with respect to which such amounts will be withheld (which notice shall set forth a description of the factual and legal basis for such withholding) and the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING

3.1 Pre-Closing. The following transactions shall occur in the order set forth in this Section 3.1:

(a) Redemption. At least one day prior to the Merger Closing Date, the Purchaser shall determine the Redemption Price and the number of Purchaser Class A Ordinary Shares tendered for Redemption in connection with the vote on the Shareholder Approval Matters.

(b) Closing Statement. Two (2) Business Days after the deadline to tender Purchaser Class A Ordinary Shares for Redemption has lapsed, Purchaser and the Company shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ good faith estimate of the Aggregate Transaction Proceeds and the components thereof, including the amount of funds available in the Trust Account following the Redemption, the Available Financing Proceeds, and the Purchaser Transaction Expenses. The Closing Statement shall be derived in good faith from the books and records of Purchaser.

3.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE X, the closing of the Merger (the “Merger Closing”) shall occur on the third Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE X (other than those conditions that by their nature are to be fulfilled at the Merger Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur on the same day as, but immediately following, the Merger Effective Time. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be referred to herein as the “Share Acquisition Closing Date”. Each of the Merger Closing and Share Acquisition Closing shall take place virtually or at such place as Purchaser, Pubco and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco and the Company agree in writing; provided, that the Share Acquisition Closing shall occur after the Merger Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as fairly disclosed, other than in respect of the Purchaser Fundamental Representations, in (a) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the “Purchaser Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement, excluding disclosures referred to in e.g. “Forward-Looking Statements” and “Risk Factors”, and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements, Purchaser represents and warrants to the Company, Pubco and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval and the Required Warrantholder Approval, if applicable. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the Purchaser Board and (b) other than the Required Shareholder Approval and the Required Warrantholder Approval, if applicable, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The Purchaser Board, at a duly called and held meeting or in writing by way of a unanimous written resolution as permitted by Purchaser’s Organizational Documents, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of Purchaser and the Purchaser Shareholders in accordance with Purchaser’s Organizational Documents and the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that the Purchaser Shareholders vote in favor of the approval of this Agreement (and the Transactions), the Merger, and the other Shareholder Approval Matters in accordance with the Purchaser’s Organizational Documents and the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the Purchaser Shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the Transactions, other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act and the Exchange Act, (c) registration of the Merger by the Cayman Registrar, and (d) any filings required to satisfy the CIC Conditions.

4.4 Non-Contravention. The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the Transactions, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Section 4.5(a) of the Purchaser Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 4.5(a) or Section 4.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Section 4.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser Board has not authorized any of the foregoing.

4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (i) the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, in the ticker of TACHU, TACH and TACHW, respectively, (ii) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority Inc. with respect to any intention by such entity to suspend, prohibit or terminate the listing of such Purchaser Securities on Nasdaq, and (iv) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Since the IPO, neither Purchaser nor Purchaser’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of Purchaser, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b) There are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser.

(c) There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where Purchaser does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(d) Purchaser does not have any material Liability for the Taxes of another Person as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principal purpose of which is not Tax) and Purchaser is not a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(e) Purchaser has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Purchaser has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(g) As of the date hereof, Purchaser is not and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a U.S. corporation under Section 7874(b) of the Code.

(h) Purchaser is not liable to pay any material stamp taxes in order to have valid title over any of its assets (excluding, for the avoidance of doubt, Company Shares).

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Section 4.11 of the Purchaser Disclosure Schedules, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Section 4.13 of the Purchaser Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than 60 days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Section 4.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Purchaser. Section 4.16 of the Purchaser Disclosure Schedules shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Share Acquisition Closing, be due.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the UK Office of Financial Sanctions Implementation (“OFSI”) or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Russia and the Crimea region of Ukraine), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clauses (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC, OFSI or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Russia, and the Ukrainian territories of Crimea, Donetsk and Luhansk) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC, OFSI or the U.S. Department of State or other applicable Governmental Authority in the last five fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, OFSI, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

4.18 Insurance. Section 4.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of the documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing

Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates.

4.20 Trust Account. As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than $288,958,697.03. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.20 of the Purchaser Disclosure Schedules (the “Deferred Underwriting Commissions”) or Taxes, (b) the Purchaser Shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination, or (c) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then the Purchaser Shareholders) to any portion of the funds in the Trust Account. Prior to the Merger Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate, and as of the Merger Effective Time, the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Pubco contained herein and the compliance by the Company and Pubco with their respective obligations hereunder, the Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Share Acquisition Closing Date.

4.21 Investigation; No Additional Representations or Warranties. Purchaser acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and has been afforded satisfactory access to the books and records, facilities and personnel of the Target Companies for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Purchaser, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE V, ARTICLE VI and ARTICLE VII (in each case, including the related portions of the Company Disclosure Schedules), no other representations or warranties, either express or implied, have been made by Pubco, the Company, the Company Shareholders or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

4.22 Knowledge. To the Knowledge of Purchaser, as at the date of this Agreement, there is no fact or circumstance which is likely to give rise to a claim by Purchaser for breach of any of the representations or warranties of the Company or the Company Shareholders set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, and in respect of the Pubco Fundamental Representations, as of the Share Acquisition Closing, as follows:

5.1 Organization and Standing. Pubco is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Pubco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Pubco is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to obtaining the Required Shareholder Approval, the Required Warrantholder Approval, if applicable, and filing the Amended Pubco Charter, Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the Pubco Board and shareholder of Pubco and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Pubco is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. Except as set forth on Section 6.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Pubco is required to be obtained or made in connection with the execution, delivery or performance by Pubco of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco of the Transactions and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, (d) registration of the Merger by the Cayman Registrar, and (e) any filings required to satisfy the CIC Conditions.

5.4 Non-Contravention. The execution and delivery by Pubco of this Agreement and each Ancillary Document to which it is a party, the consummation by Pubco of the Transactions, and compliance by Pubco with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of Pubco’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Pubco or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Pubco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Pubco under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Pubco, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization.

(a) As of the date hereof and as of immediately prior to the Merger Effective Time, Pubco is authorized to issue a maximum of 500,000,000 Pubco Ordinary Shares and 1,000,000 Pubco Preferred Shares, of which one Pubco Ordinary Share is issued and outstanding, which is owned by the Key Company Shareholder. Prior to giving effect to the Transactions, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

(b) On the Share Acquisition Closing all of the issued and outstanding Pubco Ordinary Shares (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person in an agreement to which Pubco is a party or by which it is bound.

(c) Other than this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder, including to effect the Pubco Equity Incentive Plan and issue Pubco Ordinary Shares thereunder, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights; (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights; or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, (A) relating to the issued or unissued Pubco Securities, (B) obligating Pubco to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating Pubco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Pubco to repurchase, redeem or otherwise acquire any shares of Pubco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein or in any Ancillary Document, there are no shareholders agreements, voting trusts or other agreements or understandings to which Pubco is a party with respect to the voting or transfer of any shares of Pubco.

5.6 Pubco Activities. Since its formation, Pubco (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (d) other than its Organizational Documents, this Agreement, the engagement letter with Maples and Calder (Cayman) LLP, dated February 26, 2026 and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Pubco (excluding, for the avoidance of doubt, any fees or commissions as set forth on Section 4.16 of the Purchaser Disclosure Schedules and/or Section 6.27 of the Company Disclosure Schedules).

5.8 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Pubco does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.10 Investigation; No Additional Representations or Warranties. Pubco acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and Purchaser and has been afforded satisfactory access to the books and records, facilities and personnel of the Target Companies and Purchaser for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Pubco, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE IV, ARTICLE VI and ARTICLE VII (in each case, including the related portions of the Purchaser Disclosure Schedules or the Company Disclosure Schedules, as applicable), no other representations or warranties, either express or implied, have been made by Purchaser, the Company, the Company Shareholders or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as fairly disclosed, other than in respect of the Company Fundamental Representations, in (a) the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), (b) the contents of the Data Room or (c) documents delivered to Purchaser or Purchaser’s legal counsel, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Merger Closing, and in respect of the Company Fundamental Representations, as of the Share Acquisition Closing, as follows:

6.1 Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the Company Board in accordance with the Company’s Organizational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The allotted and issued share capital of the Company consists solely of the Company Shares, and there are no other issued or outstanding equity interests of the Company. The Key Company Shareholder is the legal and beneficial owner of the Company Shares set forth opposite his name in Schedule 1 to this Agreement, and the Zedra Trust Shareholder is the owner of legal title of the Company Shares set forth opposite its name in Schedule 1 to this Agreement for and on behalf of the Relevant Beneficiaries who beneficially own the Company Shares set forth opposite the name of such Relevant Beneficiary in Schedule 1 to this Agreement, all of which are held by the Company Shareholders free from any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws or as set forth in Schedule 1 to this Agreement. After giving effect to the Share Acquisition (and subject to stamping), Pubco shall own the legal and beneficial title to the issued share capital of the Company free from any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the Company Shares have been duly authorized and validly issued, fully paid or credited as fully paid and are not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the UK Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b) No Target Company currently has, and no Target Company has had, since January 1, 2024, any stock option or other equity incentive plans. Except as set forth on Section 6.3(b) of the Company Disclosure Schedules, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.7, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Section 6.3(b) of the Company Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Section 6.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, except as set forth on Section 6.3(b) of the Company Disclosure Schedules, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company (other than equity interests of any Company employee that is repurchased pursuant to the terms of any employment agreement or Company Benefit Plan), and the Company Board has not authorized any of the foregoing.

6.4 Company Subsidiaries.

(a) All of the outstanding equity securities of each Company Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of its Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary of the Company other than the Organizational Documents of any such Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary of the Company is a party or which are binding upon any Company Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Company Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary of the Company. No Company Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except as set forth on Section 6.4(a) of the Company Disclosure Schedules: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person; (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement; and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5 Governmental Approvals. Except as set forth on Section 6.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and (c) any filings required to satisfy the CIC Conditions.

6.6 Non-Contravention. Except as set forth on Section 6.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7 Financial Statements.

(a) True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term “Management Accounts” means the unaudited monthly management accounts of the Company for each completed calendar month for the period beginning on January 1, 2025 and ending on December 31, 2025, comprising at least a profit and loss account and balance sheet (and, where available, cash flow statement), together with any related schedules, KPIs and management reports customarily provided to the Company Board.

(b) The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal year-end audit adjustments.

(c) When made available pursuant to Section 8.7, the Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated.

(d) Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business, consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the two years immediately preceding the date of this Agreement, no Target Company (or, to the Knowledge of the Company, any of its Representatives acting on behalf of the Company) in each case, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(e) As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Section 6.7(e) of the Company Disclosure Schedules, and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as set forth on Section 6.7(e) of the Company Disclosure Schedules, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(f) Except as set forth on Section 6.7(f) of the Company Disclosure Schedules, no Target Company is subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those (i) that will be reflected or reserved on or provided for in the balance sheet contained in the Company Financials, (ii) that are not material and were incurred after April 30, 2024 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), (iii) arising under this Agreement or the other Ancillary Documents and/or the performance by the Target Companies of their respective obligations hereunder and thereunder, including Expenses, (iv) executory obligations under Company Material Contracts (excluding any Liabilities related to a breach of Contract), or (v) disclosed in the Company Disclosure Schedules.

6.8 Absence of Certain Changes. Except with respect to the completion of the MSB Acquisition, or as set forth on Section 6.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement, each Target Company, since January 1, 2024, (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect, and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Section 8.2 of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9 Compliance with Laws. Except as set forth on Section 6.9 of the Company Disclosure Schedules and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, in the two years immediately preceding the date of this Agreement has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, and no Target Company has received, in the two years immediately preceding the date of this Agreement, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound, in each case, that would be material to the Target Companies, taken as a whole.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Except as set forth on Section 6.10 of the Company Disclosure Schedules, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and in the two years immediately preceding the date of this Agreement, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any material Actions relating to the revocation or modification of any Company Permit.

6.11 Litigation. Except as described on Section 6.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2024), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2024, in either case as described in clauses (a) or (b) by or against any Target Company, its current or, to the Knowledge of the Company, former directors, officers or equity holders in their capacity as such, its business, equity securities or assets, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Target Companies. The items listed on Section 6.11 of the Company Disclosure Schedules, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since January 1, 2024, none of the current or, to the Knowledge of the Company, former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.12 Material Contracts.

(a) Section 6.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company are bound, in each case, as of the date hereof (each Contract required to be set forth on Section 6.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person in each case in any material respect, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of any Target Company or another Person;

(vi) relates to any unconsummated merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,000,000 in the aggregate;

(viii) has been entered into outside the ordinary and normal course of trading or is not on arm’s length terms;

(ix) is with any Governmental Authority or university;

(x) contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year (“Material Inbound Licenses”);

(xi) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business consistent with past practice, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(xii) pursuant to which any Target Company has granted to any third party any license, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xiii) for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that provides for annual base compensation in excess of $300,000 and that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of the Transactions;

(xiv) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xv) is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xvi) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, staff association, works council or other employee-representative body;

(xvii) obligates the Target Companies to make any capital commitment or expenditure with a remaining outstanding commitment in excess of $500,000 (including pursuant to any joint venture);

(xviii) relates to a settlement of any Action entered into within two years prior to the date of this Agreement or under which any Target Company has outstanding obligations in excess of $500,000 (other than customary confidentiality or non-disparagement obligations);

(xix) provides another Person (other than another Target Company or any manager, director, officer, shareholder or advisor (such as a law firm or tax advisor) of any Target Company) with a power of attorney other than in the ordinary course of the business;

(xx) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xxi) is the MSB Acquisition Agreement.

(b) Except as disclosed in Section 6.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; and (iv) no Target Company has received or served written notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect.

6.13 Intellectual Property.

(a) Section 6.13(a)(i) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list and details of all registered and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”). Except as set forth on Section 6.13(a)(ii) of the Company Disclosure Schedules, the Target Companies exclusively own all Company Registered IP and all other material Company Owned IP, free and clear of all Liens (other than Permitted Liens). All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable. To the Knowledge of the Company, no loss or expiration of any Company Registered IP or any other material Company Owned IP is threatened or pending, except for Intellectual Property expiring at the end of its statutory term, and not as a result of any act or omission by any Target Company.

(b) The Target Companies either own, or have valid licenses or rights to use, all material Intellectual Property required to carry on the business of the Target Companies as currently conducted; provided, that, the foregoing shall not be interpreted as a representation or warranty regarding the Infringement of Intellectual Property.

(c) The Company Owned IP, together with the Material Inbound Licenses, constitute all material Intellectual Property necessary to operate the business of the Target Companies as currently conducted; provided, that, the foregoing shall not be interpreted as a representation and warranty regarding the Infringement of Intellectual Property of a third party. Each Target Company (i) has performed all material obligations imposed on it in the applicable Company IP Licenses, (ii) has made all material payments required under the applicable Company IP Licenses to date, and (iii) such Target Company is not in material breach or material default of any applicable Company IP License. None of the Target Companies has granted any exclusive license of Company Owned IP to any Person and the Company has not received written notice of any disputes under any Material Inbound License in the past two years, each except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies.

(d) As at the date of this Agreement, no Action is pending or, to the Company’s Knowledge, threatened in writing against a Target Company, that challenges the validity, enforceability or ownership of, or the Target Companies’ right to use, sell, exploit, license or sublicense, any material Company Owned IP, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, during the past two years prior to the date of this Agreement, no Target Company has received any written, or to the Knowledge of the Company, oral, notice or claim: (i) asserting that the business activities of any Target Company have Infringed or are Infringing the Intellectual Property of any other Person; or (ii) claiming or demanding a right to be indemnified, defended, held harmless, or reimbursed by any Target Company with respect to any Infringement claim or Action. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, no Target Company is currently Infringing, or has, in the past two years, Infringed any Intellectual Property of any other Person. There are no subsisting Orders to which any Target Company is a party that (A) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP in any material respect, (B) restrict the conduct of the business of a Target Company in any material respect to accommodate a third party’s Intellectual Property, or (C) grant any third party any ownership or exclusive rights with respect to any Company Owned IP. To the Company’s Knowledge, no third party is Infringing any material Company Owned IP. During the past two years, no Target Company has notified any third party or otherwise alleged, in writing, that a third party is Infringing any material Company Owned IP.

(e) All current and former founders, employees, consultants and independent contractors who created any material Company Owned IP (each, a “Contributor”) have executed a valid written agreement that assigned to a Target Company the Contributor’s right, title and interest in such material Company Owned IP. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any material Company Owned IP within the past 24 months.

(f) Each Target Company has taken commercially reasonable steps designed to protect and maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Owned IP or owned by any third party and for which a Target Company has a written confidentiality obligation. To the Knowledge of the Company, such Trade Secrets have not been subject to unauthorized access by a third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

(g) Except as set forth in Section 6.13(g) of the Company Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, (i) no funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create or reduce to practice any Company Owned IP and (ii) no Governmental Authority, university, college or other educational institution, multi-national, bi-national or international organization, or research center has any ownership interest in or exclusive license to, or has the right to obtain any ownership interest in or exclusive license to, any Company Owned IP.

(h) The consummation of the Transactions will not, under any of the terms, conditions, or provisions of any Company Material Contract, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole (i) result in the creation of any Lien (other than a Permitted Lien) upon or, to the Knowledge of the Company, give rise to any obligation on a Target Company to obtain any third party Consent or provide any notice to any Person with respect to any Company Owned IP or any other Intellectual Property used in and material to the business of the Target Companies by the Target Companies as currently conducted or (ii) trigger the release of, or create any obligation to release, source code for any Company Software.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company (i) no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products; and (ii) since January 1, 2024, no Target Company has received any written claim from a third party, or has Knowledge of any claim by a third party, that any material Company Products incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any material proprietary source code for such Company Product under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party.

(j) No source code for any material Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee, contractor, consultant, agent or sub-contractor performing services solely for the benefit of a Target Company, and who is not subject to enforceable confidentiality obligations, in each case of the foregoing, by a Target Company.

(k) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, (which for the avoidance of doubt, shall not be an exception to anything that would impact an analysis under The National Security and Investment Act), no Target Company has used, researched, developed or produced during the past two years, nor is currently using, researching, developing or producing artificial intelligence (a) as a component of or in the development, deployment or provision of any of the Target Companies’ products or services, (b) for decisions concerning the profiling of a person, or (c) for any of the following purposes: (i) the identification or tracking of objects, people or events, (ii) advanced robotics; (iii) cyber security, or (iv) any other high risk purposes.

(l) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 6.13 are the only representations and warranties being made by the Company in this Agreement relating to the Infringement of Intellectual Property.

6.14 IT Systems.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past two years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Taken as a whole, the Target Companies have implemented and maintained measures to provide for the back-up and recovery of all data and information necessary to the conduct of the business of the Target Companies.

(b) To the Company’s Knowledge and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c) The Target Companies have taken commercially reasonable steps to maintain business continuity and disaster recovery plans that are designed to ensure that the IT Systems can be replaced, restored or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.

6.15 Taxes and Returns. Except as set forth on Section 6.15 of the Company Disclosure Schedules:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with applicable accounting standards.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other material actions pending or in progress against any Target Company of which the relevant Target Company has been notified, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company. No Target Company has paid, within the past six years ending on the date of this Agreement, any material penalty, fine, surcharge or interest charged by virtue of any applicable Tax Laws.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(e) No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to a Target Company which agreement, clearance or ruling would be effective after the Share Acquisition Closing and could reasonably be expected to have a material effect on the Tax treatment of any Target Company after the Share Acquisition Closing.

(f) Other than (i) OpenPayd Financial Services Malta Limited, which has branches in the United Kingdom and France, (ii) OpenPayd Services Limited, which has a branch in The Netherlands and (iii) OpenPayd Teknoloji Limited Sirketi, which has a branch in the United Kingdom, to the Knowledge of the Company, no Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization.

(g) Within the past six years, no Target Company has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than one where Target Companies are the only members. No Target Company has any material Liability for the Taxes of another Person as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principal purpose of which is not Tax) and no Target Company is a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(h) The Company is registered for value added tax. Section 6.15 of the Company Disclosure Schedules contains details of the basis on which the Company’s supplies are classified for the purposes of value added tax.

(i) All documents which are in the possession of a Target Company, to which a Target Company is a party and which are required to: (i) establish the title of any Target Company to any material asset; or (ii) enforce any material rights of any Target Company, and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(j) No Target Company has been a party within the past two years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(k) No Target Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code. As at the date of this Agreement only, to the Knowledge of the Company, none of the Company Shareholders is a “United States shareholder” (within the meaning of Code Section 951(b)).

(l) As of the date hereof, no Target Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m) No Target Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

(n) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Share Acquisition Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Share Acquisition Closing, (ii) the use of an improper method of accounting for any taxable period (or portion thereof) ending on prior to the Share Acquisition Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Share Acquisition Closing or (iv) any prepaid amount or deferred revenue received or accrued (other than in the ordinary course of business consistent with past practice) on or prior to the Share Acquisition Closing.

(o) No individual who is employed by a Target Company and was resident for tax purposes in the United Kingdom at the time of acquiring, has acquired any securities, any securities option or any interest in securities which were acquired by reason of employment (within the meaning of Part 7 ITEPA 2003) without a joint election under section 431 ITEPA 2003 having been entered into by that individual and their employing company within 14 days of the acquisition.

(p) In respect of any event or circumstance occurring or existing at the Share Acquisition Closing or since January 1, 2024, the Company has complied with all relevant reporting obligations contained in Part 7 of ITEPA and the Schedules referred to in that Part. The Company has all such information and details as may be required to comply in full with Part 7 of the ITEPA in respect thereof.

6.16 Real Property. Section 6.16 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company (the “Properties”), and of all current leases, lease guarantees, agreements and material documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than leasehold interests in the Company Real Property Leases). Each Target Company has actual and exclusive occupation, and is entitled to such exclusive possession of each Property under the Company Real Property Leases free from any restriction or covenant which materially adversely affects the use of the Properties.

6.17 Personal Property. Except as set forth in Section 6.17 of the Company Disclosure Schedules, all items of Personal Property with a book value or fair market value of greater than $50,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable in all material respects for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.18 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to material assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet of the Company and (d) Liens set forth on Section 6.18 of the Company Disclosure Schedules. The assets (including contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are in all material respects adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.19 Employee Matters.

(a) Section 6.19(a) of the Company Disclosure Schedules sets forth an anonymized list of all employees of the Target Companies, including those on vacation, leave of absence, or disability, as of the date of this Agreement, and includes the following information with respect to each such Target Company employee, as applicable: (i) employee ID number, (ii) employing entity, (iii) date of hire, (iv) work location, (v) current annual base salary or hourly wage, (vi) visa status, (vii) current leave status, including a description of leave and the anticipated date of return (if known) for any inactive employee, and (viii) actual incentive compensation (including profit sharing, incentive, bonus, severance and fringe benefits that are not provided to all employees, as applicable).

(b) Except as set forth in Section 6.19(b) of the Company Disclosure Schedules, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, staff association, works council, group of employees or other representative of any of the employees of any Target Company; there are no labor agreements, collective bargaining agreements or any other labor-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(c) The Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent any employees of the Target Company; no labor union, labor organization, staff association, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, lockout, work-stoppage, or other similar labor activity with respect to any such employees.

(d) The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the Transactions.

(e) Section 6.19(e) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(f) No current officer or director of a Target Company has, to the Knowledge of the Company, provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(g) Except as set forth in Section 6.19(g) of the Company Disclosure Schedules, each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(h) No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, in the last five years, no allegations of sexual harassment or other discrimination have been made against any employee or officer of a Target Company.

(i) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(j) Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(k) Since January 1, 2024, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

(l) (i) Copies of standard form employment agreements applicable to the employees of each Target Company have been made available to Purchaser by the Company and no such employee is engaged on terms which deviate in any material way from these standard forms, and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written agreement, or commitment or any applicable Law, custom, trade or practice.

(m) Section 6.19(m) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last two years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

(n) No employee has transferred into employment with a Target Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.

6.20 Benefit Plans.

(a) Set forth on Section 6.20(a) of the Company Disclosure Schedules is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Section 6.20(a) of the Company Disclosure Schedules, no Target Company maintains or contributes to (or has an obligation to contribute to) or has or could have any liability to a defined benefit pension plan. No Company Benefit Plan is a defined benefit pension plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies of the current plan documents and all material communications in the past two years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as set forth in Section 6.20(d) of the Company Disclosure Schedules, the consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation whether under any Company Benefit Plan or under any applicable Law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Any pension scheme of a UK Subsidiary (each a “UK Pension Scheme”) has at all times been operated in material accordance with the requirements of HM Revenue & Customs (including registration under Chapter 2 of Part 4 of the Finance Act 2004), the Pensions Regulator and all applicable Laws relating to the UK Pension Scheme and any previous applicable pension scheme or retirement benefits scheme.

(f) All contributions, insurance premiums, tax, and expenses due in respect of the UK Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the UK Pension Scheme at the date of this Agreement. The contributions in respect of the UK Pension Scheme have been paid at the rate set out in the most recent schedule of contributions or the most recent payment schedule. Any relevant UK Subsidiary has complied with its obligations in relation to automatic enrolment under the Pensions Act 2008.

6.21 Environmental Matters. Except as set forth in Section 6.21 of the Company Disclosure Schedules:

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, each Target Company is and during the past two years has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Knowledge of the Company, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) To the Knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

6.22 Transactions with Related Persons. Except as set forth on Section 6.22 of the Company Disclosure Schedules, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two years, has been, a party to any transaction with a Target Company (in each case, other than pursuant to a Company Benefit Plan or any Contract with respect to such Person’s status as a holder of equity of any Target Company), including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Section 6.22 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Section 6.22 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.23 Insurance.

(a) Section 6.23(a) of the Company Disclosure Schedules lists all material insurance policies (including the applicable policy number, insurer and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. Except as would not, individually or in the aggregate, be material to any Target Company, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to any Target Company, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Acquisition Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2024, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) No Target Company has since January 1, 2024 made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has since January 1, 2025 made any material claim against an insurance policy as to which the insurer is denying coverage.

6.24 Data Protection and Cybersecurity.

(a) For the purposes of this Section 6.24, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the UK GDPR.

(b) Each Target Company complies in all material respects with all Data Protection Laws. As required to comply in all material respects with Data Protection Laws, each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance, (ii) maintained and keeps up-to-date records of all its personal data processing activities, (iii) issued materially compliant processing notices to the relevant data subjects, (iv) obtained all appropriate consents, approvals and/or authorizations to process and transfer such personal data, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.

(c) Each Target Company has implemented and maintains commercially reasonable technical and organizational measures designed to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents.

(d) In the past two years, to the Company’s Knowledge, no Target Company has (i) suffered, or has discovered, any personal data breach, security breach, or intrusion into any IT System, (ii) been subject to any actual, pending, or threatened investigations, written notices, or written requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received in writing any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

6.25 Certain Business Practices.

(a) Since January 1, 2024, no Target Company, nor any of their respective directors or employees (or, to the Company’s Knowledge any other Representative) acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Since January 1, 2024, no Target Company, nor any of their respective directors or employees (or, to the Company’s Knowledge any other Representative) acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b) Except as set forth on Section 6.25 of the Company Disclosure Schedules, since January 1, 2024, the operations of each Target Company are and have been conducted at all times and in all material respects in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, OFSI the U.S. Department of State, or other applicable Governmental Authority or designated on the Consolidated Sanctions List, UK Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission or the Consolidated List of Asset Freeze Targets maintained by His Majesty’s Treasury, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Russia, and the Ukrainian territories of Crimea, Donetsk and Luhansk), or (iii) in the aggregate, 50% percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clauses (i) or (ii); and, to the Knowledge of the Company, no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC, OFSI or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Russia, and the Ukrainian territories of Crimea, Donetsk and Luhansk) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC, OFSI or the U.S. Department of State or other applicable Governmental Authority in the last five fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, OFSI, the U.S. Department of State, or other applicable Governmental Authority. No Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

6.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27 Finders and Brokers. Except as set forth in Section 6.27 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

6.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.

6.29 MSB Acquisition. As of the date hereof, to the Knowledge of the Company, no party to the MSB Acquisition Agreement is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default, or permit acceleration by the other party thereto, under the MSB Acquisition Agreement.

6.30 No TID U.S. Business. No Target Company is a “TID U.S. business,” as defined at 31 C.F.R. § 800.248.

6.31 Investigation; No Additional Representations or Warranties. Each of the Target Companies acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Purchaser and Pubco and has been afforded satisfactory access to the books and records, facilities and personnel of Purchaser and Pubco for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Target Companies, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE IV and ARTICLE V (in each case, including the related portions of the Purchaser Disclosure Schedules), no other representations or warranties, either express or implied, have been made by Purchaser, Pubco, or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants severally (not jointly and not jointly and severally) to Purchaser and the Company, as of the date hereof and as of the Merger Closing and as of the Share Acquisition Closing, as follows:

7.1 Organization and Standing. Such Company Shareholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform such Company Shareholder’s obligations hereunder and thereunder and to consummate the Transactions without requiring the consent, approval or authority of any other person. This Agreement has been, and each Ancillary Document to which such Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Company Shareholder, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. The Key Company Shareholder is the legal and beneficial owner of the Company Shares set forth opposite his name in Schedule 1 to this Agreement, and the Zedra Trust Shareholder is the owner of legal title of the Company Shares set forth opposite its name in Schedule 1 to this Agreement for and on behalf of the Relevant Beneficiaries who beneficially own the Company Shares set forth opposite the name of such Relevant Beneficiary in Schedule 1 to this Agreement, in each case, which such Company Shares have good, valid and marketable title and are free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). Except as set forth on Section 7.3 of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which such Company Shareholder is a party or by which such Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than as set forth in this Agreement and the Ancillary Documents. Upon the consummation of the Share Acquisition Closing in accordance with this Agreement (and subject to stamping), the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4 Zedra Trust Shareholder. (a) The Zedra Trust Shareholder is the sole legal owner of the Company Shares set forth opposite the name of the Zedra Trust Shareholder in Schedule 1 to this Agreement; (b) the Zedra Trust Shareholder has the power under its constitutional documents, any nominee arrangement agreement (the “Nominee Agreement”) and law to enter into and to perform its obligations under this Agreement; (c) true copies of the Nominee Agreement and other documents relating to the nominee arrangements have been made available to Purchaser by and such agreements disclose all the terms of the nominee arrangements; (d) it has complied with its obligations in connection with the nominee arrangements; and (e) the Zedra Trust Shareholder has in full force and effect the authorizations necessary to enter into and to perform its obligations under this Agreement.

7.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of this Agreement or any Ancillary Documents to which they are a party or the consummation by such Company Shareholder of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, (c) any filings required to satisfy the CIC Conditions, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to consummate the Transactions.

7.6 Non-Contravention. The execution and delivery by such Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by such Company Shareholder of the Transactions, and compliance by such Company Shareholder with any of the provisions hereof and thereof, will not, (a) if such Company Shareholder is an entity, conflict with or violate any provision of such Company Shareholder’s Organizational Documents, (b) conflict with or violate any Law,

Order or Consent applicable to such Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Company Shareholder is a party or such Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to consummate the Transactions.

7.7 No Litigation. There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving such Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Company Shareholder to consummate the Transactions, and discharge its obligations under, or to perform its obligations under this Agreement or any Ancillary Document to which it is a party or by which it is bound.

7.8 Investment Representations. Other than as may be permitted pursuant to the Liquidity Event Plan, such Company Shareholder does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. Such Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to such Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as such Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. Such Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of such Company Shareholder. Such Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for such Company Shareholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. Such Company Shareholder acknowledges and agrees that, except as set forth in ARTICLE IV (including the related portions of the Purchaser Disclosure Schedules) and ARTICLE V, no representations or warranties have been made by Pubco, Purchaser or any of their respective Representatives, and that such Company Shareholder has not been guaranteed or represented to by any Person, (a) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (b) the profitability or value of the Exchange Shares in any manner whatsoever. Such Company Shareholder: (i) has been represented by counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (ii) has carefully read and fully understand this Agreement in its entirety and has had it fully explained to it or him by counsel; (iii) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (iv) is competent to execute this Agreement and have executed this Agreement free from coercion, duress or undue influence.

7.9 Finders and Brokers. To the Knowledge of such Company Shareholder, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Pubco or the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Company Shareholder (excluding, for the avoidance of doubt, any fees or commissions as set forth on Section 6.27 of the Company Disclosure Schedules).

7.10 Information Supplied. None of the information supplied or to be supplied by such Company Shareholder expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Company Shareholder makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or their respective Affiliates.

7.11 Investigation; No Additional Representations or Warranties. Such Company Shareholder acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Purchaser and Pubco, and has been afforded satisfactory access to the books and records, facilities and personnel of Purchaser and Pubco for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, such Company Shareholder, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE IV and ARTICLE V (in each case, including the related portions of the Purchaser Disclosure Schedules) no other representations or warranties, either express or implied, have been made by Purchaser, Pubco or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VIII

COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the “Interim Period”), subject to Section 8.18, each of the Company and Pubco shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Pubco, as Purchaser or its Representatives may reasonably request regarding the Target Companies or Pubco and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company and Pubco to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Pubco. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or requirement of any Governmental Authority or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 8.18, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

8.2 Conduct of Business of the Company during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.5 and Section 8.6, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2 of the Company Disclosure Schedules, or as required by applicable Law, the Company shall, and shall cause the other Target Companies:

(i) to conduct their respective businesses, in all material respects in the ordinary course of business consistent with past practice; and

(ii) comply with all Laws in all material respects applicable to the Target Companies and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 8.2(a) and except (w) as expressly contemplated by the terms of this Agreement or any Ancillary Document, (x) as set forth on Section 8.2 of the Company Disclosure Schedules, or (y) as required by applicable Law or any Governmental Authority, during the Interim Period and subject always to Section 8.5 and Section 8.6, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) other than as contemplated by the MSB Acquisition Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, other than in the ordinary course of business of the Company consistent with past practice, including where equity plan participation is offered to employees or prospective employees in connection with employment, retention or recruitment, provided, that any persons to whom such options are granted shall be required to rollover such options in accordance with the terms of this Agreement as if such person had been a optionholder of the Company immediately prior to the date of this Agreement and such options in aggregate do not exceed the number of options currently available for grant under the current share option pool;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests (other than any dividend or distribution between Target Companies), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice;

(v) except (A) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement or (B) as required by applicable Law (1) increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice for employees with annual base salary of less than $300,000, (2) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth in Section 8.2 of the Company Disclosure Schedules or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (3) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (4) establish any trust or take any other action to secure the payment of any compensation payable by any Target Company, (5) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan, with, for or in respect of any current consultant, officer, manager director or employee other than as set forth in Section 8.2 of the Company Disclosure Schedules in connection with the Transactions or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (6) hire any employee or engage an independent contractor (who is a natural person) with annualized cash compensation greater than or equal to $350,000, other than in the ordinary course of business consistent with past practice, or (7) terminate the employment of any employee with an annual base salary greater than $350,000, other than for cause or in the ordinary course of business consistent with past practice;

(vi) waive any material restrictive covenant obligations of any employee or individual independent contractor of any Target Company, except for non-executive employees in the ordinary course of the business or where not expected to be enforceable under applicable Law;

(vii) unless required by applicable Law, (A) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body; or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii) in each case other than as reflected in the Company Financials, make, change or rescind any material election relating to Taxes other than to comply with law, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority;

(ix) other than in the ordinary course of business, (A) sell, transfer or exclusively license any material Intellectual Property to any Person, other than Immaterial Licenses, or (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any material Company Registered IP;

(x) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business and consistent with past practice;

(xi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii) establish any Subsidiary or enter into any material new line of business that requires capital investment exceeding $5,000,000;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect in a manner materially detrimental to any Target Company;

(xiv) except in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices, other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or U.S. Securities Laws;

(xv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any material Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xvi) close or materially reduce its activities, or effect any mass layoff or other personnel reduction or change, at any of its facilities;

(xvii) other than pursuant to the MSB Acquisition Agreement, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xviii) make any capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan, in each case other than in the ordinary course of business of the Company;

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (excluding Intellectual Property), other than as conducted in the ordinary course of business of the Target Companies consistent with past practice, to execute the acquisition or disposition of fiat currencies or digital assets;

(xxii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company, other than in the ordinary course of business consistent with past practice;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree in writing to do any of the foregoing actions.

(c) Without limiting Section 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Section 6.3(a) or Section 8.2(c) of the Company Disclosure Schedules, without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of any equity securities of the Company owned by the Company Shareholders.

8.3 Conduct of Business of Purchaser during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3 of the Purchaser Disclosure Schedules, Purchaser shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply with all Laws in all material respects applicable to Purchaser and its business, assets and employees. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and the IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3 of the Purchaser Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Purchaser’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xviii) make, change or rescind any material election relating to Taxes, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or

(xix) authorize or agree to do any of the foregoing actions.

(c) For the avoidance of doubt, nothing in this Section 8.3 permits Purchaser to engage in any activity which would constitute it acting as a Controller of Pubco or any Target Company; provided, however, that nothing in this Section 8.3(c) shall limit, qualify or otherwise affect (i) any obligation of any other Party to seek, obtain, or comply with the consent or approval of Purchaser as required by this Agreement or any Ancillary Document, or (ii) any right of Purchaser to enforce such obligations in accordance with this Agreement, in each case, to the extent permitted by applicable Law.

8.4 Conduct of Business of Pubco during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, set forth on Section 8.4(a) of the Company Disclosure Schedules, or as required by applicable Law, Pubco shall conduct its business, in all material respects, in the ordinary course of business.

(b) Without limiting the generality of Section 8.4(a) and except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Pubco shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses or loans to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) establish any Subsidiary or enter into any new line of business;

(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting of equity securities; or

(x) authorize or agree to do any of the foregoing actions.

(c) For the avoidance of doubt, nothing in this Section 8.4 permits Pubco to engage in any activity which would constitute it acting as a Controller of any Target Company; provided, however, that nothing in this Section 8.4(c) shall limit, qualify or otherwise affect (i) any obligation of any other Party to seek, obtain, or comply with the consent or approval of Pubco as required by this Agreement or any Ancillary Document, or (ii) any right of Pubco to enforce such obligations in accordance with this Agreement, in each case, to the extent permitted by applicable Law.

8.5 Permitted Actions. Section 8.2 shall not operate so as to restrict or prevent:

(a) completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to the Company and fairly disclosed to Purchaser and Pubco prior to the date of this Agreement;

(b) the management of the Tax affairs of the Target Companies in the ordinary course of business consistent with past practice;

(c) any matter required by this Agreement or any Ancillary Document or necessary to satisfy a condition to this Agreement;

(d) the provision of information to, or complying with any direction or request from, any regulatory body or Governmental Authority, provided that Purchaser is reasonably informed and consulted in advance thereof to the extent lawful and practicable and otherwise informed as soon as lawful and reasonably practicable afterwards; or

(e) any matter undertaken at the written request, or with the written consent, of Purchaser.

8.6 Conduct of Business of the Company after the Relevant Date. In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business consistent with past practice, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case.

8.7 Company and Pubco Financials.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited financial statements (including any related notes thereto) of the Company for the financial years ended April 30, 2024 and April 30, 2025, in each case, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by an internationally recognized audit firm reasonably acceptable to Purchaser (the “Company Financials”).

(b) As soon as reasonably practicable following the date of this Agreement, Pubco shall deliver to Purchaser a true and complete copy of the audited financial statements (including any related notes thereto) of Pubco as of February 10, 2026, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by an internationally recognized audit firm reasonably acceptable to Purchaser (the “Pubco Financials”).

8.8 Quarterly Management Accounts and Annual Financial Statements. During the Interim Period, within 30 calendar days following the end of each quarter completed after the date hereof, the Company shall deliver to Purchaser an unaudited quarterly management account of the Target Companies for the applicable quarter. From the date hereof through the Share Acquisition Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.9 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use reasonable best efforts prior to the Merger to maintain the listing of the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq.

8.10 No Trading. The Company, Pubco and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company, Pubco and the Company Shareholders each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority but excluding any privileged communication between, or information afforded protection by the work-product doctrine produced by, any third party advisor to a Party) alleging (i) that the Consent of such third party is required in connection with the Transactions, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in ARTICLE X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Merger Closing or the Share Acquisition Closing, as applicable, have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.12 Support of Transaction.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 8.12(a) and, without duplication, Section 8.12(d), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority, or the expiration or termination of the applicable waiting periods under Antitrust Laws, as soon as practicable, including not agreeing to extend any waiting period or to refile under Antitrust Laws.

(c) In parallel, and without duplication of Section 8.12(d), Purchaser shall, and each Party shall cause any other prospective Controller, as promptly as practicable, and in any event, within 30 Business Days of the date of this Agreement, to prepare and file all required CIC Applications and supply as promptly as reasonably practicable any additional information and documentary material reasonably requested in connection therewith, and shall take all other actions reasonably necessary, proper or advisable to cause the CIC Conditions to be satisfied as soon as practicable. Each Party shall, in connection with its reasonable best efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law and, mutatis mutandis, in connection with the preparation, filing and approval of the CIC Applications and satisfaction of the CIC Conditions, use its reasonable best efforts to: (i) cooperate in all respects with each prospective Controller, other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep and where relevant procure that each prospective Controller keeps the other Parties reasonably informed of any communication received by such prospective Controller, Party or its Representatives from, or given by such prospective Controller, Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, the CIC Applications or the CIC Conditions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive, national security or change of control related argument, and/or responding to requests or objections made by any Governmental Authority, including with respect to the CIC Applications and CIC Conditions; provided, however, that, in each case of the foregoing, any such cooperation efforts shall not prevent any Party from complying with any deadlines imposed by any Governmental Authority. Where a prospective Controller, a Party or its Representatives reasonably determines that information to be provided is of a commercially sensitive or confidential nature, that person may provide the information to a Governmental Authority directly and provide the other Party or its Representatives with redacted versions of the information.

(d) Each Party shall use reasonable best efforts to procure (so far as it lies within their respective powers so to do) that the CIC Conditions are satisfied as soon as reasonably practicable (and in any event, in advance of the Merger Closing) and shall cooperate in all actions reasonably necessary to procure the satisfaction of the CIC Conditions, including the prompt supply of any additional information reasonably required by the applicable Governmental Authorities in the event that any such Governmental Authority provides notification that it considers any CIC Application to be incomplete.

(e) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use reasonable best efforts to have such Governmental Authorities approve the Transactions where approval is required. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Merger Closing or after the Share Acquisition Closing, each Party shall use reasonable best efforts to arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, the Parties agree that Purchaser, the Company, any Company Subsidiary, Pubco, or any Subsidiary of Pubco shall not be required to: (i) agree to conditions imposed by any Governmental Authority or propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of the Company, any of the Company Subsidiaries, Pubco or any Subsidiary of Pubco; (ii) accept any operational restrictions, or otherwise propose, negotiate, take or commit to take actions that limit any of the Company’s or the Company Subsidiaries’ freedom of action with respect to, or Pubco’s ability to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of the Company or any of the Company Subsidiaries; (iii) commence any action against, undertake or enter into agreements with, any Governmental Authority or agree to the entry of an order by any Governmental Authority; (iv) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco; (v) terminate any relevant venture or other arrangement of the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco; or (vi) effectuate any other change or restructuring of the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco. Purchaser and Pubco shall not take or agree to take any of the foregoing actions in clauses (i) through (vi) with respect to Purchaser, the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco unless consented to in writing by the Company. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Company will, on behalf of the Parties, determine and control the strategy for dealing with any Governmental Authority in respect of obtaining or concluding the required approvals for the Transactions such Governmental Authority (including to satisfy the CIC Conditions), and Purchaser and Pubco shall act consistent with such strategy.

(f) Prior to the Share Acquisition Closing and the Merger Closing, as applicable, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Parties shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Share Acquisition Closing.

8.13 Further Assurances. Subject to Section 8.12(e), the Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14 Exclusivity. During the Interim Period, neither Purchaser nor the Company shall and each shall cause its officers, directors and other Representatives not to, directly or indirectly, (a) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly facilitate or knowingly encourage (including by means of furnishing or disclosing information), or respond to any inquiries or proposals (written or oral) by any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, in connection with any Acquisition Proposal, (b) enter into any Contract, agreement or other arrangement or understanding providing for, relating to or in connection with any Acquisition Proposal, (c) furnish or disclose any information to any Person in connection with, or that would reasonably be expected to lead to, an Acquisition Proposal, (d) commence, continue or renew any due diligence investigation regarding any Acquisition Proposal or (e) continue, assist or participate in, or knowingly facilitate or knowingly encourage, any negotiations or discussions, in connection with, or that would reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate in any way in any effort or attempt by any Person to do any of the foregoing. Each of Purchaser and the Company shall and shall cause its respective officers, directors and other Representatives to (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or any other proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) no later than three Business Days after the execution of this Agreement, request from each Person that has executed a confidentiality agreement in connection with a potential Acquisition Proposal that remains in effect the prompt return or destruction of all Purchaser Confidential Information or Company Confidential Information, as applicable, previously made available by or on behalf of Purchaser or the Company, as applicable. If either Purchaser, the Company or any of their respective Affiliates or their respective Representatives receives any inquiry or proposal with respect to any Acquisition Proposal, then Purchaser or the Company, as applicable, shall (A) promptly notify the other in writing, and in such notice shall describe the material terms and conditions of such inquiry or proposal in reasonable detail and (B) keep the other reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

8.15 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco and the Company shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the Purchaser Shareholders for the matters to be acted upon at the Special Shareholder Meeting (and if applicable, for the purpose of soliciting proxies or votes from the Purchaser Warrantholders for the matters to be acted upon at the Special Warrantholder Meeting) and providing the Purchaser Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies (i) from the Purchaser Shareholders to vote, at an extraordinary general meeting of the Purchaser Shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption, authorization and approval of this Agreement, the Merger (along with the Plan of Merger and the Cayman Merger Filing Documents), the Ancillary Documents to which Purchaser is a Party and the consummation of the Transactions by the Purchaser Shareholders in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (B), collectively, the “Shareholder Approval Matters”), and (C) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser, and (ii) if applicable, the Purchaser Warrantholders to vote at a special meeting of the Purchaser Warrantholders to be called and held for such purpose (the “Special Warrantholder Meeting”), in favor of resolutions approving (A) the Warrant Amendment, (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Warrant Amendment (the approvals described in foregoing clauses (A) to (B), collectively, the “Warrantholder Approval Matters”), and (C) the adjournment of the Special Warrantholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b) Purchaser, acting through the Purchaser Board (or a committee thereof), shall (i) make the Purchaser Recommendation (and if applicable, the Purchaser Warrantholder Recommendation) and include such Purchaser Recommendation (and if applicable, the Purchaser Warrantholder Recommendation) in the Proxy Statement, (ii) use reasonable best efforts to solicit from the Purchaser Shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters (and if applicable, from the Purchaser Warrantholders proxies or votes in favor of the Warrantholder Approval Matters), (iii) not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Recommendation (and if applicable, the Purchaser Warrantholder Recommendation) (each, a “Purchaser Adverse Recommendation Change”). If, on the date for which the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters or the Warrantholder Approval Matters, as applicable, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable; provided, that the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, without the prior written consent of the Company, (A) may not be adjourned to a date that is more than ten Business Days after the date for which the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, was originally scheduled or the most recently adjourned Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable (excluding any adjournments required by applicable Law), and (B) shall not be held later than four Business Days prior to the Outside Date. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq.

(c) Purchaser, the Company and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting, the Redemption and if applicable, the Special Warrantholder Meeting. Each of Purchaser, Pubco and the Company shall, and shall cause each of the Company Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser, the Company and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to the Purchaser Shareholders and, Purchaser shall call the Special Shareholder Meeting and if applicable, the Special Warrantholder Meeting, in accordance with the Cayman Companies Act as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the Shareholder Approval Matters and if applicable, the Warrantholder Approval Matters, obtaining the Required Shareholder Approval and if applicable, the Required Warrantholder Approval (including, if necessary, any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing the Purchaser Shareholders with the opportunity to elect to effect a Redemption and such other matters as may be mutually agreed by Purchaser and the Company.

(f) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting, the Redemption and if applicable, the Special Warrantholder Meeting.

8.16 Subscription Agreements. Prior to entry by Purchaser into any Subscription Agreements or any other agreement related to the issuance of any Purchaser Securities, unless Pubco and the Company is a party to, or otherwise consents to the terms of, any such agreement, Purchaser shall provide Pubco and the Company with each such agreement prior to its execution and provide Pubco and the Company reasonable time to review and comment thereon and shall consider in good faith any comments from Pubco and the Company with respect to any such agreement, which such agreement shall be subject to the final consent of Pubco and the Company (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser will promptly deliver to Pubco and the Company true, correct and complete copies of each of the fully executed Subscription Agreements following execution thereof, pursuant to which the PIPE Investors will have committed, subject to the terms and conditions therein, to purchase Purchaser Class A Ordinary Shares from Purchaser immediately prior to the Merger Closing. Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder in all material respects; (b) in the event that all conditions in the Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied following the Merger Closing, but subject to their satisfaction following the Merger Closing) have been satisfied, consummate the PIPE Investment immediately prior to the Merger Closing; (c) confer with the other parties regarding timing of the expected Merger Effective Time; (d) deliver notices to the counterparties to the Subscription Agreements sufficiently in advance of the Merger Closing Date to cause them to fund their obligations as far in advance of the Merger Closing Date; and (e) cause each PIPE Investor to pay to (or as directed by) Purchaser the applicable portion of its investment amount, set forth in the respective Subscription Agreement, in accordance with its terms. Purchaser shall take all actions required under the Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing the Purchaser Class A Ordinary Shares as and when required under any such Subscription Agreements. Without limiting the generality of the foregoing, Purchaser shall give Pubco and the Company prompt (and, in any event within five Business Days) written notice: (x) of any breach or default (or any event or circumstance that, with notice, could give rise to any breach or default) by any party to any Subscription Agreement known to Purchaser; (y) of the receipt of any written notice or other communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any Subscription Agreement or any provisions of any Subscription Agreement; and (z) if Purchaser does not expect to receive all or any portion of the investment amounts on the terms or in the manner contemplated by the Subscription Agreements.

8.17 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two Business Days thereafter), issue a press release in Agreed Form announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within two Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than one Business Day after the execution of this Agreement). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Share Acquisition Closing (but in any event within two Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Merger Closing and/or Share Acquisition Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

8.18 Confidential Information.

(a) The Company, Pubco and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations under this Agreement or the Ancillary Documents or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.18(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.18(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, Pubco and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations under this Agreement or the Ancillary Documents or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 8.18(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.18(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.19 Post-Closing Board of Directors and Officers of Pubco.

(a) The Parties shall take all such action within its power as may be necessary or appropriate (i) such that effective from the Share Acquisition Closing, the board of directors of Pubco (the “Initial Board”) shall be appointed or elected in accordance with, and such that, as of the Share Acquisition Closing, the Initial Board shall comply with, applicable Nasdaq rules, and as applicable, the Cayman Companies Act, and (ii) to designate and appoint to the Initial Board seven directors, (A) one of whom shall be designated by the Sponsor prior to the Share Acquisition Closing, which Person shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and shall be independent under applicable Law and the relevant rules and regulations of Nasdaq, (B) five of whom shall be designated by the Key Company Shareholder prior to the Share Acquisition Closing, which Persons shall be subject to the Sponsor’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and two of whom shall be independent under applicable Law and the relevant rules and regulations of Nasdaq, and (C) one of whom shall be designated by mutual agreement of Purchaser and the Company prior to the Share Acquisition Closing, which Person shall be independent under applicable Law and the relevant rules and regulations of Nasdaq.

(b) The executive officers and senior management of the Company immediately prior to the Share Acquisition Closing shall be, as of the Share Acquisition Closing, the executive officers and senior management of Pubco until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c) The Parties shall take all necessary action so that the members of the Purchaser Board in office immediately prior to the Merger Effective Time shall deliver duly executed releases in Agreed Form in favor of Purchaser effective as of the Merger Effective Time.

8.20 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, Pubco and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Share Acquisition Closing and continue in full force and effect for a period of six years from the Share Acquisition Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.20 shall survive the Share Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of Purchaser’s directors and officers, at or prior to the Merger Effective Time, Purchaser shall obtain, and shall fully pay the premium for, a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than 200% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Pubco and Purchaser shall, for a period of six years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder. Prior to the Merger Effective Time, Purchaser shall provide Pubco and the Company reasonable satisfactory evidence that all premiums and other costs for the D&O Tail Insurance have been fully paid by Purchaser and that such coverage is in full force and effect as of the Merger Effective Time.

8.21 Expenses; Trust Account Proceeds.

(a) During the Interim Period, each of Purchaser and the Company shall keep the other Party and the Company Shareholders Representative informed of the total amount of deferred and accrued Expenses of such Party upon written request of any Party (email being sufficient).

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Pubco either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption, shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing and (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by the issue of Pubco Securities, will be paid at the Share Acquisition Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

8.22 New Registration Rights Agreement. By no later than the Merger Closing Date, (a) Purchaser and the Sponsor shall terminate that certain Registration Rights Agreement dated April 8, 2025 by and among the Sponsor and the other “Holders” named therein (the “Sponsor Registration Rights Agreement”), and (b) Pubco, Purchaser,

the Sponsor, the IPO Investment Banks (as defined therein), the Company Advisor and the OpenPayd Holders (as defined therein) shall enter into a registration and shareholder rights agreement in substantially the form attached hereto as Exhibit F (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.

8.23 Lock-Up Agreements. At the Share Acquisition Closing, each of the Company Shareholders holding in excess of five percent of the fully-diluted equity securities of the Company shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit G hereto (each, a “Lock-Up Agreement”).

8.24 Pubco Equity Incentive Plan and Liquidity Event Plan.

(a) Prior to the Merger Closing, Pubco will approve (and the Key Company Shareholder as the sole shareholder of Pubco will approve) and adopt an equity incentive plan in form and substance reasonably acceptable to the Parties with a total pool of awards equal to 10% of the Pubco Ordinary Shares to be issued and outstanding (on a fully diluted basis) as of the Share Acquisition Closing (to be adjusted as appropriate to reflect any share splits, share dividends, reverse share splits, combinations, reorganizations, reclassifications or similar events affecting the Pubco Ordinary Shares following the consummation of the Transactions, rounded down to the nearest whole share), with such changes or modifications thereto as the Company and Pubco may mutually agree (the “Pubco Equity Incentive Plan”). Within seven Business Days following the expiration of the 60 day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco will file an effective registration statement on Form S-8 (or other applicable form) with respect to Pubco Ordinary Shares issuable under the Pubco Equity Incentive Plan.

(b) Prior to the Merger Closing, Pubco will approve (and the Key Company Shareholder as the holder of a majority of the issued and outstanding Company Shares and as the sole shareholder of Pubco will approve) and adopt a liquidity event plan (the “Liquidity Event Plan”) for the Relevant Beneficiaries holding Class B ordinary shares and/or Class C ordinary shares of the Company as designated on Schedule 1 (the “Participating Shareholders”) which shall provide that: (i) each Participating Shareholder shall have the right, exercisable during the six-month period commencing on the date that such Pubco Ordinary Shares become freely tradeable by such Participating Shareholder (the “Exercise Period”), to require Pubco to purchase up to 15% of the Pubco Ordinary Shares held by such Participating Shareholder at a purchase price of $7.50 per share (subject to such adjustments as the Pubco Board may approve) (each, a “Put Option”); (ii) the aggregate amount payable by Pubco in respect of all Put Options exercised by the Participating Shareholders shall not exceed $10,000,000 (the “Put Option Cap”), and Pubco’s obligation to honor any exercise of a Put Option shall in all cases be subject to the Pubco Board’s determination, acting in good faith, that the satisfaction of such Put Options would not adversely affect Pubco’s ability to continue as a going concern; provided, that if the aggregate purchase price payable in respect of validly exercised Put Options would exceed the Put Option Cap, the Pubco Board may, in its sole discretion, approve payment of such excess amount and, if such excess payment is not so approved, the number of shares subject to each exercising Participating Shareholder’s Put Option shall be reduced on a pro rata basis (based on the number of Pubco Ordinary Shares each such Participating Shareholder elected to put) such that the aggregate purchase price payable does not exceed the Put Option Cap; (iii) Pubco shall have the right during the Exercise Period, on such terms as the Pubco Board may approve, to purchase from each Participating Shareholder up to 15% of the Pubco Ordinary Shares held by such Participating Shareholder at a purchase price of $12.50 per share (subject to such adjustments as the Pubco Board may approve) (each, a “Call Option”); and (iv) as a condition to participating in the Liquidity Event Plan, each Participating Shareholder shall be required to execute and deliver to Pubco at or prior to the Share Acquisition Closing definitive documentation evidencing its election to participate in the Liquidity Event Plan, including its agreement to be subject to the terms of both the Put Option and the Call Option (the “Liquidity Event Participation Agreements”), in each case, subject to and in accordance with applicable Law.

(c) From and after the execution of this Agreement until the Share Acquisition Closing, the Company and Pubco shall use commercially reasonable efforts to enter into Liquidity Event Participation Agreements with each Participating Shareholder that elects to participate in the Liquidity Event Plan, on terms consistent with the Liquidity Event Plan and otherwise reasonably acceptable to Pubco and the Company.

8.25 Schedule Update. At least three (3) Business Days prior to the Merger Closing, the Company shall prepare and deliver to Purchaser and Pubco an updated Schedule 1 setting forth the Company Beneficial Owners, including any person who has or shall become as of the Share Acquisition Closing a Relevant Beneficiary of Company Shares in connection with the Phantom Plan Modifications (as defined in the Company Disclosure Schedules), as of such date, the calculation of the Per Share Merger Consideration Value and the calculation of the Company Advisor Transaction Fee Amount (the “Schedule Update”), which such Schedule Update shall be deemed to be an amendment to this Agreement for all purposes hereof and each reference to Schedule 1 in this Agreement shall thereafter refer to Schedule 1 as amended by such Schedule Update.

8.26 Warrant Amendment. As promptly as practicable following the execution of this Agreement, but in any event, no later than ten Business Days following the date that the Registration Statement “clears” comments from the SEC, the Parties will use their respective reasonable best efforts to enable Purchaser to redeem or repurchase all of the issued and outstanding Purchaser Warrants (other than any Purchaser Private Warrants representing the Transferred Warrants) at a price per Purchaser Warrant mutually acceptable to Purchaser and the Company, or such other treatment as mutually agreed between Purchaser and the Company, prior to or concurrently with the Share Acquisition Closing, it being understood that such redemption or repurchase (or other treatment) may be effected by Purchaser by way of an amendment to the Warrant Agreement (the “Warrant Amendment”). After determination of the Warrant Amendment, (a) Purchaser, the Company and Pubco shall jointly prepare any amendments necessary to the Registration Statement containing the Proxy Statement to include the Warrant Amendment for purposes of soliciting proxies or votes from the Purchaser Warrantholders to approve the Warrant Amendment and (b) Purchaser shall solicit and obtain from the Sponsor and the other holders of Purchaser Private Warrants, written consent approving the Warrant Amendment with respect to the Purchaser Private Warrant. Such Warrant Amendment shall be submitted to the Purchaser Board, at a duly called and held meeting or in writing by way of a unanimous written resolution as permitted by Purchaser’s Organizational Documents, seeking (i) determination that the Warrant Amendment is advisable, fair to and in the best interests of Purchaser and the Purchaser Warrantholders in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the Warrant Agreement, (ii) approval of the Warrant Amendment, (iii) recommendation that the Purchaser Warrantholders vote in favor of the Warrant Amendment in accordance with the Purchaser’s Organizational Documents, the Cayman Companies Act and the Warrant Agreement (the “Purchaser Warrantholder Recommendation”), and (iv) direction that Warrantholder Approval Matters be submitted to the Purchaser Warrantholders for their approval.

8.27 Capital Commitment Efforts. From and after the execution of this Agreement, Purchaser shall use its reasonable best efforts to procure, and shall deliver to Pubco and the Company on or prior to the date that is ten Business Days following the date that the Registration Statement “clears” comments from the SEC, (a) definitive written agreements, in the form of Subscription Agreements with PIPE Investors and/or non-redemption agreements with holders of Purchaser Class A Ordinary Shares (the “Non-Redemption Agreements”), providing, in the aggregate, for Available Financing Proceeds in an amount equal to or exceeding the Minimum Proceeds Amount and (b) a written statement from the Purchaser’s investment banker (the “Investor Summary”) identifying any third party investors that have, in privately negotiated transactions, agreed to acquire Purchaser Class A Ordinary Shares from holders thereof who would elect to tender such Purchaser Class A Ordinary Shares for Redemption in connection with the Transactions, and that have, as a condition to such acquisition, agreed not to tender such Purchaser Class A Ordinary Shares for Redemption (the “Traded In Shareholders”). The Investor Summary shall identify each Traded In Shareholder that has acquired a block of Purchaser Class A Ordinary Shares having a value of not less than $1,000,000 at a price per share greater than 110% of the Redemption Price (the “Qualified Traded In Shareholders”). The review and consent rights of Pubco and the Company with respect to Subscription Agreements set forth in Section 8.16 shall apply mutatis mutandis to any Non-Redemption Agreement entered into pursuant to this Section 8.27.

ARTICLE IX

SURVIVAL

9.1 Survival. None of the representations, warranties, covenants obligations or other agreements of Pubco, Purchaser, the Company and the Company Shareholders contained in this Agreement or in any other Ancillary Document (including all schedules and exhibits hereto and thereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Share Acquisition Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Share Acquisition Closing and (b) Fraud Claims, which shall survive the Share Acquisition Closing indefinitely.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible by Law) by the Company, Pubco and Purchaser of the following conditions:

(a) Governmental Consents. Any Consents of or with the Governmental Authorities set forth on Schedule 2 required to be obtained in connection with the consummation of the Transactions shall have been obtained (the “CIC Conditions”).

(b) Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the Purchaser Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the Purchaser Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of Purchaser’s Organizational Documents and the Cayman Companies Act (the “Required Shareholder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Listing. The Pubco Ordinary Shares and the Pubco Warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.2 Conditions to Obligations of the Company, Pubco and the Company Shareholders. In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco where permissible by Law) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Purchaser set forth in Section 4.5 (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) All of the other Purchaser Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser that is continuing and uncured.

(d) Governmental Approvals. The Parties shall have received all Consents of or with any Governmental Authority as set forth in Section 5.3.

(e) Officer’s Certificate. Purchaser shall have delivered to Pubco, the Company and the Company Shareholders a certificate, duly executed by an authorized officer of Purchaser, dated as of the Merger Closing Date, confirming that the conditions set forth in Sections 10.2(a), 10.2(b) and 10.2(c) have been satisfied.

(f) Aggregate Transaction Proceeds. The Aggregate Transaction Proceeds shall be at least equal to $130,000,000 (the “Minimum Proceeds Amount”); provided, however, that the Minimum Proceeds Amount shall be (i) reduced dollar for dollar for (A) any reduction in the Company Transaction Expenses set forth on Schedule 3 and (B) the amount, if any, by which $3,000,000 exceeds the Purchaser Transaction Expenses (exclusive of the Deferred Underwriting Commissions) and (ii) increased dollar for dollar for the amount, if any, by which the Purchaser Transaction Expenses (exclusive of the Deferred Underwriting Commissions) exceed $3,000,000.

10.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser where permissible by Law) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Pubco set forth in Section 5.5 (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) All of the other Pubco Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of Pubco set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco.

(iv) The representations and warranties of the Company set forth in Section 6.3 (Capitalization) and the representations and warranties of the Company Shareholders set forth in Section 7.3 (Ownership) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v) All of the other Company Fundamental Representations and the Company Shareholders Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(vi) All of the other representations and warranties of the Company and the Company Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company or the Company Shareholders, as applicable.

(b) Agreements and Covenants. Pubco, the Company and the Company Shareholders shall have performed or caused to be performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company that is continuing and uncured.

(d) Share Acquisition Closing Deliveries. The Company Shareholders shall have delivered to Purchaser copies of the documents listed in Section 2.3(a) (save to the extent waived by Purchaser, acting reasonably).

(e) Officer’s Certificate.

(i) Pubco shall have delivered to Purchaser a certificate, duly executed by an authorized signatory of Pubco, dated as of the Merger Closing Date, confirming that the conditions set forth in Sections 10.3(a) and 10.3(b) with respect to Pubco have been satisfied.

(ii) The Company shall have delivered to Purchaser a certificate, duly executed by an authorized officer of the Company, dated as of the Merger Closing Date, confirming that the conditions set out in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to the Company have been satisfied.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Pubco) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE XI

TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Merger Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by either Purchaser or the Company to the other if any of the conditions set forth in ARTICLE X have not been satisfied or waived by December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Merger Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in each case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company, Pubco or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e) by written notice by Purchaser to the Company if (i) there has been a material breach by the Company, Pubco or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in each case which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied;

(f) by written notice by the Company to Purchaser if there has been a Purchaser Adverse Recommendation Change;

(g) by written notice by either Purchaser or the Company to the other if the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, is held (including any adjournment or postponement thereof) and has concluded, the Purchaser Shareholders or the Purchaser Warrantholders, as applicable, have duly voted, and the Required Shareholder Approval or the Required Warrantholder Approval, as applicable, was not obtained;

(h) by written notice by the Company to Purchaser if the condition set forth in Section 10.2(f) fails to be satisfied; or

(i) by written notice by the Company to Purchaser if Purchaser shall have failed to deliver the Subscription Agreements and/or Non-Redemption Agreements, providing for, when taken together with the proceeds available in the Trust Account in respect of Purchaser Class A Ordinary Shares held by Qualified Traded In Shareholders identified on the Investor Summary, Available Financing Proceeds equal to or exceeding the Minimum Proceeds Amount within the period required by Section 8.27.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.17, 8.18, 11.3, 12.1, ARTICLE XIII, and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or in respect of any Fraud Claim or (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3 Fees and Expenses. Subject to Section 12.1, unless otherwise provided for in this Agreement or the Sponsor Support Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the Transactions. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination. On the Share Acquisition Closing Date, Pubco shall pay any unpaid Company Transaction Expenses and any Purchaser Transaction Expenses (including any Stamp Duty in connection with the Transactions). Notwithstanding the foregoing, all fees, costs and expenses (including filing fees and printer costs) paid or payable by a Party or any of its Affiliates as a result of or in connection with or arising from filing the Registration Statement with the SEC shall be shared equally between the Company and Purchaser.

ARTICLE XII

WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser Shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Purchaser Shareholders in the event they elect to redeem their shares of Purchaser Class A Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination; (b) to the Purchaser Shareholders if Purchaser fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.

12.2 Release and Covenant Not to Sue. Without prejudice to Section 8.20, effective as of the Share Acquisition Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Share Acquisition Closing or on account of or arising out of any matter occurring on or prior to the Share Acquisition Closing. From and after the Share Acquisition Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to (a) any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document, (b) any rights of any director, officer or employee of any Target Company to indemnification or reimbursement from a Target Company, whether pursuant to the Organizational Documents of a Target Company, Contract or otherwise, (c) the Benefit Plans of the Target Companies, in any Releasing Person’s capacity as an employee or other applicable service provider of the Target Companies, (d) any entitlement to salary, bonuses, or other compensation (including any severance, change of control, retention, or other similar compensation) earned or accrued by or for the benefit of any Releasing Person before or as of the Share Acquisition Closing in respect of services performed by the Releasing Person as an employee, consultant, officer, advisor, manager or director of the Target Companies prior to the Share Acquisition Closing, and any reimbursable expenses to the extent not paid by the Target Companies before the Share Acquisition Closing, or (e) any claim which may not be waived as a matter of applicable Law, including but not limited to Fraud Claims or the Releasing Person’s right to file a charge with or participate in a charge by any Governmental Authority that is authorized to enforce or administer Laws related to employment.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (having obtained electronic delivery confirmation thereof), (c) by reputable, internationally recognized overnight courier service, or (d) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Share Acquisition Closing, to: Titan Acquisition Corp. 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to the Purchaser Representative to: Titan Acquisition Sponsor Holdco LLC 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com

If to the Company at or prior to the Share Acquisition Closing, to:

OpenPayd Holdings Limited

The Bower

207-211 Old Street

London, England, EC1V 9NR

Attn: Iana Dimitrova

Email: iana.dimitrova@openpayd.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to Pubco at or prior to the Share Acquisition Closing, to:

OpenPayd Global Holdings Limited

c/o Maples Corporate Services Limited

PO Box 309

Ugland House, Grand Cayman

KY1-1104, Cayman Islands

Attn: Ozan Özerk

Email: ozan.ozerk@openpayd.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Company Shareholders Representative or the Company Shareholders, to:

The Bower

207-211 Old Street

London, England, EC1V 9NR

Attn: Ozan Özerk

Email: ozan.ozerk@openpayd.com

Zedra Trust Company (Guernsey) Limited

Registered Number: 24531
Registered Office: First Floor, Le Marchant

House, Le Truchot, St Peter Port, GY1 1GR,

Guernsey, Channel Islands
Attn: Nicola Brown and Simon Falla

Email: nicola.brown@zedra.com;

simon.falla@zedra.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to Pubco, Purchaser, or the Company after the Share Acquisition Closing, to:

OpenPayd Global Holdings Limited
c/o Maples Corporate Services Limited
PO Box 309
Ugland House, Grand Cayman
KY1-1104, Cayman Islands
Attn: Iana Dimitrova
Email: iana.dimitrova@openpayd.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.20 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.4. For purposes of this Section 13.4, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

13.5 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.6 Exclusive Remedy. Except as expressly set out in this Agreement, the only right or remedy of Purchaser in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any Ancillary Document shall be for breach of this Agreement or the relevant Ancillary Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Ancillary Document, the only remedy shall be a claim for damages in respect of such breach. Except as expressly set out in this Agreement, Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after the Merger Closing and/or the Share Acquisition Closing, and Purchaser waives any rights of rescission or termination it may have. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 13.6 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.15(d) and Section 13.16(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company, the Purchaser Representative and the Company Shareholders Representative.

13.9 Waiver. Subject to the following sentence, each of Purchaser, Pubco and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may seek to (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

13.10 Disclosure Schedules. The Purchaser Disclosure Schedules and the Company Disclosure Schedules (collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Purchaser Disclosure Schedules or the Company Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Schedule, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedule shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Schedule only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.11 Entire Agreement. This Agreement and the Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document.

13.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP (in respect of Purchaser) or IFRS (in respect of the Company), or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(h) the term “or” means “and/or”;

(i) the word “day” means calendar day unless Business Day is expressly specified;

(j) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Share Acquisition Closing, provided, that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(k) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(l) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(m) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(n) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(o) references to any United States or English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than the United States or England (as applicable) be deemed to include what most nearly approximates in that jurisdiction to the United States or English legal term;

(p) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(q) each of the Exhibits to this Agreement shall form a part of this Agreement;

(r) all representations, warranties, covenants, agreements and obligations given or entered into by more than one Company Shareholder under this Agreement are given or entered into severally (and thus not jointly and not jointly and severally) and accordingly the liability of each Company Shareholder in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach;

(s) reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of 12 months immediately prior to the date of this Agreement; and

(t) any reference to the “Target Companies” shall only be deemed to include MSB, together with each of its Subsidiaries, from and after the MSB Completion.

Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the Data Room or other electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

13.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

13.15 Company Shareholders Representative.

(a) As of the date hereof, the Key Company Shareholder (the “Company Shareholders Representative”) is appointed and empowered to act as representative by and for the benefit of the Company Shareholders and the Company Beneficial Owners as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the Transactions or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Company Shareholders or Company Beneficial Owners, as applicable, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) (A) disputing or refraining from disputing, on behalf of the Company Shareholders and the Company Beneficial Owners relative to any amounts to be received or paid by the Company Beneficial Owners under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders or Company Beneficial Owners, as applicable, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders or Company Beneficial Owners, as applicable, any settlement agreement, release or other document with respect to such dispute or remedy; and (vi) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders or Company Beneficial Owners, as applicable, in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorization as the Company Shareholders Representative under this Agreement.

(b) The Purchaser Representative, Purchaser and Pubco may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders and the Company Beneficial Owners hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and neither the Company Shareholders nor the Company Beneficial Owners shall have any cause of action against the Purchaser Representative, Pubco, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders or the Company Beneficial Owners for any allocation or distribution among the Company Beneficial Owners of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.

(c) The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser or Pubco pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders or any Company Beneficial Owner, in his capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders, Company Beneficial Owners or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, or for any indirect, punitive, special or consequential damages.

(d) If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfil his responsibilities as representative and agent of Company Shareholders and Company Beneficial Owners, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders and the Company Beneficial Owners, then the Company Beneficial Owners shall, within 10 days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.

13.16 Purchaser Representative.

(a) By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor (the “Purchaser Representative”) as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Share Acquisition Closing in connection with: (i) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (ii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Share Acquisition Closing consideration adjustment or indemnification claim; and (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.16 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.16 shall survive the Share Acquisition Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon 10 days’ prior written notice to Pubco, Purchaser, the Company and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

13.17 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Winston & Strawn LLP (“Winston”) may have, prior to the Share Acquisition Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Winston will be permitted in the future, after the Share Acquisition Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Company Shareholders hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Winston’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Purchaser, the Company and/or the Company Shareholders or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Winston of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Winston with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Share Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Allen Overy Shearman Sterling LLP (“AOS”) may have, prior to the Share Acquisition Closing, jointly represented the Company and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, the Company Shareholders and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, AOS will be permitted in the future, after the Share Acquisition Closing, to represent Pubco, the Company, the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Sponsor, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Purchaser and the Sponsor hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with AOS’s future representation of one or more of Pubco, the Company, the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Purchaser and/or the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by AOS of Pubco, the Company, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of AOS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Share Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, the Company Shareholders, Pubco or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

13.18 Payments. Unless required by applicable law or otherwise agreed, any payments made pursuant to this Agreement shall be made in full, without any set off, counterclaim and without any deduction or withholding for Taxes.

13.19 Matters Related to Zedra Trust Shareholder.

(a) The Parties acknowledge and agree that the Zedra Trust Shareholder enters into this Agreement and the Ancillary Documents to which it is a party solely in its capacity as nominee for and on behalf of the Relevant Beneficiaries.

(b) Without prejudice to Section 9.1, Section 12.2 and Section 13.14, the aggregate Liability of the Zedra Trust Shareholder under this Agreement and the Ancillary Documents arising from or in connection with its role as nominee shall in no event exceed the value of the assets then held by the Zedra Trust Shareholder on behalf of the Relevant Beneficiaries.

(c) It is acknowledged and agreed that the obligations or Liabilities that may arise under or in connection with this Agreement or any Ancillary Document shall not impose any personal Liability on the Zedra Trust Shareholder, its officers, employees or the respective heirs, successors, personal representatives and estates of the Zedra Trust Shareholder and each of their respective officers and employees.

ARTICLE XIV

DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Company Financials for the calendar years ended April 30, 2024 and April 30, 2025.

“Acquisition Proposal” means, with respect to any Party, any proposal or offer (whether binding or non-binding) by any Person or group (other than a Party to this Agreement or any of their respective Affiliates) relating to, in a single transaction or series of related transactions: (a) any merger, amalgamation, scheme, consolidation, share exchange, business combination or similar transaction involving such Party or any of its Subsidiaries; (b) any acquisition of, tender offer or exchange offer for, or other transaction resulting in any Person or group acquiring, directly or indirectly, beneficial ownership of 50% or more of any class of equity securities of such Party or any of its material Subsidiaries; (c) any acquisition, sale, lease, transfer, exclusive license or other disposition of assets (including equity interests of Subsidiaries) of such Party and its Subsidiaries that, individually or in the aggregate, constitute 50% or more of the consolidated assets of such Party and its Subsidiaries (measured by book value) or 50% or more of the consolidated revenues of such Party and its Subsidiaries; or (d) any liquidation, dissolution, recapitalization or similar extraordinary transaction involving such Party or any of its material Subsidiaries; provided, that (i) with respect to Purchaser, an “Acquisition Proposal” shall be deemed to include any transaction constituting a “Business Combination” (as defined in Purchaser’s Organizational Documents), and (ii) none of this Agreement, the Ancillary Documents or the Transactions shall constitute an Acquisition Proposal.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Share Acquisition Closing.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by Purchaser as of the Share Acquisition Closing from the Trust Account in connection with the Transactions (which proceeds shall, for the avoidance of doubt, be determined after giving effect to the Redemption) and (b) the Available Financing Proceeds.

“Agreed Form” means, in relation to any document, the form of that document which has been agreed in writing (including by e-mail) by Purchaser and the Company to be the agreed form of such document, with such customary and reasonable changes as Purchaser and the Company may mutually agree in writing (including by e-mail) before Share Acquisition Closing.

“Ancillary Documents” means each agreement, instrument or document including the Subscription Agreements, the Transaction Support Agreements, the Plan of Merger, the Non-Competition Agreement, the Amended Pubco Charter, the Disclosure Schedules, the New Registration Rights Agreement, the Lock-Up Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Available Financing Proceeds” shall equal, as of the Share Acquisition Closing, the unrestricted net cash proceeds to be received by Purchaser prior to or substantially concurrently with the Share Acquisition Closing resulting from the PIPE Investment (which shall exclude (a) the proceeds of any convertible notes or other convertible instruments of Purchaser, (b) any amounts available or drawn under any equity lines of credit or similar arrangements and (c) any forward purchase agreements or future commitments or similar agreements, unless and solely to the extent, in each case of clause (b) and (c), the holder thereof has irrevocably and unconditionally funded to Purchaser such amounts as of the Share Acquisition Closing and such amounts are not subject to any right of return, redemption, payment, clawback or offset in respect of such holder).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee (or their dependents) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective, including (a) in respect of Purchaser (i) the approval of the Merger by a majority of at least two-thirds of the votes of those shareholders of Purchaser entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the shareholders of Purchaser, (ii) the approval of the Merger by Purchaser Board, (iii) the declaration and undertaking by a director of Purchaser in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (iv) approval of the Plan of Merger by a director of Purchaser, and (v) a certificate of good standing of Purchaser dated as at a recent date; and (b) in respect of Pubco, (i) the approval of the Merger by the Key Company Shareholder as the sole shareholder of Pubco by way of special resolution, (ii) the approval of the Merger by the Pubco Board, (iii) the declaration and undertaking by a director of Pubco in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, (iv) approval of the Plan of Merger by a director of Pubco, and (v) a certificate of good standing of Pubco dated as at a recent date.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“CIC Applications” means any notice or other application filed with the applicable Governmental Authority in connection with satisfying the CIC Conditions.

“CIC Conditions” means the conditions set out in Schedule 2.

“Closing Number of Shares” means the Pubco Ordinary Shares to be issued to each Company Beneficial Owner as part of that Person’s entitlement to the Company Shareholder Merger Consideration, which shall, in relation to each Company Beneficial Owner, be a number of Pubco Ordinary Shares equal to the quotient of that Company Beneficial Owner’s Company Shareholder Merger Consideration divided by the Redemption Price rounded down to the nearest whole Pubco Ordinary Share.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Advisor” means Anne Martina Limited.

“Company Advisor Transaction Fee Amount” means that certain fee payable to the Company Advisor upon the consummation of the Transactions as calculated pursuant to the terms set forth on Schedule 1.

“Company Advisor Transaction Fee Shares” means the Pubco Ordinary Shares to be issued to the Company Advisor in satisfaction of the Company Advisor’s entitlement to the Company Advisor Transaction Fee Amount, which shall be paid in a number of Pubco Ordinary Shares equal to the quotient of the Company Advisor Transaction Fee Amount divided by the Redemption Price rounded down to the nearest whole Pubco Ordinary Share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement, or (b) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Representations” means the representations and contained in Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Company Subsidiaries), 6.5 (Governmental Approvals) and 6.27 (Finders and Brokers).

“Company IP Licenses” means, collectively, (a) the Material Inbound Licenses and (b) the Material Outbound Licenses.

“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP contained in Section 6.13(a)(i) of the Company Disclosure Schedules.

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

“Company Shareholders’ Agreement” means the shareholder agreement between the Key Company Shareholder and the Company dated October 4, 2018 as amended from time to time.

“Company Shareholders Fundamental Representations” means the representations and warranties contained in Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals) and 7.9 (Finders and Brokers).

“Company Shares” means the 1,000,000 Class A ordinary shares, 149,604 Class B ordinary shares, 51,228 Class C ordinary shares, 8,121 Class D ordinary shares, in each case, of £0.0001 each in the Company, all of which have been fully paid.

“Company Software” means the Software owned by the Target Companies.

“Company Subsidiaries” means each Subsidiary of the Company.

“Company Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Company or the Company Shareholders, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all written binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, covenants not to sue, co-existence agreements, consent to use agreements, settlement agreements, franchises, leases and other instruments or obligations of any kind (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Controller” means any person that will, as a result of the Transactions, acquire control over the Persons set forth on Schedule 2.

“Copyrights” means any copyrights, including in works of authorship, copyrights and mask works, including all renewals and extensions, copyright registrations, applications for registration and renewal, and non-registered copyrights.

“Data Protection Laws” means the following legislations to the extent applicable: (a) General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”); (b) the GDPR, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”) (c) any national Law supplementing the GDPR, the UK GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018; and (d) any other data protection, privacy or cybersecurity Laws applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

“Data Room” means either the electronic data room hosted by Onehub titled “Redwood” or the electronic collaboration site hosted by Allen Overy Shearman Sterling US LLP titled “Project Redwood” made available to Purchaser no less than two Business Days prior to the date of this Agreement comprising the actual copies of documents and other information relating to the Target Companies made available to Purchaser online.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express representation or warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.

“Exchange Shares” means an aggregate number of Pubco Ordinary Shares to be issued as part of the Share Acquisition in accordance with Section 2.2.

“fairly disclosed” means disclosed by the Company Disclosure Schedules or the Purchaser Disclosure Schedules (as applicable) in such detail (taking into account, in respect of the Company Disclosure Schedules, specific documents in the Data Room specifically identified by the relevant specific disclosure in the Company Disclosure Schedules, if applicable) as would reasonably be required by a reasonable person to make an assessment of the nature and extent of the exceptions to the relevant representation or warranty that the Company or Purchaser (as applicable) has disclosed.

“Fraud Claim” means any claim based in whole or in part upon fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, or solely in the case of the UK Subsidiaries, United Kingdom generally accepted accounting practice.

“Governmental Authority” means any U.S. or foreign national or federal, state, local, supranational, tribunal, country, municipal or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, board, or other similar dispute-resolving panel or body exercising any regulatory, judicial or other governmental powers.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a non-disclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses, the Purchaser Transaction Expenses, and in the case of any Target Company only, any obligation owed to a customer in the provision of e-money or payment services in the ordinary course of business, as applicable.

“Infringement” or “Infringe” shall mean that a given activity infringes, misappropriates, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all Patents, Trademarks, internet domain names, Copyrights (including in Software and databases), design rights, moral rights, database rights, Trade Secrets, in all cases whether registered or unregistered; all other forms of protection having an equivalent nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of the Purchaser Ordinary Shares and the Purchaser Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of April 8, 2025, and filed with the SEC on April 10, 2025 (File No. 333- 285659).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, owned by any Target Company (including for hosting or colocation).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003 (United Kingdom).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the individuals identified on Section 14.1(a) of the Company Disclosure Schedules, (b) Purchaser, the actual knowledge of the individuals identified on Section 14.1(b) of the Purchaser Disclosure Schedules, or (c) the Company Shareholders, the actual knowledge of the individuals identified on Section 14.1(c) of the Company Disclosure Schedules. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due. For the avoidance of doubt, “Liabilities” excludes any obligation (a) owed by any Target Company to a customer, or (b) to maintain regulatory capital or other prudential reserves in compliance with Law; in each case, where those obligations arise in the provision of e-money or payment services in the ordinary course of business.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its Subsidiaries to consummate the Transactions; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities (including changes in interest rates) markets or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions events or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed changes in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including earthquakes, hurricanes and tornados), civil unrest or terrorism; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; and (ix) in respect of the Company, any action taken by, or at the written request of, Purchaser and in respect of Purchaser or Pubco, any action taken by, or at the written request of, the Company; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) and (vii) (as applicable) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a materially adverse and disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger Consideration” means an amount equal to $800,000,000.

“MSB Acquisition Agreement” means that certain share purchase agreement, dated as of December 23, 2025, a copy of which has been delivered to Purchaser, pursuant to which, among other things, the Company has agreed to acquire all the issued and outstanding shares of MS Business Malta Holdings Limited (“MSB”).

“MSB Acquisition” means the consummation of the transactions contemplated by the MSB Acquisition Agreement.

“MSB Completion” means the “Completion” (as defined in the MSB Acquisition Agreement) of the MSB Acquisition in accordance with the MSB Acquisition Agreement.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, certificate of incorporation, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated from time to time.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, reexaminations, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration Value” means, with respect to each Company Share, the value per Company Share set forth opposite the applicable class of Company Share in Schedule 1 to this Agreement, such values being calculated in accordance with Schedule 1 and such that the aggregate of all Company Shareholder Merger Consideration payable to the Company Beneficial Owners equals (a) the Merger Consideration minus (b) the Company Advisor Transaction Fee Amount.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the use of the assets of a Person as currently used in the conduct of such Person’s business, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice or (g) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Phantom Incentive Plans” means each of the phantom incentive plan rules of the Company and related Phantom Award agreements applicable (a) in respect of Phantom Awards granted before July 4, 2022 and held by Phantom Award Holders who ceased to be employed by the Target Companies before July 4, 2022 and (b) in respect of all Phantom Awards other than those granted before July 4, 2022 and held by Phantom Award Holders who ceased to be employed by the Target Companies before July 4, 2022.

“Pubco Fundamental Representations” means the representations and warranties contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Governmental Approvals), 5.5 (Capitalization) and 5.7 (Finders and Brokers).

“Pubco Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Pubco.

“Pubco Ordinary Shares Consideration” means the Pubco Ordinary Shares issued pursuant to Section 1.14(a).

“Pubco Preferred Shares” means the preferred shares, with $0.0001 par value per share, of Pubco.

“Pubco Private Warrant” means each one warrant of Pubco entitling the holder thereof to purchase one Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Pubco Public Warrant” means each one warrant of Pubco entitling the holder thereof to purchase one Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the memorandum and articles of association of Purchaser, as amended and/or restated from time to time, and in effect under the Cayman Companies Act.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, with par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, with par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement, or (b) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Share Acquisition Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Governmental Approvals), 4.5 (Capitalization) and 4.16 (Finders and Brokers).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively.

“Purchaser Private Warrant” means each one warrant of Purchaser entitling the holder thereof to purchase one Purchaser Class A Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Purchaser Public Units” means the units of Purchaser, each unit consisting of one Purchaser Class A Ordinary Share and one-half of one Purchaser Public Warrant.

“Purchaser Public Warrant” means each one warrant of Purchaser entitling the holder thereof to purchase one Purchaser Class A Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Purchaser Securities” means the Purchaser Class A Ordinary Shares, the Purchaser Class B Ordinary Shares, the Purchaser Public Warrants and the Purchaser Private Warrants, collectively.

“Purchaser Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts and (b) any Stamp Duty in connection with the Transactions.

“Purchaser Warrantholders” means the holders of Purchaser Warrants.

“Purchaser Warrants” means the Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Class A Ordinary Share is redeemed, as determined in accordance with Purchaser’s Organizational Documents and the IPO Prospectus.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Date” means (a) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (b) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Warrantholder Approval” means the approval of the Warrantholder Approval Matters that are submitted to the vote of the Purchaser Warrantholders at the Special Warrantholder Meeting in accordance with the Proxy Statement by the requisite vote of the Purchaser Warrantholders at the Special Warrantholder Meeting in accordance with the Proxy Statement and the applicable provisions of Purchaser’s Organizational Documents, the Cayman Companies Act and the Warrant Agreement.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any computer software programs, whether in source code or object code form, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Stamp Duty” means any stamp, stamp duty, stamp duty reserve tax or other documentary, registration or transfer Taxes (including, for the avoidance of doubt any real estate transfer taxes), in the nature of tax directly or indirectly imposed, collected or assessed by, or payable to (whether directly or indirectly), a Governmental Authority in relation to the agreement to transfer or the transfer of ownership or title to property and all penalties and interest included in or relating to any of the above.

“Stock Price Level” means, for any applicable trading day, the dollar volume weighted average price during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) of (a) the Pubco Ordinary Shares on the Nasdaq or (b) the Purchaser Class A Ordinary Shares on the Nasdaq, as applicable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all forms of taxation, whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, gross receipts, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, services, occupation, contributions due in relation to the payment of compensation to employees, franchise or values or other reference and statutory, governmental, state, federal, provincial, notarial, local, foreign, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and of any jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, algorithms, models, data, data analytics, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” shall mean the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 8, 2025, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“UK Companies Act” means the Companies Act 2006.

“UK Subsidiaries” means the Company, SettleGo Solutions Limited (company registration number 09570221), and OpenPayd Services Limited (company registration number 11567451), and a “UK Subsidiary” means any one of them.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 8, 2025, by and between the Purchaser and Continental Stock Transfer & Trust Company, as amended from time to time.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

Agreement	Preamble
Antitrust Laws	Section 8.12(b)
AOS	Section 13.17(b)
Business	Recitals
Business	Recitals
Business Combination	Section 12.1
Call Option	Section 8.24(b)
CIC Conditions	Section 10.1(a)
Closing Filing	Section 8.17(b)
Closing Press Release	Section 8.17(b)
Closing Statement	Section 3.1(b)
Company	Preamble
Company Beneficial Owners	Preamble
Company Benefit Plan	Section 6.20(a)
Company Board	Recitals
Company Certificates	Section 2.3(b)
Company Disclosure Schedules	ARTICLE VI
Company Financials	Section 8.7(a)
Company Permits	Section 6.10
Company Real Property Leases	Section 6.16

Company Registered IP	Section 6.13(a)
Company Shareholder Merger Consideration	Section 2.2
Company Shareholders	Preamble
Company Shareholders Representative	Section 13.15(a)
D&O Indemnified Persons	Section 8.20(a)
D&O Tail Insurance	Section 8.20(b)
Deferred Underwriting Commissions	Section 4.20
Dispute	Section 13.4
Dissenting Purchaser Shares	Section 1.6(f)
Dissenting Purchaser Shareholders	Section 1.6(f)
Earnout Shares	Recitals
Enforceability Exceptions	Section 4.2
Environmental Permits	Section 6.21(a)
Exercise Period	Section 8.24(b)
Expenses	Section 11.3
Extension	Section 8.3(a)
Federal Securities Laws	Section 8.10
FIRPTA Certificate	Section 1.11(b)
Interim Period	Section 8.1(a)
Investor Summary	Section 8.27
Key Company Shareholder	Recitals
Liquidity Event Participation Agreements	Section 8.24(b)
Liquidity Event Plan	Section 8.24(b)
Lock-Up Agreement	Section 8.23
Management Accounts	Section 6.7(a)
Material Inbound Licenses	Section 6.12(a)(x)
Material Outbound Licenses	Section 6.12(a)(xii)
Merger	Recitals
Merger Closing	Section 3.2
Merger Closing Date	Section 3.2
Merger Effective Time	Section 1.2
Minimum Proceeds Amount	Section 10.2(f)
MSB	Definitions
New Registration Rights Agreement	Section 8.22
Nominee Agreement	Section 7.4
Non-Competition Agreement	Recitals
Non-Redemption Agreement	Section 8.27
OFAC	Section 4.17(c)
OFSI	Section 4.17(c)
Outside Date	Section 11.1(b)
Participating Shareholders	Section 8.24(b)
Party or Parties	Preamble
Phantom Award Holders	Section 2.5
Phantom Award Settlements	Section 2.5
Phantom Awards	Section 2.5
PIPE Investment	Recitals
PIPE Investors	Recitals
Plan of Merger	Section 1.1
Properties	Section 6.16
Proxy Statement	Section 8.15(a)
Pubco	Preamble
Pubco Board	Recitals

Pubco Equity Incentive Plan	Section 8.24(a)
Pubco Financials	Section 8.7(b)
Purchaser	Preamble
Purchaser Adverse Recommendation Change	Section 8.15(b)
Purchaser Board	Recitals
Purchaser Disclosure Schedules	ARTICLE IV
Purchaser Earnout Shares	Recitals
Purchaser Earnout Shares Vesting Term	Recitals
Purchaser Financials	Section 4.6(c)
Purchaser Material Contract	Section 4.13(a)
Purchaser Recommendation	Section 4.2
Purchaser Representative	Section 13.16(a)
Purchaser Shareholders	Section 4.2
Purchaser Warrantholder Recommendation	Section 8.26
Put Option	Section 8.24(b)
Put Option Cap	Section 8.24(b)
Qualified Traded In Shareholders	Section 8.27
Redemption	Section 8.15(a)
Registration Statement	Section 8.15(a)
Related Person	Section 6.22
Releasing Persons	Section 12.2
Relevant Beneficiaries	Preamble
Required Shareholder Approval	Section 10.1(b)
Schedule Update	Section 8.25
SEC Reports	Section 4.6(a)
Section 338 Election	Section 1.11(b)
Share Acquisition	Recitals
Share Acquisition Closing	Section 3.2
Share Acquisition Closing Date	Section 3.2
Share Transfer	Recitals
Shareholder Approval Matters	Section 8.15(a)
Signing Filing	Section 8.17(b)
Signing Press Release	Section 8.17(b)
Special Shareholder Meeting	Section 8.15(a)
Special Warrantholder Meeting	Section 8.15(a)
Sponsor	Preamble
Sponsor Members	Recitals
Sponsor Registration Rights Agreement	Section 8.22
STFs	Section 2.3(a)
Subscription Agreements	Recitals
Surviving Company	Section 1.1
Traded In Shareholders	Section 8.27
Transaction Support Agreements	Recitals
Transactions	Recitals
Transfer Agent	Section 1.13
Transferred Shares	Recitals
Transferred Warrants	Recitals
UK Pension Scheme	Section 6.20(e)
Vesting Term	Recitals
Warrantholder Approval Matters	Section 8.15(a)
Warrant Amendment	Section 8.26
Warrant Transfer	Recitals
Winston	Section 13.17
Zedra Trust Shareholder	Preamble

[Signature Pages Follow]

This Agreement has been entered into on the date stated at the beginning of it.

Purchaser:

TITAN ACQUISITION CORP.

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer

solely in its capacity as the Purchaser Representative:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Managing Member

[Signature Page to the Business Combination Agreement]

Pubco:

OPENPAYD GLOBAL HOLDINGS LIMITED

By:	/s/ Ozan Özerk
Name:	Ozan Özerk
Title:	Director

[Signature Page to the Business Combination Agreement]

Company:

OPENPAYD HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
Name:	Iana Dimitrova
Title:	Director

By:	/s/ David Bull
Name:	David Bull
Title:	Director

[Signature Page to the Business Combination Agreement]

Solely in his capacity as the Company Shareholders Representative:

By:	/s/ Ozan Özerk
Name:	Ozan Özerk

Company Shareholders:

By:	/s/ Ozan Özerk
Name:	Ozan Özerk

[Signature Page to the Business Combination Agreement]

ZEDRA TRUST COMPANY (GUERNSEY) LIMITED

By:	/s/ Simon Falla
Name:	Simon Falla
Title:	Authorized Signatory

By:	/s/ Nicola Brown
Name:	Nicola Brown
Title:	Authorized Signatory

[Signature Page to the Business Combination Agreement]

EXHIBIT A

FORM OF KEY COMPANY SHAREHOLDER SUPPORT AGREEMENT

This Key Company Shareholder Support Agreement (this “Agreement”) is made as of June 1, 2026 by and among (i) Titan Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 (the “Company”), and (iii) Ozan Özerk, a Cypriot citizen (the “Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on or about the date hereof, the Purchaser, OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”), the Company, among others, have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law.

WHEREAS, as of the date hereof, the Holder is the sole record holder and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over the number of Company Shares set forth opposite the Holder’s name on Schedule A (the “Subject Stock”); and

WHEREAS, as a condition to the willingness of the Purchaser to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Holder thereunder, and the expenses and efforts to be undertaken by the Purchaser and the Company to consummate the Transactions, the Purchaser, the Company and the Holder desire to enter into this Agreement in order for the Holder to provide certain assurances to the Purchaser regarding the manner in which the Holder is bound hereunder to vote its Subject Stock during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Business Combination Agreement, the Share Acquisition, the Ancillary Documents and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Covenant to Vote in Favor of Transactions and Other Actions in Connection with the Transactions. The Holder agrees, with respect to all of the Subject Stock:

(a) during the Voting Period, at each meeting of the shareholders of the Company (the “Company Shareholders”) or any class or series thereof, and in each written consent or resolutions of any of the Company Shareholders in which the Holder is entitled to vote or consent as a shareholder of the Company, the Holder hereby unconditionally and irrevocably agrees to be present for such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote (in person or by proxy), or consent to any action by written consent or resolution, in accordance with the applicable provisions of the Company’s Organizational Documents, and with respect to, as applicable, the Subject Stock in favor of, and adopt, the Business Combination Agreement, including the Transactions (and any actions required in furtherance thereof), and to vote the Subject Stock in opposition to any Acquisition Proposal or any other action or proposal involving the Company that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) to promptly execute and deliver all related documentation and take such other action in support of the Transactions as shall reasonably be requested by Pubco, the Company or the Purchaser in order to carry out the terms and provision of this Section 1;

(c) (i) that any proxies or agreements heretofore given in respect of the Subject Stock are hereby revoked and (ii) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Subject Stock owned by the Holder or his/her/its Affiliates in a voting trust or subject any Subject Stock to any arrangement or agreement with respect to the voting of such Subject Stock, unless specifically requested to do so by the Company and the Purchaser in connection with the Transactions;

(d) except as contemplated by the Transactions, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Subject Stock in connection with any vote or other action with respect to the Transactions, other than to recommend that the shareholders of the Company vote in favor of adoption of the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement);

(e) the Holder hereby unconditionally and irrevocably waives any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Transactions; and

(f) that the Holder hereby unconditionally and irrevocably waives any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights and all other similar rights that the Holder may have in respect of the Business Combination and/or the Transactions contemplated under the Business Combination Agreement, whether such rights arise from the Company’s Organizational Documents, any other agreement, contract and/or arrangement (whether written or unwritten), at law or otherwise.

2. Other Covenants.

(a) No Transfers. The Holder agrees that during the Voting Period he shall not, and shall cause his Affiliates not to, without the Purchaser’s prior written consent, (i) offer for sale, sell (including short sales), transfer (including by operation of law), tender, lien, pledge, encumber, assign, dispose of (including by gift) or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement (collectively, a “Transfer”); (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Stock; (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Stock; (iv) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Subject Stock; or (v) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Holder’s ability to perform his obligations under this Agreement; provided, however, that the foregoing restrictions shall not apply to any Transfer (a “Permitted Transfer”): (i) to any Affiliate of the Holder, including to any member, partner, shareholder, or other equity holder of the Holder, or to any family member or trust for the benefit of the Holder or the Holder’s family members; (ii) by will or intestate succession upon the death of the Holder; (iii) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (iv) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee executes this Agreement or a joinder, in form and substance reasonably satisfactory to the Purchaser, agreeing to become a party to this Agreement and to assume all of the obligations of the Holder under, and be bound by all of the terms of, this Agreement. The Holder hereby agrees that he shall not permit any Transfer of the Subject Stock in violation of this Agreement. The Holder agrees with, and covenants to, the Purchaser that the Holder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated share representing any Subject Stock during the term of this Agreement without the prior written consent of the Purchaser, and the Company hereby agrees that he shall not effect any such Transfer.

(b) Changes to Subject Stock. In the event of an equity distribution, or any change in the equity interests of the Company by reason of any equity distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Stock” shall be deemed to refer to and include the Subject Stock as well as all such equity distributions and any securities into which or for which any or all of the Subject Stock may be changed or exchanged or which are received in such transaction. The Holder agrees during the Voting Period to notify the Purchaser and the Company promptly in writing of the number and type of any changes to the Holder’s ownership of or voting rights with respect to the Subject Stock, upon the Holder’s acquisition or commitment to acquire any additional Subject Stock or upon any other changes involving the Holder relating to the equity interests or securities convertible or exercisable for equity interests of the Company.

(c) Compliance with Business Combination Agreement. The Holder agrees during the Voting Period not to take or agree or commit to take any action that would make any representation or warranty of the Holder contained in this Agreement inaccurate in any material respect. The Holder further agrees that he shall use reasonable best efforts to cooperate with the Purchaser to effect the Transactions and the provisions of this Agreement.

(d) Registration Statement. During the Voting Period, the Holder agrees to provide to Pubco, the Purchaser, the Company and their respective Representatives any information regarding the Holder or the Subject Stock that is reasonably requested by Pubco, the Purchaser, Company or their respective Representatives for inclusion in the Registration Statement.

(e) Publicity. The Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and the Purchaser. The Holder hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Holder’s identity and ownership of the Subject Stock and the nature of the Holder’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

3. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Purchaser and the Company as follows:

(a) Binding Agreement. The Holder is of legal age to execute this Agreement and is legally competent to do so and has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Holder understands and acknowledges that the Purchaser is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by the Holder.

(b) Ownership of Subject Stock. As of the date hereof, the Holder has beneficial ownership over the Subject Stock set forth on his signature page hereto, is the lawful owner of such Subject Stock, has the sole power to vote or cause to be voted such Subject Stock (to the extent the Subject Stock have associated voting rights), and has good and valid title to such Subject Stock, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Holder pursuant to arrangements made by the Holder. Except for the Subject Stock of the Company set forth on his signature page hereto and the Company Shares to be issued to the Holder upon the consummation of the transactions contemplated under the MSB Acquisition Agreement, as of the date of this Agreement, the Holder is not a beneficial owner or record holder of any: (i) other equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Holder, the performance of his obligations hereunder or the consummation by him of the transactions contemplated hereby shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which the Holder is a party or by which the Holder or any of the Subject Stock or his other assets may be bound, or (ii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (ii) as would not reasonably be expected to impair the Holder’s ability to perform his obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. The Holder hereby covenants and agrees that, except for this Agreement, the Holder (i) has not entered into, nor will he enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Stock, (ii) has not granted, nor will he grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Stock and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Holder contained herein untrue or incorrect in any material respect or have the effect of preventing the Holder from performing any of his material obligations under this Agreement.

4. Waiver and Release of Claims. The Holder covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), the Holder, on behalf of himself and his Affiliates and his and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Purchaser shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge Pubco, the Purchaser, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries (each, a “Released Party” and, collectively, the “Released Parties”), from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing, in each case to the extent arising out of or relating to the Holder’s capacity as a current or former shareholder of the Company or holder of any other equity securities of the Company (or securities convertible into equity securities of the Company) (each a “Claim” and, collectively, the “Claims”). For the avoidance of doubt, this release does not extend to any fraud, willful misconduct, or criminal acts, or to any claims arising under federal or state securities laws.

(b) The Holder acknowledges that he may hereafter discover facts in addition to or different from those which he now knows or believes to be true with respect to Claims described in Section 4(a), and that he may hereafter come to have a different understanding of the law that may apply to such Claims, but he affirms that, except as is otherwise specifically provided herein, it is his intention to fully, finally and forever settle and release the Claims specifically described in Section 4(a). In furtherance of this intention, the Holder acknowledges that the releases contained in Section 4(a) shall be and remain in effect as releases with respect to the Claims described therein notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(c) The Holder understands that the Holder has the right not to release existing Claims of which the Holder is not aware, unless the Holder voluntarily chooses to waive this right with respect to the specific, narrow category of Claims described in Section 4(a). Having been so apprised, and solely with respect to the Claims described in Section 4(a), the Holder elects to assume the risks for such Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, in each case, effective as of the Closing. The Holder acknowledges and agrees that the foregoing waiver is a material term of the release provided pursuant to this Section 4 and that, without such waiver with respect to the Claims described in Section 4(a), the Purchaser and the Company would not have agreed to the terms of this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 4 or anything to the contrary set forth herein, each of the Released Parties shall remain liable to the Releasing Parties with respect to, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of the Business Combination Agreement, this Agreement, any of the Ancillary Documents, or any other document, certificate or Contract executed or delivered in connection with the Business Combination Agreement, as each such agreement or instrument may be amended in accordance with its terms and the terms set forth in (A) the Business Combination Agreement or (B) this Agreement or the other Ancillary Documents (if and to the extent applicable); (ii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights, and any rights to advancement of expenses, pursuant to any organizational document of the Company or any of its Subsidiaries (as such rights may be modified under the Business Combination Agreement), or any indemnity or similar agreements by the Company contemplated by Section 8.20 of the Business Combination Agreement; (iii) any Claims for compensation, reimbursement of expenses or benefits payable to the Holder in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries; (iv) any Claims for obligations pursuant to, or other rights set forth in, any employment or similar agreement between the Holder, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment related rights that the Holder has by Contract or pursuant to applicable Law; and (v) any Claim based on fraud, willful misconduct, or criminal acts, or to any claims arising under federal or state securities laws.

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Purchaser, the Company or the Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Purchaser and the Company, (ii) the Merger Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Merger Effective Time), and (iii) the date of termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party hereto from Liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 5 shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. Subject to Section 5(c), this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, Pubco), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5(F) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5(D).

(e) Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; and (viii) the word “day” means calendar day unless Business Day is expressly specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to the Purchaser, to: Titan Acquisition Corp. 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to the Company, to: OpenPayd Holdings Limited The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Iana Dimitrova Email: iana.dimitrova@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;
michael.walraven@aoshearman.com

If to the Holder, to: the address set forth under the Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and the Purchaser (and each of their copies for notices hereunder).

(g) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company and the Holder. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) Specific Performance. Each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j) Expenses. Unless otherwise provided for in the Business Combination Agreement or the Sponsor Support Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the party hereto incurring such expenses.

(k) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Holder, the Company and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company Shareholders entering into voting agreements with the Company or the Purchaser. The Holder is not affiliated with any other holder of Subject Stock entering into a voting or support agreement with the Company or the Purchaser in connection with the Transactions and the Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Stock.

(l) Further Assurances. From time to time, at another party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(m) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) and the other Ancillary Documents together set out the entire agreement between the parties hereto in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the other Ancillary Documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each party hereto confirms that it has not entered into this Agreement or any other Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a party hereto shall have no right or remedy in relation to action taken in connection with this Agreement or any other Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any other Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Holder under any other agreement between the Holder and the Purchaser or any certificate or instrument executed by the Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Holder under this Agreement.

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Purchaser:

TITAN ACQUISITION CORP

By:
Name:
Title:

The Company:

OPENPAYD HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Key Company Shareholder Support Agreement]

The Holder:

By:
Name:	Ozan Özerk

Address for Notice:

Address:

Telephone No.:

Email:

[Signature Page to Key Company Shareholder Support Agreement]

Schedule A

Name of Holder	Address	Class A ordinary shares
Ozan Özerk	Tasou Mitsopoulou 78 Apartment 305 Atalanta Court Skala 6028 Larnaca Cyprus	1,000,000

Sch. A 1

EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is made as of June 1, 2026 by and among (i) Titan Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 (the “Company”), (iii) Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), (iv) OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”) and (v) solely with respect to Section 3(i) and Section 6 hereof, Ozan Özerk (the “Key Company Shareholder”). The Purchaser, the Company, the Sponsor, Pubco and the Key Company Shareholder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on or about the date hereof, the Purchaser, Pubco, the Company, among others, have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law.

WHEREAS, as of the date hereof, the Sponsor is the sole record holder and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over the number of Purchaser Class B Ordinary Shares set forth on Schedule A (the “Subject Stock”) and the Purchaser Private Warrants set forth on Schedule A (the “Subject Warrants”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Sponsor thereunder, and the expenses and efforts to be undertaken by the Purchaser and the Company to consummate the Transactions, the Purchaser, the Company, Pubco and the Sponsor desire to enter into this Agreement in order for the Sponsor to, among other things, (a) provide certain assurances to the Company and Pubco regarding the manner in which the Sponsor is bound hereunder to vote its Subject Stock and Subject Warrants, as applicable, during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Business Combination Agreement, the Share Acquisition, the Ancillary Documents, the Warrant Amendment, if applicable, and the Transactions and (b) subject to certain of the Subject Stock and the Pubco Ordinary Shares to be issued to the Sponsor in connection with the Merger to forfeiture and vesting as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions and Other Actions in Connection with the Transactions. The Sponsor agrees, with respect to all of the Subject Stock and the Subject Warrants, as applicable:

(a) during the Voting Period, at each meeting of the shareholders of the Purchaser (the “Purchaser Shareholders”) or any class or series thereof and each meeting of the holders of Purchaser Warrants (the “Purchaser Warrantholders”), as applicable, and in each written consent or resolutions of any of the Purchaser Shareholders or the Purchaser Warrantholders, as applicable, in which such the Sponsor is entitled to vote or consent as a shareholder of the Purchaser or holder of Purchaser Warrants, as applicable, the Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote (in person or by proxy), or consent to any action by written consent or resolution, in accordance with the applicable provisions of the Purchaser’s Organizational Documents, and with respect to, as applicable, the Subject Stock and the Subject Warrants, as applicable, in favor of, and adopt, the Business Combination Agreement and all other Shareholder Approval Matters and Warrantholder Approval Matters, as applicable, including the Transactions (and any actions required in furtherance thereof), and to vote the Subject Stock in opposition to any Acquisition Proposal or any other action or proposal involving the Purchaser that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) to promptly execute and deliver all related documentation and take such other action in support of the Transactions as shall reasonably be requested by Pubco, the Company or the Purchaser in order to carry out the terms and provision of this Section 1;

(c) (i) that any proxies or agreements heretofore given in respect of the Subject Shares or the Subject Warrants, as applicable, are hereby revoked and (ii) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Subject Stock or Subject Warrant, as applicable, owned by the Sponsor or his/her/its Affiliates in a voting trust or subject any Subject Stock or Subject Warrant, as applicable, to any arrangement or agreement with respect to the voting of such Subject Stock or Subject Warrant, as applicable, unless specifically requested to do so by the Company and the Purchaser in connection with the Transactions;

(d) except as contemplated by the Transactions, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Subject Stock or Subject Warrant, as applicable, in connection with any vote or other action with respect to the Transactions, other than to recommend that the shareholders of the Purchaser and the Purchaser Warrantholders vote in favor of adoption of the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement);

(e) the Sponsor hereby unconditionally and irrevocably waives any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Transactions; and

(f) the Sponsor hereby unconditionally and irrevocably waives any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights and all other similar rights that the Sponsor may have in respect of the Business Combination and/or the Transactions contemplated under the Business Combination Agreement, whether such rights arise from the Purchaser’s Organizational Documents, any other agreement, contract and/or arrangement (whether written or unwritten), at law or otherwise.

2. Earnout Shares.

(a) Subject in all respects to the terms of that certain Sponsor Letter Agreement, dated April 8, 2025, by and among the Sponsor, the Purchaser and its directors and officers (the “Sponsor Letter Agreement”), conditioned upon the Closing, the Sponsor has agreed that (i) immediately prior to the Merger Effective Time, an aggregate of 50% of the Purchaser Class B Ordinary Shares held by the Sponsor (after reduction for any Purchaser Class B Ordinary Shares that represent the Transferred Shares (as defined below)), together with its direct and indirect investors and other investors (after reduction for the transfer of the Incentive Shares (as defined below)), will be made subject to vesting and forfeiture (the “Purchaser Earnout Shares”) in accordance with the following terms: (A) 50% of the Purchaser Earnout Shares will become fully vested if, at any time after such date through the date that is the fifth anniversary of such date (the “Purchaser Earnout Shares Vesting Term”), the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $11.50 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (B) the remaining 50% of the Purchaser Earnout Shares will become fully vested if, at any time during the Purchaser Earnout Shares Vesting Term, the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $13.00 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (ii) an aggregate of 50% of the Pubco Ordinary Shares received in the Merger by Sponsor (after reduction for the transfer of the Transferred Shares), together with its direct and indirect investors and other investors, will be subject to the same forfeiture conditions as the Purchaser Earnout Shares (the “Earnout Shares”) in accordance with the following terms: (A) 50% of the Earnout Shares will become fully vested if, at any time from the Merger Closing Date through the date that is the fifth anniversary of the Merger Closing Date (the “Vesting Term”), the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $11.50 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $13.00 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that in the event of (1) a merger, amalgamation, arrangement, consolidation or other business combination involving Pubco, (2) a sale of all or substantially all of the assets of Pubco, or (3) any other transaction or series of related transactions as a result of which the holders of Pubco Ordinary Shares immediately prior to such transaction cease to own at least a majority of the outstanding Pubco Ordinary Shares of Pubco or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Earnout Shares shall become fully vested and shall no longer be subject to forfeiture.

(b) Notwithstanding the provisions set forth in Section 2(a) above, the Sponsor, or any transferee pursuant to a Permitted Transfer, as applicable, may Transfer any or all of the Purchaser Earnout Shares or Earnout Shares during the Purchaser Earnout Shares Vesting Term or Vesting Term, respectively, in accordance with the Sponsor Letter Agreement. For the avoidance of doubt, the terms of this Agreement during the Purchaser Earnout Shares Vesting Term and Vesting Term (as applicable) shall continue to apply to the Purchaser Earnout Shares and the Earnout Shares following their transfer to a transferee pursuant to a Permitted Transfer.

(c) If (i) on or prior to the expiration of the Purchaser Earnout Shares Vesting Term, the Purchaser Earnout Shares shall not have vested, any of the Purchaser Earnout Shares remaining shall be automatically forfeited to Purchaser for cancellation for no consideration, and shall automatically cease to represent any interest in Purchaser as of such date or (ii) on or prior to the expiration of the Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to Pubco for cancellation for no consideration, and shall automatically cease to represent any interest in Pubco as of such date.

3. Other Covenants.

(a) No Transfers. The Sponsor agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the Company’s prior written consent: (i) offer for sale, sell (including short sales), transfer (including by operation of law), tender, lien, pledge, encumber, assign, dispose of (including by gift) any Subject Stock or Subject Warrants or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement (collectively, a “Transfer”); (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Stock or the Subject Warrants; (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Stock or the Subject Warrants; (iv) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Subject Stock or the Subject Warrants; or (v) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Sponsor’s ability to perform its obligations under this Agreement; provided, however, that the foregoing restrictions shall not apply to any Transfer (a “Permitted Transfer”): (A) to any Affiliate of the Sponsor, including to any member, partner, shareholder, or other equity holder of the Sponsor, or to any family member or trust for the benefit of the Sponsor or the Sponsor’s family members; (B) by will or intestate succession upon the death of the Sponsor; (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (D) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee executes this Agreement or a joinder, in form and substance reasonably satisfactory to the Company, agreeing to become a party to this Agreement and to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement. The Sponsor hereby agrees that it shall not permit any Transfer of the Subject Stock or the Subject Warrants in violation of this Agreement. The Sponsor agrees with, and covenants to, the Company that the Sponsor shall not request that the Purchaser register the Transfer (book-entry or otherwise) of any certificate or uncertificated share representing any Subject Stock or any certificate or uncertificated warrant representing any Subject Warrants during the term of this Agreement without the prior written consent of the Company, and the Purchaser hereby agrees that it shall not effect any such Transfer.

(b) No Redemption of Shares. The Sponsor agrees not to redeem, and to otherwise abstain from exercising any redemption rights with respect to, the Subject Shares held by the Sponsor in connection with the consummation of the Transaction or otherwise.

(c) Changes to Subject Stock. In the event of an equity distribution, or any change in the equity interests of the Purchaser by reason of any equity distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Stock” shall be deemed to refer to and include the Subject Stock as well as all such equity distributions and any securities into which or for which any or all of the Subject Stock may be changed or exchanged or which are received in such transaction. The Sponsor agrees during the Voting Period to notify the Purchaser and the Company promptly in writing of the number and type of any changes to the Sponsor’s ownership of or voting rights with respect to the Subject Stock or the Subject Warrants, upon the Sponsor’s acquisition or commitment to acquire any additional Subject Stock or Subject Warrants or upon any other changes involving the Sponsor relating to the equity interests or securities convertible or exercisable for equity interests of the Purchaser.

(d) Compliance with Business Combination Agreement. The Sponsor agrees during the Voting Period not to take or agree or commit to take any action that would make any representation or warranty of the Sponsor contained in this Agreement inaccurate in any material respect. The Sponsor further agrees that it shall use reasonable best efforts to cooperate with the Purchaser and the Company to effect the Transactions and the provisions of this Agreement.

(e) Registration Statement. During the Voting Period, the Sponsor agrees to provide to Pubco, the Purchaser, the Company and their respective Representatives any information regarding the Sponsor, the Subject Stock or the Subject Warrants that is reasonably requested by Pubco, the Purchaser, Company or their respective Representatives for inclusion in the Registration Statement.

(f) Publicity. The Sponsor shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company. The Sponsor hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Sponsor’s identity and ownership of the Subject Stock and the nature of the Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

(g) Transaction Expenses. The Sponsor hereby agrees that prior to the Merger Effective Time, the Sponsor shall reimburse Purchaser for any and all costs and expenses incurred by Purchaser or the Sponsor in connection with any prior contemplated business combinations (including any termination or other similar fees payable in respect thereof).

(h) Incentive Shares. If necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Investment, the Sponsor and the Company agree to discuss in good faith the terms and conditions pursuant to which the Sponsor will transfer an agreed upon number of Purchaser Class B Ordinary Shares and/or Purchaser Private Warrants held by the Sponsor to (i) those Purchaser Shareholders who execute non-redemption agreements in connection with the Transactions and/or (ii) those investors who execute Subscription Agreements and consummate the PIPE Investment (such transferred Purchaser Class B Ordinary Shares, the “Incentive Shares”).

(i) Share Transfer and Warrant Transfer. The Key Company Shareholder hereby agrees to execute and deliver a deed of termination of the Company Shareholders’ Agreement at the Share Acquisition Closing, and the Sponsor hereby agrees that in exchange for the Key Company Shareholder’s execution and delivery thereof, after the Effective Time and concurrently with the consummation of the Share Acquisition, to transfer to the Key Company Shareholder an aggregate of (i) 1,035,000 Pubco Ordinary Shares received in the Merger by the Sponsor (such Pubco Ordinary Shares, the “Transferred Shares”), which such Transferred Shares shall not be subject to the vesting and forfeiture conditions as the Purchaser Earnout Shares or the Earnout Shares, and (ii) 1,216,508 Pubco Private Warrants held by the Sponsor (such Pubco Private Warrants, the “Transferred Warrants”).

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Purchaser, Pubco and the Company as follows:

(a) Binding Agreement. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by the Sponsor has been duly authorized by all necessary limited liability action on the part of the Sponsor. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Sponsor understands and acknowledges that each of the Company and Pubco is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by the Sponsor.

(b) Ownership of Subject Stock and Subject Warrants. As of the date hereof, the Sponsor has beneficial ownership over the Subject Stock or the Subject Warrants, as applicable, set forth on its signature page hereto, is the lawful owner of such Subject Stock or Subject Warrants, as applicable, has the sole power to vote or cause to be voted such Subject Stock and Subject Warrants, as applicable, (to the extent the Subject Stock and Subject Warrants have associated voting rights), and has good and valid title to such Subject Stock or Subject Warrants, as applicable, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Sponsor pursuant to arrangements made by the Sponsor. Except for the Subject Stock of the Purchaser and the Subject Warrants, as of the date of this Agreement, the Sponsor is not a beneficial owner or record holder of any: (i) equity securities of the Purchaser, (ii) securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser or (iii) options, warrants or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of the Sponsor, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which the Sponsor is a party or by which the Sponsor or any of the Subject Stock, the Subject Warrants or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Sponsor’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. The Sponsor hereby covenants and agrees that, except for this Agreement, the Sponsor (i) has not entered into, nor will it enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Stock or Subject Warrants, (ii) has not granted, nor will it grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Stock or the Subject Warrants, as applicable, and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing the Sponsor from performing any of its material obligations under this Agreement.

5. Waiver and Release of Claims. The Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in Section 5(d)), the Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Company, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge Pubco, the Purchaser, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”). For the avoidance of doubt, this release does not extend to any fraud, willful misconduct, or criminal acts, or to any claims arising under federal or state securities laws.

(b) The Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to Claims described in Section 5(a), and that it may hereafter come to have a different understanding of the law that may apply to such Claims, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release the Claims specifically described in Section 5(a). In furtherance of this intention, the Sponsor acknowledges that the releases contained in Section 5(a) shall be and remain in effect as releases with respect to the Claims described therein notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(c) The Sponsor understands that the Sponsor has the right not to release existing Claims of which the Sponsor is not aware, unless the Sponsor voluntarily chooses to waive this right with respect to the specific, narrow category of Claims described in Section 5(a). Having been so apprised, and solely with respect to the Claims described in Section 5(a), the Sponsor elects to assume the risks for such Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, in each case, effective as of the Closing. The Sponsor acknowledges and agrees that the foregoing waiver is a material term of the release provided pursuant to this Section 5 and that, without such waiver with respect to the Claims described in Section 5(a), the Purchaser, Pubco and the Company would not have agreed to the terms of this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of the Business Combination Agreement, this Agreement, any of the Ancillary Documents, or any other document, certificate or Contract executed or delivered in connection with the Business Combination Agreement, as each such agreement or instrument may be amended in accordance with its terms and the terms set forth in (A) the Business Combination Agreement or (B) this Agreement or the other Ancillary Agreements (if and to the extent applicable); (ii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any organizational document of the Company or any indemnity or similar agreements by the Company with contemplated by Section 8.20 of the Business Combination Agreement; (iii) any Claims for compensation, reimbursement of expenses or benefits payable to the Sponsor in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries; or (iv) any Claims for obligations pursuant to, or other rights set forth in, any employment or similar agreement between the Sponsor, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment related rights that the Sponsor has by Contract or pursuant to applicable Law.

6. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Purchaser, the Company, Pubco, the Key Company Shareholder or the Sponsor shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Purchaser and the Company, (ii) the Merger Effective Time (following the performance of the obligations of the Parties hereunder required to be performed at or prior to the Merger Effective Time), and (iii) the date of termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such party from Liability for such Party’s breach of any terms of this Agreement; provided, however, that if this Agreement is terminated pursuant to clause (ii) above, the provisions of Section 2 shall remain in full force and effect until the earlier of (A) the occurrence of the end of the Vesting Term or (B) the occurrence of one of the events described in Section 2(a)(1)-(3) above. Notwithstanding anything to the contrary herein, the provisions of this Section 6 shall survive the termination of this Agreement

(b) Binding Effect; Assignment. Subject to Section 6(c), this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, the Key Company Shareholder and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(d) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 1(f) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE

VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(d).

(e) Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; and (viii) the word “day” means calendar day unless Business Day is expressly specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, to: Titan Acquisition Corp. 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com

If to the Company, to: OpenPayd Holdings Limited The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Iana Dimitrova Email: iana.dimitrova@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Sponsor, to: Titan Acquisition Sponsor Holdco LLC 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to Pubco: OpenPayd Global Holdings Limited c/o Maples Corporate Services Limited PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Key Company Shareholder: The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

(g) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Key Company Shareholder and the Sponsor. Subject to the following sentence, each of Purchaser, Pubco, the Key Company Shareholder, the Company and the Sponsor may seek to (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(j) Expenses. Unless otherwise provided for in the Business Combination Agreement or this Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses.

(k) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Sponsor, the Company, Pubco, the Key Company Shareholder and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the Parties or among any other Purchaser Shareholders entering into voting agreements with the Company or the Purchaser. The Sponsor is not affiliated with any other holder of Subject Stock or Subject Warrants, as applicable, entering into a voting or support agreement with the Company or the Purchaser in connection with the Transactions and the Sponsor has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Stock or Subject Warrants, as applicable.

(l) Further Assurances. From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(m) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) and the other Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the other Ancillary Documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any other Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any other Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Sponsor under any other agreement between the Sponsor and the Purchaser or any certificate or instrument executed by the Sponsor in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Sponsor under this Agreement

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Sponsor Support Agreement as of the date first written above.

The Purchaser:

TITAN ACQUISITION CORP

By:
Name:
Title:

The Company:

OPENPAYD HOLDINGS LIMITED

By:
Name:
Title:

The Sponsor:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:
Name:
Title:

Pubco:

OPENPAYD GLOBAL HOLDINGS LIMITED

By:
Name:
Title:

KEY COMPANY SHAREHOLDER (solely
with respect to Section 3(i) and Section 6)

By:
Name:	Ozan Özerk

[Signature Page to Sponsor Support Agreement]

Schedule A

Sponsor	Address	Purchaser Class B Ordinary Shares	Purchaser Private Warrants
Titan Acquisition Sponsor Holdco LLC	131 Concord Street, Brooklyn, NY 11201	6,900,000	5,710,056

Sch. A-1

EXHIBIT C

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is being executed and delivered as of June 1, 2026 by and among the undersigned (the “Subject Party”) in favor of and for the benefit of OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”), Titan Acquisition Corp, a Cayman Islands exempted company (“Purchaser”), Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), and OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales (together with its successors, the “Company”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, contemporaneously herewith, Purchaser, Pubco, the Company, the Sponsor (in its capacity as the Purchaser Representative), Ozan Özerk (in his capacity as Company Shareholders Representative), and the Company Shareholders entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, the parties hereto desire and intend to effect a business combination transaction whereby pursuant to the Plan of Merger and Section 233 of the Cayman Companies Act (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners, of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other Transactions and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the Company, directly and indirectly through the Company Subsidiaries, operates a global rail-agnostic banking-as-a-service and payments platform for financial services infrastructure that provides fiat and crypto interoperability and enables businesses to (a) hold, issue and manage multi-currency fiat and crypto payment accounts and named virtual IBANs, process international and domestic payments and real-time settlements, execute fiat-to-fiat and crypto-to-fiat-to-crypto conversions and access banking services globally and (b) issue digital wallets, mint and burn stablecoins, send and receive on-chain payments, trade stablecoins and other digital assets, and access blockchains directly, all via a single API-driven infrastructure (the “Business”);

WHEREAS, in connection with the Transactions, and to enable Pubco, Purchaser and the Sponsor to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Company Subsidiaries and each their respective successors and permitted assigns (collectively, the “Covered Parties”), each of Pubco, Purchaser and the Sponsor has required that the Subject Party enter into this Agreement; and

WHEREAS, the Subject Party is an equityholder of the Company, and as an equityholder of the Company, has contributed to the value of the Company and the Company Subsidiaries and has obtained extensive and valuable knowledge and confidential information concerning the Business of the Company and the Company Subsidiaries.

NOW, THEREFORE, in order to induce Pubco, Purchaser and the Company to enter into the Business Combination Agreement and consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subject Party hereby agrees as follows:

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the period from the Share Acquisition Closing until the second anniversary of the Share Acquisition Closing Date (such period, the “Restricted Period”), the Subject Party will not, and will cause his controlled Affiliates (other than Pubco and its Subsidiaries) not to, without the prior written consent of Pubco (which may be withheld in its sole discretion), in any market worldwide in which the Covered Parties are engaged in the Business as of the Share Acquisition Closing Date or during the Restricted Period (the “Territory”), directly or indirectly, engage in any business that competes with the Business (other than through a Covered Party) or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, contractor, advisor or representative of, a business or entity (other than a Covered Party) that engages in or competes with the Business (a “Competitor”). Notwithstanding the foregoing, the Subject Party shall not be prohibited from: (i) directly or indirectly, owning solely as a passive investment not in excess of five percent in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national exchange or quoted on the Nasdaq or New York Stock Exchange, regardless of whether or not such corporation is a Competitor; (ii) owning a passive equity interest in a diversified private or public debt or equity investment fund (including without limitation hedge and mutual funds) in which the Subject Party does not have the ability to control or exercise any managerial influence over such fund; (iii) working for or becoming employed or engaged by a venture capital, private equity, or debt fund that owns equity interests in a Competitor so long as the Subject Party does not serve as an officer, director, employee, advisor, or consultant, or provide any services to any such Competitor; (iv) being employed by any government agency, college, university or other non-profit research organization or performing speaking engagements and receiving honoraria in connection with such engagements; (v) providing services to a non-competing business unit or non-competing division of an entity that also has a competing business unit or division; (vi) any activity consented to in writing by Pubco; provided that in all such instances, the Subject Party continues to abide by all confidentiality obligations in favor of the Covered Parties and their controlled Affiliates under all agreements containing such confidentiality obligations in accordance with their terms; (vii) owning, managing, financing or controlling, or participating in the ownership, management, financing or control of, or serving as an officer, director, member, partner, employee, agent, consultant, contractor, advisor or representative of, or otherwise engaging in any activity related to, the entities set forth on Schedule 1 (the “Permitted Investment Entities”) (the activities contemplated under clauses (i) through (vii) collectively, the “Permitted Ownership”).

(b) Acknowledgment. The Subject Party acknowledges and agrees, based upon the advice of legal counsel and/or on the Subject Party’s own education, experience and training, that (i) the Subject Party possesses knowledge of the trade secrets and confidential information of the Covered Parties and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to Pubco, Purchaser and the Company to enter into the Business Combination Agreement and consummate the Transactions and to realize the goodwill of the Company and the Company Subsidiaries, for which the Subject Party and/or his Affiliates will receive a substantial direct or indirect financial benefit which the Subject Party agrees constitutes adequate consideration for entering into this Agreement, and that Pubco, Purchaser and the Company would not have entered into the Business Combination Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would impair the goodwill of the Covered Parties and reduce the value of the assets of the Covered Parties and could cause serious and irreparable injury if the Subject Party were to use his ability and knowledge by engaging in the Business in the Territory in competition with a Covered Party in breach of this Agreement, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration and do not impose an undue hardship on the Subject Party and will not prevent the Subject Party from earning a living, (v) the consideration provided to the Subject Party under this Agreement and the Business Combination Agreement is not illusory, and (vi) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2. No Solicitation; No Disparagement.

(a) No Solicitation of Employees. The Subject Party agrees that, during the Restricted Period, the Subject Party will not and will not, to his knowledge (including information the Subject Party know or reasonably should have known), permit, direct or cause his controlled Affiliates (other than a Covered Party) to, without the prior written consent of Pubco (which may, other than as contemplated by the following Section 2(a)(i), be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor or consultant any Covered Personnel (as defined below), provided that with respect to this Section 2(a)(i), Pubco’s consent shall not be unreasonably withheld; (ii) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party; or (iii) intentionally interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party to the detriment of the Covered Parties; provided, however, that this Section 2(a) will not prevent the Subject Party or his controlled Affiliates from (A) placing or causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that is not specifically targeted at any Covered Personnel and hiring or engaging any Covered Personnel who responds to such general advertisements on his or her own initiative without any direct or indirect solicitation in violation of the other terms hereof, (B) engaging any recruiting firm or similar organization to conduct a search on behalf of the Subject Party or his controlled Affiliates, so long as such recruiting firm or organization is instructed not to specifically target Covered Personnel and hiring or engaging any such person who responds to such recruiting firm or organization on his or her own initiative without any direct or indirect solicitation in violation of the other terms hereof, (C) employing or engaging any Covered Personnel who has not been employed by, or provided services to, a Covered Party for at least six months, (D) employing or engaging any Covered Person who contacts the Subject Party or his controlled Affiliates on his or her own initiative without any direct or indirect solicitation in violation of the terms hereof and (E) acting as a reference. For purposes of this Agreement, “Covered Personnel” shall mean any Person who (x) is a senior management-level employee of the Covered Parties during the Restricted Period, (y) was a senior management-level employee of the Covered Parties at any time during the one-year period immediately preceding the commencement of the Restricted Period, or (z) is or was, during the Restricted Period or the one-year period immediately preceding the commencement of the Restricted Period, a consultant or independent contractor of the Covered Parties who (I) had access to Covered Party Information, (II) provided services to the Covered Parties for a period of at least ninety (90) consecutive days, and (III) was known to the Subject Party; provided, however, that “Covered Personnel” shall not include any Person who, at the time of any hiring, engagement, or solicitation by a Covered Party, has provided services to, or been employed by, the Subject Party or any of his controlled Affiliates for at least six months prior to such hiring, engagement, or solicitation. The terms “consultant” and “independent contractor” do not include Persons who are actively providing services in their field to other companies, such as accounting or law firms. Nothing in this Section 2(a) shall prevent the Permitted Investment Entities from employing or engaging any consultant or independent contractor which also services a Covered Party, in each case, so long as such employment or engagement is not directed or caused by the Subject Party.

(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, to his knowledge (including information the Subject Party know or reasonably should have known), permit, direct or cause his controlled Affiliates (other than a Covered Party) to, without the prior written consent of Pubco (which may be withheld in its sole discretion), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) materially reduce the amount of business of such Covered Customer with any Covered Party with respect to the Business in the Territory, or otherwise materially alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business in the Territory; (ii) intentionally interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer to the detriment of the Covered Party; (iii) provide products or services that are part of the Business to Persons that the Subject Party knows or reasonably should know are Covered Customers in the Territory; provided, that this clause (iii) shall not prevent the Permitted Investment Entities from providing any products or services to any Persons (including any Covered Customers) in the operation of their respective businesses, so long as such provision of products or services to Covered Customers is not directed or caused by the Subject Party; or (iv) intentionally interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor or other service provider of a Covered Party during the Restricted Period to the detriment of the Covered Party; provided, however, that this Section 2(b) will not prevent the Subject Party or his controlled Affiliates from (A) placing or causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that is not specifically targeted at the Covered Customers or Persons in clause (iv) or (B) any contact made in the ordinary course of business not related to the Business. For purposes of this Agreement, a “Covered Customer” shall mean any Person or entity who is or was an actual customer, contractor or client (or prospective customer, contractor or client with whom the Subject Party had knowledge that a Covered Party actively marketed or made or took specific action to make a proposal, in each case, within the last six months) of a Covered Party during the Restricted Period.

(c) Non-Disparagement. During the Restricted Period, (i) the Subject Party will not and will not permit his controlled Affiliates (other than a Covered Party) to directly or indirectly knowingly and intentionally make or publish (including through electronic mail distribution or online social media) any public written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging or damaging to the reputation or good will of one or more Covered Parties or their respective management, officers or employees and (ii) the Covered Parties will not and shall instruct the senior management of the Covered Parties not to directly or indirectly knowingly and intentionally make or publish (including through electronic mail distribution or online social media) any public written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging or damaging to the reputation or good will of the Subject Party or any of his controlled Affiliates. Notwithstanding the foregoing, subject to Section 3 below, the provisions of this Section 2(c) shall not restrict any Person or his, her or its controlled Affiliates from providing truthful testimony or information required by applicable law, legal process or by any court, arbitrator, mediator or legislative body, or in response to a subpoena or investigation by a Governmental Authority or in connection with any legal proceeding, this Agreement, the Business Combination Agreement or any other Ancillary Document. Disparaging or damaging statements made by any Person in the ordinary course in the performance of any executive role in Pubco, Company and any Company Subsidiary that are made in the good faith performance of his or her duties for the Covered Parties are excluded from this Section 2(c). For the avoidance of doubt, nothing in this Agreement prohibits any Person from communicating in good faith with a government agency, regulator or legal authority concerning any possible violations of federal or state or other law or regulation (provided that such Person is not authorized to waive attorney/client communications in doing so).

3. Confidentiality.

(a) During the Restricted Period, the Subject Party will, and will direct his Representatives to, keep confidential and not (except as otherwise permitted herein or, if applicable, in the performance of the Subject Party’s duties on behalf of the Covered Parties) directly or indirectly use, disclose, publish, or provide access to, any and all Covered Party Information in breach of this Agreement without the prior written consent of Pubco (which may be withheld in its sole discretion). As used in this Agreement, “Covered Party Information” means all material non-public or confidential materials and information disclosed to the Subject Party relating to the business, affairs and assets of any Covered Party, including material and information that concerns or relates to such Covered Party’s bidding and proposal, technical information, computer hardware or software, operations, data processing, financial information, marketing strategies, customers, sales, pricing, human resources, employees, vendors, business development, planning and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form. Covered Party Information also includes information disclosed to any Covered Party by a third party to the extent that a Covered Party has an obligation of confidentiality in connection therewith. The term “Covered Party Information” does not include information that is, and the obligations set forth in this Section 3 will not apply to any Covered Party Information that: (i) is known or becomes available through other sources not known by the Subject Party to be bound by a confidentiality agreement or other confidentiality obligation with any Covered Party with respect to such material or information; (ii) is or becomes generally available to the public through no violation of this Agreement or other non-disclosure obligation of the Subject Party or any of his Representatives in breach of this Agreement; (iii) is already in the possession of the Subject Party at the time of disclosure through sources not known by the Subject Party to be bound by a confidentiality agreement or other confidentiality obligation to a Covered Party; or (iv) is independently developed by the Subject Party or on his behalf without reliance on any Covered Party Information.

(b) Notwithstanding anything to the contrary herein, the Subject Party and its Representatives shall be permitted to disclose Covered Party Information (i) to its accountants and advisors with a reasonable need to know of such information or (ii) in connection with enforcing the Subject Party’s rights, or defending any claims under, this Agreement, the Business Combination Agreement or any Ancillary Document. In addition, in the event the Subject Party or any of his Representatives is requested or required under any applicable law, regulation, order or legal, judicial or administrative process, including but not limited to an audit or examination by a regulator, bank examiner or self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Covered Party Information, the Subject Party shall, to the extent legally permissible, notify the Covered Party promptly of the request or requirement and cooperate (and direct his Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure (at the Covered Party’s sole cost and expense). If, in the absence of a protective order or the receipt of a waiver hereunder, such disclosure is still required, the Subject Party and his Representatives may disclose such portion of the Covered Party Information that they reasonably believe (based on the advice of counsel) is required, as it may be subsequently narrowed. Notwithstanding anything to the contrary contained herein, the Subject Party and his Representatives shall not be required to give notice and shall have no liability hereunder to the extent requested or required to disclose Covered Party Information to the applicable regulatory or self-regulatory authorities having supervisory jurisdiction over the Subject Party or his Representatives, as applicable, during the course of any regulatory audit or examination not targeted at the Covered Parties.

(c) Further, notwithstanding the Subject Party’s confidentiality and nondisclosure obligations, the Subject Party is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (x) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal; and (II) does not disclose the trade secret, except pursuant to court order.”

4. Representations and Warranties. The Subject Party hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Share Acquisition Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of the Subject Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement.

5. Remedies. The covenants and undertakings of the Subject Party contained in this Agreement relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury to the Covered Parties, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. The Subject Party agrees that, in the event of any breach or threatened breach by the Subject Party of any covenant or obligation contained in this Agreement, each applicable Covered Party will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Business Combination Agreement or the other Ancillary Documents that may be available to the Covered Parties, including monetary damages), and a court of competent jurisdiction may award: (a) an injunction, restraining order or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of proving actual damages or that monetary damages would be insufficient or posting bond or security, which the Subject Party expressly waives and (b) recovery of the Covered Party’s reasonable and documented attorneys’ fees and costs incurred in enforcing the Covered Party’s rights under this Agreement to the extent awarded by a court of competent jurisdiction in a final non-appealable order. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Business Combination Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

6. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement which occurred during the Restricted Period. The Subject Party further agrees that the time period during which the covenants contained in Sections 1, 2 and 3 of this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any of the provisions of such Sections.

7. Miscellaneous.

(a) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (i) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Titan Acquisition Corp

131 Concord Street

Brooklyn, NY 11201

Attn: Adeel Rouf

Email: adeel@titan-spac.com

With a copy (which will not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mblankenship@winston.com

If to the Company prior to the Closing or to the Purchaser or Pubco following the Closing, to:

OpenPayd Holdings Limited

The Bower

207-211 Old Street

London, England, EC1V 9NR

Attn: Iana Dimitrova

Email: iana.dimitrova@openpayd.com

With a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, TX 75201

Attention: Alain Dermarkar and Michael Walraven

Email: dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to Sponsor after the Closing, to:

Titan Acquisition Sponsor Holdco LLC

131 Concord Street

Brooklyn, NY 11201

Attn: Adeel Rouf

Email: adeel@titan-spac.com

With a copy (which will not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mblankenship@winston.com

If to the Subject Party, to the most recent address listed on the signature page hereto.

(b) Integration and Non-Exclusivity. This Agreement, the Business Combination Agreement and the other Ancillary Documents contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Covered Parties, and the obligations and liabilities of the Subject Party and his controlled Affiliates, under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Business Combination Agreement and any other written agreement between the Subject Party or its Affiliate and any of the Covered Parties. Nothing in the Business Combination Agreement will limit any of the obligations, liabilities, rights or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Business Combination Agreement or any other agreement between the Subject Party or his controlled Affiliate and any of the Covered Parties limit or otherwise affect any right or remedy of the Covered Parties under this Agreement. If any term or condition of any other agreement between the Subject Party, or his controlled Affiliate and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Subject Party, or his controlled Affiliate, as applicable.

(c) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(d) Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by, (i) if prior to the Closing, the Subject Party, the Company, Pubco, Purchaser and the Sponsor, and (ii) if following the Share Acquisition Closing Date, the Subject Party, Pubco and the Sponsor (or their respective permitted successors or assigns). Subject to the following sentence, each of the Subject Party, the Company, Pubco, Purchaser and the Sponsor, on behalf of itself and its affiliates, may seek to (A) waive any inaccuracy in the representations and warranties by such other non-affiliated party hereto contained herein or in any document delivered pursuant hereto, and (B) waive compliance by such other non-affiliated party hereto with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto to be bound thereby. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(e) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES HERETO AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7(a) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7(e). For purposes of this Section 7, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

(f) Successors and Assigns; Third Party Beneficiaries. Subject to Section 7(g), this Agreement and all of the provisions hereof shall be binding upon the Subject Party hereto and the Subject Party’s successors and permitted assigns, and will inure solely to the benefit of the Covered Parties and their respective successors and permitted assigns. Each Covered Party may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person which acquires, in one or more transactions, at least a majority of the equity securities (whether by equity sale, merger or otherwise) of such Covered Party or all or substantially all of the assets of such Covered Party and its Subsidiaries, taken as a whole, without obtaining the consent or approval of the Subject Party. The Subject Party agrees that the obligations of the Subject Party under this Agreement are personal and will not be assigned by the Subject Party.

(g) Third Parties. Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party; provided, that each of the Covered Parties are express third party beneficiaries of this Agreement and will be considered parties under and for purposes of this Agreement.

(h) Limitation on Subject Party’s Authorization to Act on Behalf of Covered Parties.. In the event that the Subject Party serves as a director, officer, employee or other authorized agent of a Covered Party, the Subject Party shall have no authority, express or implied, to act or make any determination on behalf of a Covered Party in connection with this Agreement or any dispute or Action with respect hereto.

(i) Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; and (viii) the word “day” means calendar day unless Business Day is expressly specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(j) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties hereto shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the date first written above.

Subject Party:

Name:	Ozan Özerk

Address for Notice:

Address:

Email:

Signature Page to Non-Competition Agreement

Acknowledged and accepted as of the date first written above:

Pubco:

OPENPAYD GLOBAL HOLDINGS LIMITED

By:
Name:
Title:

Purchaser:

TITAN ACQUISITION CORP

By:
Name:
Title:

Sponsor:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:
Name:
Title:

The Company:

OPENPAYD HOLDINGS LIMITED

By:
Name:
Title:

Signature Page to Non-Competition Agreement

EXHIBIT D

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] between OpenPayd Global Holdings Limited, a Cayman Islands exempted company (the “Surviving Company”) and Titan Acquisition Corp, a Cayman Islands exempted company (the “Merging Company”).

WHEREAS, the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

WHEREAS, the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

WHEREAS, the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, in accordance with section 233(3) of the Statute, that the Merging Company will (a) merge with and into the Surviving Company, with the undertaking, property and liabilities of the Merging Company vesting automatically in the Surviving Company and (b) cease to exist, with the Surviving Company continuing as the surviving company (the “Merger”).

WHEREAS, the Merger shall be upon the terms and subject to the conditions of (a) the Business Combination Agreement (defined below), (b) this Plan of Merger and (c) the provisions of Part 16 of the Statute.

WHEREAS, the shareholders of each of the Surviving Company and the Merging Company have, in accordance with section 233(6) of the Companies Act, authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Statute.

Each of the Surviving Company and the Merging Company deems it desirable and in the commercial interests of the Surviving Company and the Merging Company (respectively) to, and wishes to, enter into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated June 1, 2026 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2.	The surviving company (as defined in the Statute) is the Surviving Company.

3.	The registered office of the Surviving Company is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Appleby Global Services (Cayman) Limited, PO Box 500, Suite 210, 2nd Floor, Windward III, Regatta Office Park, Grand Cayman, KY1-1106, Cayman Islands.

4.	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,100 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [●] ordinary shares in issue.

5.	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have [●] Class A ordinary shares and [●] Class B ordinary shares in issue.

6.	On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,100 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

7.	The date and time on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute, which is [●] (the “Effective Date”).

8.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

9.	Pursuant to Section 1.6 of the Business Combination Agreement, each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-half of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of Section 1.6 of the Business Combination Agreement.

10.	At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Merging Company or the Surviving Company, pursuant to Section 1.6(a) of the Business Combination Agreement, every issued and outstanding Purchaser Ordinary Shares (other than those described in Section 1.6(c) of the Business Combination Agreement) shall be converted automatically into the right of the holder thereof to receive one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and extinguished and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.6(a) and Section 1.7 of the Business Combination Agreement. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(c) of the Business Combination Agreement) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with Section 1.6(a) of the Business Combination Agreement.

11.	At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Merging Company or the Surviving Company, every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Public Warrant, and every issued and outstanding Purchaser Private Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Private Warrant. At the Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and extinguished and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire the number of Pubco Ordinary Shares set forth therein. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

12.	On the Effective Date (but not before), the Merging Company will be struck from the Register of Companies of the Cayman Islands.

13.	On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) in the form annexed at Annexure 2 hereto, and the authorised share capital of the Surviving Company shall be as set out therein.

14.	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association.

15.	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

16.	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

17.	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

18.	The names and addresses of each director of the Surviving Company are:

a.	[●];

b.	[●];

c.	[●];

d.	[●]; and

e.	[●].

19.	This Plan of Merger has been approved by the board of directors of the Surviving Company and Merging Company pursuant to section 233(3) of the Statute.

20.	This Plan of Merger has been authorised by special resolution of the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute.

21.	This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

22.	At any time prior to the Effective Date, this Plan of Merger may be:

a.	terminated by the board of directors of either the Surviving Company or the Merging Company;

b.	amended by the board of directors of both the Surviving Company and the Merging Company to:

i.	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

23.	If this Plan of Merger is amended or terminated in accordance with this clause after it has been filed with the Registrar of Companies in the Cayman Islands but before it has become effective, the constituent companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar of Companies in the Cayman Islands in accordance with sections 235(2) and 235(4) of the Statute and shall distribute copies of such notice in accordance with section 235(3) of the Statute.

24.	This Plan of Merger may be executed in counterparts.

25.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature Page Follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

OPENPAYD GLOBAL HOLDINGS LIMITED

By:
Name:
	Title:	Director

TITAN ACQUISITION CORP

By:
Name:
	Title:	Director

EXHIBIT E

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON [●], 2026)

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON [●], 2026)

1.	The name of the company is OpenPayd Global Holdings Limited (the "Company").

2.	The registered office of the Company will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location as the Board of Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the "Companies Act").

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$50,100 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each, provided always that subject to the Companies Act and the Amended and Restated Articles of Association, the Company shall have the power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON [●], 2026)

E-i

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to OpenPayd Global Holdings Limited (the "Company") and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

"Affiliate” means in respect of any given Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than 50% of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

"Articles" means these amended and restated articles of association of the Company, as amended or substituted from time to time.

“Attorney” has the meaning set forth in Article 95.

"Audit Committee” means the audit committee of the Board of Directors established pursuant to these Articles, or any successor committee.

"Auditor” means the Person for the time being performing the duties of auditor of the Company (if any).

“Authorised Signatory” has the meaning set forth in Article 95.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” means “beneficially own”, “beneficially owned” or “beneficial ownership”, as applicable (as such terms are defined in Rule 13d-3 under the Exchange Act) and each such beneficial owner, a “Beneficial Owner”.

“Board of Directors” means the board of directors of the Company.

"Branch Register" means any branch Register of such category or categories of Shareholders as the Company may from time to time determine.

"Class" or "Classes" means any class or classes of Shares as may from time to time be issued by the Company.

"Commission" means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.

"Companies Act" means the Companies Act (as amended) of the Cayman Islands.

"Compensation Committee” means the compensation committee of the Board of Directors established pursuant to these Articles, or any successor committee.

"Designated Stock Exchange" means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to the Nasdaq Stock Market LLC.

"Directors" means the directors of the Company for the time being.

“Disclosable Interests” has the meaning set forth in Article 61(d)(ii).

"Effective Date” means [●]1.

"Electronic Facility" means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

"Electronic Record" has the same meaning as in the Electronic Transactions Act (As Revised).

"Electronic Transactions Act" means the Electronic Transactions Act (As Revised) of the Cayman Islands.

"Exchange Act" means, to the extent applicable to the Company, the Securities Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute of the United States of America and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Foreign Action” has the meaning set forth in Article 172.

“Indemnified Person” has the meaning set forth in Article 151.

“Indemnity” has the meaning set forth in Article 160.

[1]	Note to Draft: To be the date of the Merger Closing in accordance with the Business Combination Agreement.

"Independent Director” has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Lock-Up Agreements” means those certain Lock-Up Agreements entered into between the Company and certain Shareholders with respect to the Shares.

"Memorandum of Association" means the amended and restated memorandum of association of the Company, as amended or substituted from time to time.

"Nominating Committee" means the nominating committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Nominating Person” means (a) the Shareholder providing the notice of the nomination proposed to be made at the meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

“Nominee Information” has the meaning set forth in Article 62(f)(iii).

"Office" means the registered office of the Company as required by the Companies Act.

"Officers" means the officers for the time being and from time to time of the Company.

"Ordinary Resolution" means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

"Ordinary Share" means an ordinary share of a par value of US$0.0001 each of the Company having the rights, benefits and privileges set out in these Articles.

“Özerk Directors” has the meaning set forth in Article 83(a).

“Özerk Nomination Condition” means so long as Özerk Shareholder Beneficially Owns at least 15% of the Ordinary Shares (as adjusted for any share split/sub-division, share dividend/capitalization, share combination/consolidation, or any reclassification, recapitalization, merger, consolidation or similar transaction with respect to the Ordinary Shares occurring after the Effective Date).

“Özerk Shareholder” means Ozan Özerk or any of his Affiliates that Beneficially Own Shares.

"paid up" means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

"Person" means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

"Preference Share" means a preference share of a par value of US$0.0001 each of the Company having the rights, benefits and privileges set out in these Articles.

“present in person” means that the Shareholder proposing that the business be brought before the annual general meeting of the Company, or a qualified representative of such proposing Shareholder, appear at such annual general meeting.

"Principal Register", where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Board of Directors as a Branch Register.

“Proposing Person” shall mean (a) the Shareholder providing the notice of business proposed to be brought before an annual general meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the business proposed to be brought before the annual general meeting is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Shareholder in such solicitation.

“Public Disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

“qualified representative” means, with respect to a proposing Shareholder, a duly authorised officer, manager or partner of such Shareholder or any other Person authorised by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the annual general meeting of Shareholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual general meeting of Shareholder.

"Register" means the register of the Shareholders of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act or any listed shares register (as defined in the Companies Act).

“Sarbanes-Oxley Act” has the meaning set forth in Article 153(c).

"Seal" means the common seal of the Company (if adopted) including any facsimile thereof.

"Secretary" means any Person appointed by the Board of Directors to perform any of the duties of the secretary of the Company.

"Securities Act" means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Share" means an Ordinary Share or a Preference Share. All references to "Shares" herein shall be deemed to be Shares of any or all Classes or sub-classes as the context may require. For the avoidance of doubt, in these Articles the expression "Share" shall include a fraction of a Share.

"Share Premium Account" means the share premium account established in accordance with these Articles and the Companies Act.

"Shareholder" means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Shareholder Information” has the meaning set forth in Article 61(d)(i).

"signed" means bearing a signature or representation of a signature affixed by mechanical means.

"Special Resolution" means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Specified Court” has the meaning set forth in Article 172.

“Sponsor Director” has the meaning set forth in Article 83(b).

“Sponsor Shareholder” means Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company.

“Synthetic Equity Position” has the meaning set forth in Article 61(d)(ii).

"Tax Filing Authorised Person” means such Person as any Director shall designate from time to time, acting severally.

“Timely Notice” has the meaning set forth in Article 61(c).

"Treasury Shares" means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Voting Commitment” has the meaning set forth in Article 62(i).

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)	reference to any determination by the Board of Directors shall be construed as a determination by the Board of Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)	reference to "in writing" shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another, including in the form of an Electronic Record;

(i)	reference to “including”, “includes” or similar expression shall be deemed to be followed by the phrase “without limitation”;

(j)	reference to “or” means “and/or”;

(k)	reference to “hereof,” “hereunder,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article or section or other subdivision of these Articles;

(l)	reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors or assigns are permitted by these Articles;

(m)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(n)	any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(o)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Board of Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board of Directors may from time to time determine.

6.	The expenses incurred in connection with the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Board of Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Board of Directors shall determine.

7.	The Board of Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Board of Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Board of Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange. Notwithstanding anything set out in these Articles and pursuant to Section 40B of the Companies Act, the Company is authorised to evidence and transfer title to listed shares (as defined in the Companies Act) of the Company in accordance with the laws applicable to and the rules and regulations of any Designated Stock Exchange.

SHARES

8.	Ordinary Shares shall be issued to such Persons as the Directors may determine pursuant to these Articles. Ordinary Shares shall confer upon the holders thereof the right to receive notice of and to attend and vote at any general meeting of the Company in accordance with the provisions of these Articles and to receive and vote on proposed written resolutions of the Company. The holders of Ordinary Shares shall be entitled to one vote per share on all matters submitted to a vote of the Company’s Shareholders generally.

9.	Preference Shares shall be issued to such Persons as the Directors may determine pursuant to these Articles. Preference Shares shall confer upon the holders thereof all rights, preferences and privileges as may be fixed and determined by the Board of Directors or the Shareholders by Ordinary Resolution.

10.	Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Board of Directors who may, in their absolute discretion and without approval of the Shareholders:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants, convertible securities or similar instruments conferring the right upon the holders thereof to subscribe for, purchase or receive such Shares;

and, for such purposes, the Board of Directors may reserve an appropriate number of Shares for the time being unissued.

11.	The Board of Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board of Directors or the Shareholders by Ordinary Resolution.

12.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

13.	The Board of Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

14.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Board of Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article 14, the Board of Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Board of Directors may vary the rights attaching to any Class without the consent or approval of Shareholders; provided, that the rights will not, in the determination of the Board of Directors, be materially adversely varied or abrogated by such action.

15.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

CERTIFICATES

16.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Board of Directors shall determine otherwise.

17.	Every share certificate, if any, of the Company shall bear any legends required under applicable laws, including the Securities Act, and shall be signed by any two Officers authorised to sign share certificates. The chair of the Board of Directors and any president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, the Secretary (or an assistant Secretary) of the Company shall specifically be authorised to sign share certificates. Any or all of the signatures on any certificate may be electronic. In case any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such Officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such Officer, transfer agent or registrar at the date of issue.

18.	If any share certificate is lost, destroyed or stolen, the Board of Directors may require the holder or holders of the relevant Share to provide an indemnity in a form acceptable to the Board of Directors. Upon such indemnity being provided, a new share certificate may be issued to the holder or holders entitled to such lost, destroyed or stolen share certificate, unless the Board of Directors determine otherwise. If a certificate representing Shares has been lost, destroyed or stolen, and the owner fails to notify the Company of that fact within a reasonable time after the owner has notice of such loss, destruction or wrongful taking and the Company registers a transfer of such Shares before receiving notification thereof, the owner shall be precluded from asserting against the Company any claim for registering such transfer or a claim to a new certificate representing such Shares or such Shares in uncertificated form.

FRACTIONAL SHARES

19.	The Board of Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

20.	The Company has a first and paramount lien on every Share (not being a share which is fully paid as to its par value and share premium) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share (including any premium payable). The Board of Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article 20. The Company’s lien on a Share extends to any amount payable in respect of it.

21.	The Company may sell, in such manner as the Board of Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

22.	For giving effect to any such sale, the Board of Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

23.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

24.	Subject to the terms of allotment, the Board of Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorising such call was passed.

25.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

26.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at such rate as the Board of Directors may determine, from the day appointed for the payment thereof to the time of the actual payment, but the Board of Directors shall be at liberty to waive payment of that interest wholly or in part.

27.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

28.	The Board of Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

29.	The Board of Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the Shareholder paying the sum in advance and the Board of Directors.

FORFEITURE OF SHARES

30.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Board of Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

31.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

32.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Board of Directors to that effect.

33.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board of Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board of Directors think fit.

34.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

35.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

36.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

37.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

38.	Subject to these Articles, the rules or regulations of the Designated Stock Exchange, any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), or any Lock-Up Agreement, a Shareholder may transfer all or any of their Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange, the Commission and/or any competent regulatory authority or in any other form approved by the Board of Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board of Directors may approve from time to time. If the Shares in question were issued in conjunction with rights, options and warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board of Directors shall refuse to register the transfer of any such Shares without evidence satisfactory to them of the like transfer of such right, option or warrant.

39.	The instrument of transfer of any Share shall be (a) in any usual or common form; (b) such form as is prescribed by the Designated Stock Exchange; or (c) in any other form the Board of Directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any competent regulatory authority) and if in respect of a nil or partly paid up Share, or if so required by the Board of Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

40.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register closed at such times and for such periods as the Board of Directors may from time to time determine.

41.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board of Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

42.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

43.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

44.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

45.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

46.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

47.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

48.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Board of Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Board of Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Board of Directors may determine.

49.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

50.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

51.	The Board of Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

52.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Board of Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

53.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

54.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

55.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Board of Directors.

GENERAL MEETINGS

56.	The Board of Directors may, whenever they think fit, convene a general meeting of the Company. No other Person may convene a general meeting of the Company.

57.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Board of Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

58.	The Board of Directors may postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Board of Directors shall promptly give Shareholders notice in writing of any postponement, including the place, day and hour of the rearranged general meeting. The Board of Directors may postpone a general meeting which has already been postponed, and a postponement may be for a stated period of any length or indefinitely as the Board of Directors may determine. No business shall be transacted at any postponed general meeting other than the business specified in the notice of the original general meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting.

NOTICE OF GENERAL MEETINGS

59.	Not more than 60 nor less than 10 clear days’ notice of a general meeting in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, including by means of Electronic Facility, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

60.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.	All business carried out at a general meeting shall be deemed special business with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board of Directors or of the Auditors, and the fixing of the remuneration of the Auditors.

(a)	No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

(b)	In addition, no business may be transacted at any meeting other than business that is (i) transacted at any general or annual meeting specified in the notice of the meeting given by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (ii) otherwise properly brought before an annual general meeting (A) by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (B) by a Shareholder present in person who (1)(I) was a record owner of Shares both at the time of giving the notice provided for in Article 59 and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Article 61 in all applicable respects, or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (III) shall be the exclusive means for a Shareholder to propose business to be brought before an annual general meeting. The only matters that may be brought before a general meeting are the matters specified in the notice of meeting given by or at the direction of the Board of Directors pursuant to clause (i), and Shareholders shall not be permitted to propose business to be brought before a general meeting. Shareholders seeking to nominate persons for election to the Board of Directors must comply with Article 62 and this Article 61 shall not be applicable to nominations except as expressly provided in Article 62.

(c)	Without qualification, for business to be properly brought before an annual general meeting by a Shareholder, the Shareholder must (i) provide Timely Notice (as defined in this Article 61(c)) thereof in writing and in proper form to the Board of Directors and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article61. To be timely, (A) a Shareholder’s notice must be delivered to, or mailed and received at, the Office not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual general meeting or (B) in the case of the first annual general meeting following the date hereof, notice by the Shareholder to be timely must be so delivered, or mailed and received, not later than the 10th day following the day on which Public Disclosure of the date of such annual general meeting was first made by the Company (such notice within such time periods set forth in the foregoing clauses (A) and (B), as applicable, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(d)	To be in proper form for purposes of this Article 61, a Shareholder’s notice to the Board of Directors shall set forth:

(i)	As to each Proposing Person, (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the Class and number of Shares that are, directly or indirectly, owned of record or Beneficially Owned by such Proposing Person, except that such Proposing Person shall in all events be deemed to Beneficially Own any Shares of any Class as to which such Proposing Person has a right to acquire Beneficial Ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)	As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any Shares of any Class; provided, that for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the Shares of any Class Beneficially Owned by such Proposing Person that are separated or separable from the underlying Shares, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its Officers, Directors, or Affiliates, (D) any other material relationship between such Proposing Person, on the one hand, and the Company or any of its Affiliates, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Company or any of its Affiliates (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the issued share capital of the Company required to approve or adopt the proposal or otherwise solicit proxies from Shareholders in support of such proposal, and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner; and

(iii)	As to each item of business that the Shareholder proposes to bring before the annual general meeting, (A) a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other record or Beneficial Owner(s) or Persons(s) who have a right to acquire Beneficial Ownership at any time in the future of the Shares of any Class (including their names) in each case of (1) or (2), in connection with the proposal of such business by such Shareholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner.

(e)	A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 61 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the Shareholders.

(f)	Notwithstanding anything in these Articles to the contrary, no business shall be conducted at an annual general meeting that is not properly brought before the meeting in accordance with this Article 61. The presiding chair of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Article 61, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)	This Article 61 is expressly intended to apply to any business proposed to be brought before an annual general meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Company’s proxy statement. In addition to the requirements of this Article 61 with respect to any business proposed to be brought before an annual general meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article 61 shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

62.	Nominations for Election to the Board of Directors

(a)	Nominations of any person for election to the Board of Directors at an annual general meeting or at a general meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling such general meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or Persons authorised to do so by the Board of Directors or these Articles, or (ii) by a Shareholder present in person (A) who was a record owner of Shares both at the time of giving the notice provided for in this Article 62 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article 62 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual general meeting or general meeting.

(b)	Without qualification, for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual general meeting pursuant to Article 62(a)(ii), the Shareholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary, (ii) provide the information, agreements and questionnaires with respect to such Shareholder and its candidate for nomination as required to be set forth by this Article 62 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Article 62. Without qualification, if the election of Directors is a matter specified in the notice of general meeting given by or at the direction of the Board of Directors calling a general meeting, then for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at a general meeting, the Shareholder must:

(i)	provide timely notice thereof in writing and in proper form to the Secretary at the Office;

(ii)	provide the information with respect to such Shareholder and its candidate for nomination as required by this Article 62; and

(iii)	provide any updates or supplements to such notice at the times and in the forms required by this Article 62.

(c)	To be timely, a Shareholder’s notice for nominations to be made at a general meeting pursuant to Article 62(a)(ii) must be delivered to, or mailed and received at, the Office not earlier than the 120th day prior to such general meeting and not later than the 90th day prior to such general meeting or, if later, the 10th day following the day on which Public Disclosure of the date of such general meeting was first made.

(d)	In no event shall any adjournment or postponement of an annual general meeting or general meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

(e)	In no event may a Nominating Person provide Timely Notice with respect to a greater number of Director candidates than are subject to election by Shareholders at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of Directors subject to election at the meeting in accordance with Article 86, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Article 62(c), or (iii) the 10th day following the date of Public Disclosure of such increase.

(f)	To be in proper form for purposes of this Article 62, a Shareholder’s notice to the Board of Directors shall set forth:

(i)	As to each Nominating Person, the Shareholder Information, except that for purposes of this Article 62 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 61(d)(i);

(ii)	As to each Nominating Person, any Disclosable Interests, except that for purposes of this Article 62 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 61(d)(ii) and the disclosure with respect to the business to be brought before the meeting in Article 61(d)(ii) shall be made with respect to the election of Directors at the meeting; and

(iii)	As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Shareholder’s notice pursuant to this Article 62 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Article 62(i).

(g)	A Shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 62 shall be true and correct as of the record date for Shareholder entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(h)	In addition to the requirements of this Article 62 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)	To be eligible to be a candidate for election as a Director at an annual general meeting or general meeting, a candidate must be nominated in the manner prescribed in this Article 62 and the candidate for nomination, whether nominated by the Board of Directors or by a Shareholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Board of Directors at the Office, (i) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, Share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or general meeting and (ii) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a Director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any Person as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed to the Company, (C) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or Share ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as a Director, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a Director.

(j)	The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an Independent Director in accordance with the Company’s corporate governance guidelines.

(k)	A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Article 62, if necessary, so that the information provided or required to be provided pursuant to this Article 62 shall be true and correct as of the record date for Shareholder entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office (or any other office specified by the Company in any public announcement) not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a candidate for nomination as a Director, extend any applicable deadlines hereunder or enable or be deemed to permit a candidate for nomination as a Director who has previously submitted materials hereunder to amend or update any materials or to submit any new materials.

(l)	No candidate shall be eligible for nomination as a Director at an annual general meeting or at a general meeting unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Article 62. The presiding chair at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 62, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(m)	Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated in accordance with this Article 62 or Article 83.

63.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

64.	If within half an hour from the time appointed for the meeting a quorum is not present it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Board of Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

65.	If the Board of Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment (including by means of Electronic Facility) by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

66.	The chair, if any, of the Board of Directors shall preside as chair at every general meeting of the Company.

67.	If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Board of Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

68.	The chair of the general meeting may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall do so if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for 14 days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

69.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll, which shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting.

70.	In the case of an equality of votes, the chair of the meeting shall be entitled to a second or casting vote.

71.	A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

72.	Subject to any rights and restrictions for the time being attached to any Share, every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the registered holder.

73.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

74.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

75.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

76.	Votes may be given either personally or by proxy.

77.	An instrument appointing a proxy shall be in writing and shall be executed by or on behalf of the appointor. Such instrument appointing a proxy may be in any usual or common form or such other form as the Board of Directors may approve (including an appointment of proxy made by way of electronic communication). A proxy need not be a Shareholder.

78.	The instrument appointing a proxy shall be deposited at the Office or at such other place or in such other manner as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

79.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

80.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

81.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Board of Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

82.	If a clearing house (or its nominee) is a Shareholder it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Shareholders; provided, that if more than one Person is so authorised, the authorisation shall specify the number and Class in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article 82 shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which they represent as that clearing house (or its nominee) could exercise if it were an individual Shareholder holding the number of Shares and Class specified in such authorisation.

DIRECTORS

83.	Initially as of the Effective Date, the Board of Directors shall consist of seven Directors, who shall be appointed to the Board of Directors as follows:

(a)	for so long as the Özerk Nomination Condition is satisfied, five of which shall be appointed by the Özerk Shareholder (or its Affiliates) by written notice delivered to the Company (each initial Director and any subsequent Person so appointed by the Özerk Shareholder (or its Affiliates), an “Özerk Director”); provided, that the number of Özerk Directors that the Özerk Shareholder (or its Affiliates) shall be entitled to appoint shall increase or decrease, as applicable, based on the following equation: (i) the total number of Directors comprising the Board of Directors from time to time (including any vacancies or newly created directorships), multiplied by (ii) the quotient obtained by dividing the Ordinary Shares Beneficially Owned by the Özerk Shareholder (or its Affiliates) by the total number of outstanding Ordinary Shares issued and outstanding, rounded up to the nearest whole number of Directors. Only the Özerk Shareholder (or its Affiliates) shall be entitled to appoint or remove a Özerk Director by written notice delivered to the Company. In the event that any Person appointed as an Özerk Director shall cease to be a Director for any reason, the Özerk Shareholder (or its Affiliates) shall be entitled to appoint a replacement who shall serve until his or her successor shall be elected and qualified, subject to such Özerk Director’s earlier death, resignation, disqualification or removal in accordance with these Articles. No delay by the Özerk Shareholder in nominating the Özerk Directors shall impair the Özerk Shareholder’s right to subsequently nominate any Özerk Director. The Özerk Shareholder’s rights under this Article 83 (a) shall expire at such time the Özerk Nomination Condition is no longer satisfied;

(i)	the Özerk Shareholder hereby appoints the following five individuals as the initial Özerk Directors as of the Effective Date: Ozan Özerk, [●], [●], [●] and [●]; and

(b)	one of which shall be appointed by the Sponsor Shareholder (the initial Director and any subsequent Person so appointed, the “Sponsor Director”) by written notice delivered to the Company, which Sponsor Director shall hold office until the first annual meeting of the Shareholders (the “Initial Sponsor Director Term”), and after the expiration of the Initial Sponsor Director Term, such Director shall be nominated and elected in accordance with the terms of these Articles. Only the Sponsor Shareholder shall be entitled to appoint or remove the Initial Sponsor Director during the Initial Sponsor Director Term by written notice delivered to the Company. In the event that any Person appointed as the initial Sponsor Director shall cease to be a Director for any reason during the Initial Sponsor Director Term, the Sponsor Shareholder shall be entitled to appoint a replacement Sponsor Director who shall serve for the remaining unexpired Initial Sponsor Director Term. The Sponsor’s rights under this Article 83(b) shall expire at the end of the Initial Sponsor Director Term;

(i)	the Sponsor Shareholder hereby appoints the following individual as the initial Sponsor Director as of the Effective Date: [●]; and

(c)	one of which shall be an Independent Director, appointed pursuant to Article 84.

(i)	the initial Independent Director as of the Effective Date is [●].

84.	The Company may by Ordinary Resolution appoint any Person to be a Director, subject to the appointment rights set forth in Article 83(a) or Article 83(b), as applicable, and the other terms of these Articles.

85.	Subject to these Articles, a Director shall hold office for a term of one-year or until such earlier time as they resign or are removed from office in accordance with Article 106.

86.	The number of Directors to be appointed to the Board of Directors may be fixed by resolution of the Board of Directors; provided that for so long as the Özerk Nomination Condition is satisfied, the number of Directors to be appointed to the Board of Directors shall only be increased or decreased with the prior written consent of the Özerk Shareholder; and; provided, further, that (a) no reduction of the authorised number of Directors shall have the effect of removing any Director before that Director’s term of office expires, and (b) any reduction in the percentage of Ordinary Shares Beneficially Owned by the Özerk Shareholder (or its Affiliates) shall not shorten the term of any incumbent Özerk Director. In the event that the Özerk Shareholder has appointed less than the total number of Directors the Özerk Shareholder shall be entitled to appoint pursuant to Article 83(a), the Özerk Shareholder shall have the right, at any time, to appoint such additional Directors to which he is entitled, in which case, the Company and the other Directors shall take all necessary corporate actions, to the fullest extent permitted by applicable law, to (i) enable the Özerk Shareholder to appoint and effect the appointment of such additional individuals, whether by increasing the size of the Board, or otherwise, and (ii) effect the appointment of such additional individuals appointed by the Özerk Shareholder to fill such newly-created directorships.

87.	The remuneration of the Directors may be determined by the Board of Directors.

88.	There shall be no shareholding qualification for Directors.

89.	In the event:

(a)	of a vacancy pursuant to Article 106, any Director appointed to fill such vacancy shall be appointed by the applicable Shareholder(s) responsible pursuant to Article 83(a) or Article 83(b), as applicable, for appointing the Director whose office was so vacated; provided, that if no Shareholder is entitled to appoint a Director to fill a vacancy pursuant to Article 83, then such vacancy may be filled by the affirmative vote of a majority of the Directors then in office.

(b)	of any newly-created directorship on the Board that results from an increase in the total number of Directors occurring in the Board shall (i) with respect to the Özerk Directors, be filled solely and exclusively pursuant to Article 83(a), and (ii) with respect to any other Director, solely and exclusively by the affirmative vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, and not by the Shareholders of the Company. Except as otherwise provided by these Articles, any Director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of Shareholders for election of Directors and until his or her successor shall be elected and qualified, subject to such Director’s earlier death, resignation, disqualification or removal in accordance with these Articles.

ALTERNATE DIRECTOR

90.	Any Director may in writing appoint any other Director or any other Person approved by the Board of Directors (in accordance with these Articles) to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are a Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

91.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Board of Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Board of Directors that would have been valid if that resolution had not been passed.

92.	The Board of Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Board of Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board of Directors may think fit. Any Person so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution. The Board of Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

93.	The Board of Directors may appoint any Person to be the Secretary (and if need be, an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution.

94.	The Board of Directors may establish and delegate any of their powers to committees (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee) which may consist of one or more Directors as they think fit; provided, that any such committee shall include a proportionate number of Özerk Directors as are members of the Board of Directors, with at least one Özerk Director as a member thereof.

(a)	Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors; and

(b)	The Board of Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and its charter and shall have such powers as the Board of Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board of Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law). For so long as any Class is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

95.	The Board of Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys or authorised signatory (any such Person being an "Attorney" or "Authorised Signatory", respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Board of Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

96.	The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article 96.

97.	The Board of Directors from time to time and at any time may establish any local boards or agencies for managing any of the affairs of the Company and may appoint any managers or agents of the Company to be members of such local boards or agencies and may fix the remuneration of any such Person.

98.	The Board of Directors from time to time and at any time may delegate to any such local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and any such appointment or delegation may be made on such terms and subject to such conditions as the Board Directors may think fit and the Board of Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

99.	Any such delegates as aforesaid may be authorised by the Board of Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

100.	The Board of Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided, that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

101.	Subject to the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, the Board of Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of Section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator, in each case, without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS

102.	The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

103.	The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

104.	The Company may maintain a facsimile of the Seal in such countries or places as the Board of Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Board of Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose.

105.	Notwithstanding the foregoing, the Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

106.	The office of a Director shall be vacated if such Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company; or

(d)	is removed from office (i) by Ordinary Resolution, or (ii) pursuant to any other provision of these Articles; provided, however, that, (A) for so long as the Özerk Nomination Condition is satisfied, an Özerk Director may only be removed with the prior written consent of Özerk Shareholder, and (B) during the Initial Sponsor Director Term, a Sponsor Director may only be removed with the prior written consent of the Sponsor Shareholder; provided, further, however, that (without limiting, in any respect, the Shareholders’ rights hereunder) any Director may be removed upon the written consent of all of their co-Directors (not being less than two in number) upon the reasonable and good faith finding of all such other Directors that such Director engaged in criminal misconduct or wilful or intentional misrepresentation or fraud.

PROCEEDINGS OF DIRECTORS

107.	The Board of Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at such meeting. In case of an equality of votes, the chair of the Board of Directors shall have a second or casting vote. A Director may, and the Secretary (or an assistant Secretary) on the requisition of a Director shall, at any time summon a meeting of the Board of Directors upon at least 24 hours prior notice to each other Director (unless waived by the Board of Directors).

108.	A Director may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

109.	The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Directors in office from time to time; provided, that for so long as Özerk Shareholder is entitled to appoint any Özerk Directors pursuant to Article 83(a), a quorum shall include at least one Özerk Director. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

110.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Board of Directors. A general notice given to the Board of Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Board of Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

111.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Board of Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Board of Directors whereat they are or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement; provided, that the nature of the interest of any Director in any such appointment or arrangement shall be disclosed by them at or prior to its consideration and any vote thereon.

112.	Any Director may act by themselves or their firm in a professional capacity for the Company so long as such services are on an arm’s length basis, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided, that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

113.	The Board of Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Board of Directors;

(b)	the names of the Directors present at each meeting of the Board of Directors and of any committee of Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board of Directors and of committees of Directors.

114.	When the chair of a meeting of the Board of Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

115.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of the Board of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of the Board of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

116.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

117.	The Board of Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

(a)	the Board of Directors hereby appoint Ozan Özerk as the initial chair of the Board of Directors as of the adoption date of these Articles.

118.	Subject to any regulations imposed on it by the Board of Directors, a committee appointed by the Board of Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

119.	A committee appointed by the Board of Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Board of Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair of such committee, if appointed, shall have a second or casting vote.

120.	All acts done by any meeting of the Board of Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

121.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Board of Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

122.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Board of Directors.

123.	The Board of Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Board of Directors, either be employed in the business of the Company or be invested in such investments as the Board of Directors may from time to time think fit.

124.	Any dividend may be paid in any manner as the Board of Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

125.	Any dividend or other distribution which cannot be paid to a Shareholder or which remains unclaimed after six months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Board of Directors, be paid into a separate account in the Company’s name; provided, that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the Shareholder. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

126.	The Board of Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

127.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

128.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

129.	No dividend shall bear interest against the Company.

ACCOUNTS AND ANNUAL RETURN AND DECLARATION

130.	The books of account relating to the Company’s affairs (including a Register consisting of one or more records in which the names of all of the Shareholders of record, the address and number of Shares registered in the name of each such Shareholder, and all issuances and transfers of Shares of the Company are recorded in) shall be kept in such manner as may be determined from time to time by the Board of Directors. Such books of account must be retained for a minimum period of five years from the date on which they are prepared.

131.	The books of account shall be kept at the Office, or at such other place or places as the Board of Directors think fit, and shall always be open to inspection by the Directors.

132.	The Board of Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by Ordinary Resolution.

133.	The financial year of the Company shall end on 30 June of each year or such other date as the Board of Directors may determine.

134.	The Board of Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

135.	Each Director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Officers, agents or employees, or committees of the Board of Directors so designated, or by any other Person as to matters which such Director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company.

AUDIT

136.	The Board of Directors may appoint an Auditor who shall hold office on such terms as the Directors determine.

137.	Without prejudice to the freedom of the Board of Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law, the Board of Directors shall establish and maintain an Audit Committee as a committee of the Board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

138.	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

139.	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

140.	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Board of Directors shall fill the vacancy and determine the remuneration of such Auditor.

141.	Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

142.	Auditors shall, if so required by the Board of Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

CAPITALISATION OF RESERVES

143.	Subject to the Companies Act and these Articles, the Board of Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 143, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board of Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article 143.

SHARE PREMIUM ACCOUNT

144.	The Board of Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

145.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

146.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to an electronic mail address provided by such Shareholder, or by facsimile should the Board of Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

147.	Whenever notice is required to be given under any provision of the Companies Act or these Articles, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Neither the business to be transacted at, nor the purpose of, any general meeting of the Shareholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

148.	Any notice or other document, if served by:

(a)	registered or certified mail, pre-paid and return receipt requested, which shall be deemed to have been served five clear days after the time when the notice or document containing the same is mailed;

(b)	recognised courier service, shall be deemed to have been served 48 hours after the time when the notice or document containing the same is delivered to the courier service;

(c)	electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by the Board of Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(d)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

149.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

150.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

151.	Every Director (including for the purposes of this Article 151, any alternate Director appointed pursuant to the provisions of these Articles), the Secretary, an assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same, together with every former Director and former Officer (each an "Indemnified Person") shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

152.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company;

(b)	for any loss on account of defect of title to any property of the Company;

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested;

(d)	for any loss incurred through any bank, broker or other similar Person;

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

153.	The Company shall not be obligated to indemnify any Person in connection with any action or proceeding (or any part thereof):

(a)	for which payment has actually been made to and received by or on behalf of such Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of national, federal, state or local statutory law or common law, if such Person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Company by such Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 of the United States of America (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)	initiated by such Person, including any action or proceeding (or any part thereof) initiated by such Person against the Company, any legal entity which it controls, any Director or Officer thereof or any third party, unless (i) the Board of Directors has consented to the initiation of such action or proceeding or part thereof, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law (provided, however, that this Article 153(d)shall not apply to counterclaims or affirmative defences asserted by such Person in an action brought against such Person), (iii) otherwise required to be made under Article 155 or (iv) otherwise required by applicable law; or

(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Indemnity (as defined in Article 160) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Indemnity (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Indemnity (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

154.	The Company, to the fullest extent permitted by law, may indemnify and advance expenses, including, but not limited to, reasonable attorney’s fees and other costs and expenses incurred or to be incurred, to any Indemnified Person made or threatened to be made by a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company or any predecessor of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

155.	If a claim for indemnification (following the final disposition of the applicable action or proceeding) under this Indemnity is not paid in full within 60 days, or a claim for advancement of expenses under this Indemnity is not paid in full within 30 days after a written claim therefor has been received by the Company, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

156.	The rights conferred on any Indemnified Person by this Indemnity shall not be exclusive of any other rights which such Indemnified Person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of shareholders or disinterested Directors or otherwise.

157.	The Company may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Companies Act.

158.	The Company’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

159.	Subject to the terms of any provision of these Articles or agreement between the Company and any Director, Officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Indemnity shall continue notwithstanding that the Indemnified Person has ceased to be a Director, Officer, employee or agent of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Indemnified Person.

160.	Neither any amendment nor repeal of Article 151, Article 152, Article 153, Article 154, Article 155, Article 156, Article 157, Article 158, Article 159 or this Article 160 (collectively, the “Indemnity”), nor the adoption by amendment of these Articles of any provision inconsistent with the Indemnity, shall eliminate or reduce the effect of the Indemnity in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for the Indemnity, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

NON-RECOGNITION OF TRUSTS

161.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided, that notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Board of Directors.

WINDING UP

162.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

163.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

164.	Subject to the Companies Act, the rights attaching to the various Classes or any other provisions of these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

165.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Board of Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, the Commission and/or any competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

166.	In lieu of or apart from closing the Register, the Board of Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Board of Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

167.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article 167, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

168.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 168, the Board of Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

169.	The Company may merge or consolidate in accordance with the Companies Act.

170.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

171.	The Board of Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXCLUSIVE FORUM

172.	To the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Specified Court”) shall be the sole and exclusive forum for any Shareholder (including a Beneficial Owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, Officer or other employee, agent or Shareholder to the Company or to the Shareholders, (c) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or shareholders arising pursuant to any provision of the Companies Act or these Articles, or (d) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or Shareholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article 172 is filed in a court other than the Specified Court (a “Foreign Action”) by any Shareholder (including any Beneficial Owner), to the fullest extent permitted by law, such Shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the Specified Court in connection with any action brought in any such court to enforce this Article 172; and (ii) having service of process made upon such Shareholder in any such action by service upon such Shareholder’s counsel in the Foreign Action as agent for such Shareholder.

173.	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by the Companies Act or these Articles, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

174.	To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of Article 172 and Article 173.

GENERAL

175.	If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any section or paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by the Companies Act or these Articles, in any way be affected or impaired thereby.

CERTAIN TAX FILINGS

176.	Each Tax Filing Authorised Person and any such other Person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other Person prior to the date of these Articles.

EXHIBIT F

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2026, is made and entered into by and among (a) OpenPayd Global Holdings Limited, a Cayman Islands exempted company (the “Company”), (b) Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), (c) Cantor Fitzgerald & Co. and Odeon Capital Group LLC (collectively, the “IPO Investment Banks”), (d) Anne Martina Limited (“Anne Martina”) and (e) Ozan Özerk, Iana Dimitrova and David Bull1 (the “OpenPayd Holders”). The Sponsor, the IPO Investment Banks, Anne Martina and the OpenPayd Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.8 or Section 5.15 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”. The Company, the Sponsor, the IPO Investment Banks, Anne Martina and the OpenPayd Holders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, on April 8, 2025, Titan Acquisition Corp, a Cayman Islands exempted company (“Titan”) and the IPO Investment Banks entered into that certain Private Placement Warrants Purchase Agreement (the “IPO Investment Banks Warrant Purchase Agreement”), pursuant to which the IPO Investment Banks purchased 2,400,000 warrants (the “IPO Investment Bank Warrants”), in a private placement transaction occurring simultaneously with the closing of Titan’s initial public offering on April 10, 2025;

WHEREAS, on April 8, 2025, Titan, the Sponsor and the IPO Investment Banks (collectively, the “Sponsor Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which Titan granted the Sponsor Holders certain registration rights with respect to certain securities of Titan;

WHEREAS, on April 10, 2025, Titan and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement (the “Sponsor Warrant Purchase Agreement”), pursuant to which the Sponsor purchased 5,710,056 warrants in a private placement transaction occurring simultaneously with the closing of Titan’s initial public offering on April 10, 2025;

WHEREAS, on June 1, 2026, Titan, the Sponsor, solely in its capacity as the representative of Titan, the Company, OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales (“OpenPayd”), Ozan Özerk, solely in his capacity as the representative of the OpenPayd shareholders, Ozan Özerk and Zedra Trust Company (Guernsey) Limited entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other matters (a) Titan merged with and into the Company (the “Merger”) with the Company surviving the Merger, as a result of which each issued and outstanding security of Titan immediately prior to the Merger was exchanged for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) the Company acquired all of the issued and outstanding ordinary shares of OpenPayd in exchange for the issuance of ordinary shares, with $0.0001 par value per share, of the Company (“Ordinary Shares”) to the beneficial owners of the shares of OpenPayd, all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

[1]	Note to Draft: This should include any OpenPayd shareholder who will, because of their status as officer, director or significant shareholder, not receive freely tradable shares at closing.

Exhibit F-1

WHEREAS, upon the consummation of the Merger, 6,900,000 Class B ordinary shares of Titan held by the Sponsor were converted into 6,900,000 Ordinary Shares (“Founder Shares”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company (as successor-in-interest to Titan) and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company (as successor-in-interest to Titan) and the Sponsor Holders (constituting all of the Holders (as defined in the Existing Registration Rights Agreement)) desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.15.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.15.

“Affiliate” shall mean with respect to a specified person, each other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Ordinary Shares (or securities convertible, exercisable or exchangeable for Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” shall have the meaning given in the Preamble.

“Anne Martina Lock-Up Period” shall mean the lock-up applicable to the Anne Martina Shares, as set forth in the Anne Martina Lock-up Agreement.

“Anne Martina Lock-Up Agreement” shall mean the Lock-Up Agreement, dated as of June 1, 2026, by and among the Company, OpenPayd and Anne Martina.

“Anne Martina Shares” means the Ordinary Shares to be issued to Anne Martina pursuant to its engagement letter with OpenPayd dated as of September 23, 2025.

Exhibit F-2

“Block Trade” shall have the meaning given in Section 2.4(a).

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holders” shall have the meaning given in Section 2.1(d).

“Demanding Percentage” shall mean (a) with respect to the Sponsor Holders, at least 10% of the Registrable Securities held by all Sponsor Holders, and (b) with respect to the OpenPayd Holders, at least 10% of the Registrable Securities held by all OpenPayd Holders.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Filing Date” shall have the meaning given in Section 2.1(a).

“Form F-1 Shelf” shall have the meaning given in Section 2.1(a).

“Form F-3 Shelf” shall have the meaning given in Section 2.1(a).

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Founder Shares Lock-Up Period” shall mean the lock-up applicable to the Founder Shares, as set forth in the Insider Letter.

“Holder Information” shall have the meaning given in Section 4.1(b).

“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of April 8, 2025, by and among Titan, the Sponsor, Adeel Rouf, Frank Mastrangelo, Pawneet Abramowski, Walter Beach and Leslie Tepper.

“IPO Investment Bank Warrant Lock-Up Period” shall mean the lock-up applicable to the IPO Investment Bank Warrants and any of the Ordinary Shares issued or issuable upon the exercise or conversion of the IPO Investment Bank Warrants as are set forth in the IPO Investment Banks Warrant Purchase Agreement.

Exhibit F-3

“IPO Investment Banks Warrant Purchase Agreement” shall have the meaning given in the Recitals hereto.

“IPO Investment Bank Warrants” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.8(e).

“Lock-Up Period” means, with respect to Registrable Securities, any lock-up restrictions agreed to by the holders of such Registrable Securities, including the Anne Martina Lock-Up Period, the Founder Shares Lock-Up Period, the Private Placement Lock-Up Period and the IPO Investment Bank Warrant Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Notice of Suspension” shall have the meaning given in Section 3.4(b).

“OpenPayd Holders” shall have the meaning given in the Preamble.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities (i) prior to the expiration of the Founder Shares Lock-Up Period, Sponsor Warrant Lock-Up Period or IPO Investment Bank Warrant Lock-Up Period, as the case may be, pursuant to and in accordance with the Insider Letter and any other applicable agreement between such Sponsor Holder and/or their respective Permitted Transferees and Titan and (ii) after the expiration of the applicable Lock-Up Period, any person or entity to whom such Holder of Registrable Securities transfers such Registrable Securities, and (b) with respect to the OpenPayd Holders and their Permitted Transferees, any person or entity to whom such Holder of Registrable Securities transfers such securities; and provided that in each case the transferee receives Registrable Securities and agrees in writing to be bound by the terms of this Agreement by executing and delivering a Joinder.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2(a).

[“PIPE Shares” shall mean an aggregate of [●] of the Company’s Ordinary Shares issued to certain investors on the date hereof pursuant to subscriptions agreements dated as of [●], 2026, in transactions exempt from registration under the Securities Act.]

Exhibit F-4

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Warrants and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants, the period set forth in the Insider Letter.

“Private Placement Warrants” means (a) the 5,710,056 private placement warrants acquired by the Sponsor from Titan pursuant to that certain Sponsor Warrant Purchase Agreement and (b) any additional warrants to purchase Ordinary Shares issued to the Sponsor arising from the conversion of up to $1,500,000 of working capital loans into warrants issuable at $1.00 per warrant.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares of the Company held by a Holder immediately following the Closing (including Ordinary Shares issued or issuable upon vesting or upon the exercise of any other equity security that is outstanding immediately following the Closing), (b) any Additional Holder Ordinary Shares and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) or (b) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold under such Registration Statement; (ii) such securities shall have been otherwise transferred and new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer under the Securities Act shall have been delivered by the Company; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, without limitation thereunder on volume or manner of sale; and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

Exhibit F-5

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one legal counsel selected by the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1(e).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Holders” shall have the meaning given in the Recitals hereto.

“Sponsor Warrant Lock-Up Period” shall mean the lock-up applicable to Private Placement Warrants and any of the Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants as are set forth in the Insider Letter.

“Sponsor Warrant Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1(b).

“Suspension Notice” shall have the meaning given in Section 3.4(d).

“Suspension Period” shall have the meaning given in Section 3.4(b).

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Exhibit F-6

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1(d).

“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

ARTICLE II

REGISTRATIONS

Section 2.1 Shelf Registration.

(a) Filing. As soon as practicable but no later than 45 calendar days following the Closing Date (the “Filing Date”), the Company shall file a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”) or, if the Company is ineligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”), in each case, covering the resale of up to all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof but in no event later than the earlier of (i) the 60th calendar day after the Filing Date (or the 90th calendar day after the Filing Date if the Commission notifies the Company that it will “review” such Registration Statement) and (ii) the fifth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). If the Registration Statement required to be filed pursuant to this Section 2.1(a) is not filed on or prior to the Filing Date, or if such Registration Statement is not declared effective by the Commission on or prior to the Effectiveness Date (each such event, a “Registration Default”), the Company shall pay to each Holder of Registrable Securities, as liquidated damages and not as a penalty, an amount in cash equal to 0.25% of the aggregate market value (determined based on the closing price of the Ordinary Shares on the principal national securities exchange on which the Ordinary Shares are then listed on the Trading Day immediately preceding such payment date) of such Holder’s Registrable Securities for each 30-day period (or pro rata portion thereof) following the date of such Registration Default during which such Registration Default remains uncured, payable in arrears on the first Business Day of each calendar month following the date of such Registration Default; provided, that such liquidated damages shall not exceed 1.50% of the aggregate market value of such Holder’s Registrable Securities in any 12-month period. Notwithstanding the foregoing, no Liquidated Damages shall accrue for any period during which (x) the Company has timely filed the applicable Registration Statement (or any required amendment) and (y) the Company is timely and diligently responding in good faith to any outstanding written comments of the Staff of the SEC with respect thereto, including promptly filing any required amendments in light of the number of comments received from the Staff of the SEC and the tenor thereof and requesting acceleration as soon as eligible. Upon the filing of such Registration Statement (in the case of a Registration Default arising from a failure to file by the Filing Date) or the effectiveness of such Registration Statement (in the case of a Registration Default arising from a failure to achieve effectiveness by the Effectiveness Date), the Company’s obligation to pay liquidated damages with respect to such Registration Default shall terminate. Any amounts payable as liquidated damages pursuant to this paragraph shall be paid to each Holder by wire transfer of immediately available funds to the account designated in writing by such Holder. The Company shall give written notice of the proposed filing of such Registration Statement to all of the Holders of Registrable Securities as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement,

Exhibit F-7

which notice shall offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice. The Company shall cause all such Registrable Securities requested to be included in such Registration Statement to be so included. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms hereof, and to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf Registration Statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the OpenPayd Holders holding a Demanding Percentage or Sponsor Holders holding a Demanding Percentage, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for all Holders combined.

Exhibit F-8

(d) Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, OpenPayd Holders holding a Demanding Percentage or Sponsor Holders holding a Demanding Percentage (in each such case, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, specifying the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4(d), the Demanding Holders shall have the right to select the lead managing Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Company shall have the right to select any co-managing Underwriters for such offering, subject to the Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holders may demand not more than three Underwritten Shelf Takedown pursuant to this Section 2.1(d); provided, however, that (i) if the amount of Registrable Securities that the Sponsor Holders demanded to register is reduced by Registrable Securities included pursuant to Section 2.2, the demand shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand, (ii) any Underwritten Shelf Takedown that is not consummated for any reason other than the voluntary withdrawal by the Demanding Holders (without cause attributable to the Company or its underwriters) shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand, and (iii) if the Sponsor Holders are unable to sell at least 75% of the Registrable Securities requested to be included in an Underwritten Shelf Takedown due to a cutback pursuant to Section 2.1(e), such Underwritten Shelf Takedown shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

Exhibit F-9

(f) Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Requesting Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown) or (y) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).

Section 2.2 Piggyback Registration.

(a) Piggyback Rights. Subject to Section 2.4(c) if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” Prospectus or Prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

Exhibit F-10

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(i) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; and

(iii) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1(d) hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1(e).

Exhibit F-11

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” Prospectus or Prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1(f), any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.

Section 2.3 Market Stand-off. In connection with any Underwritten Offering of Ordinary Shares of the Company, if requested by the Underwriters managing the offering, each Holder that is an executive officer or director of the Company or the beneficial owner of more than five percent of the outstanding Ordinary Shares of the Company, and any other Holder reasonably requested by the managing Underwriter, agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Holders, including customary waiver “most-favored nation” provisions) in favor of the managing Underwriters to not, sell or dispose of any Ordinary Shares of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.

Section 2.4 Block Trades.

(a) Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

(b) Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

Exhibit F-12

(d) The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:

(a) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of a majority of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(b) prior to filing a Registration Statement or Prospectus or any amendment or supplement thereto (other than those filed to include or incorporate Exchange Act filings, and not including any incorporated documents or exhibits), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents and to consider in good faith any reasonable comments timely provided by such Underwriters or Holders with respect to the disclosure included therein about them;

(c) cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

(d) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(e) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(f) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

(g) in connection with an Underwritten Offering or Block Trade (i) permit a representative of the Underwriters, and any attorney retained by such Underwriters, to participate, at each such person’s own expense, in the preparation of the Registration Statement or Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative or attorney in connection with the Registration, subject to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information to them; (ii) request the Company’s independent registered public accountants to provide a “cold comfort” letter, in customary form and covering such matters of the type customarily covered by “cold comfort” letters; (iii) request counsel representing the Company for the purposes of such Registration to provide a legal opinion and disclosure letter in customary form and covering such matters of the type customarily covered by such opinions and disclosure letters; and (iv) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters;

Exhibit F-13

(h) with respect to an Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

(i) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and

(j) upon request of a Holder, authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Ordinary Shares restricting further transfer (or any similar restriction in book entry positions of such Holder) if the Company, based on the advice of its counsel, determines such restrictions are no longer required by the Securities Act or any applicable state securities laws, the Company’s certificate of incorporation or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders.

Section 3.3 Requirements for Participation in Registration Statement in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.4 Suspension of Sales; Blackout Period; Restrictions on Registration Rights.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

Exhibit F-14

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, by providing written notice (a “Notice of Suspension”) to the Holders, to delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed 60 days in the aggregate in any six-month period (and not to exceed 90 days in the aggregate in any 12-month period) (a “Suspension Period”); provided, that the Company may not impose more than two Suspension Periods in any 12-month period, if the Board determines in good faith that such filing, effectiveness or use would (i) require the public disclosure of material non-public information concerning any material transaction or negotiations involving the Company that would interfere with such material transaction or negotiations or (ii) otherwise materially interfere with material financing plans, acquisition activities or business activities of the Company. Immediately upon receipt of a Suspension Notice, the Holder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(c) The Company agrees to promptly notify in writing the Holder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Holder, the Company shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If the Company notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Shelf Takedown requested pursuant to Section 2.1(d) (a “Suspension Notice”), the Demanding Holders may by notice to the Company withdraw such request without such request counting as a demand under Section 2.1(d) and without being obligated to reimburse the Company for any Registration Expenses in connection therewith.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sale of Registrable Securities under an effective Registration Statement: (i) during any of the Company’s recurring quarterly earnings blackout periods, determined in accordance with such policy as the Company shall generally maintain and communicate to the Holders from time to time, and any such blackout period shall be deemed to constitute a Suspension Period hereunder but shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); and (ii) if, in the good faith determination of the Company, it is not feasible for the Company to proceed with the registration or offering because (x) audited financial statements of the Company or (y) audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act, by any Underwriters or by customary practice to be included in any related Registration Statement or Prospectus are then unavailable, until such time as such financial statements are prepared or obtained by the Company, and any delay or suspension shall be treated as a Suspension Period hereunder, except that it shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); provided that, with respect to clause (y), the Company shall use its reasonable best efforts to prepare or obtain the relevant acquired company or pro forma financial statements as quickly as reasonably practicable.

Exhibit F-15

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by (i) or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or (ii) use of a Prospectus by such Holder notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (i) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or (ii) such Holder used a Prospectus notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to indemnification of the Company.

Exhibit F-16

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying Party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying Party) and (ii) unless in such indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed, the indemnifying Party shall not be subject to any liability for any settlement made by the indemnified Party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying Party with respect to such claim, unless in the reasonable judgment of any indemnified Party a conflict of interest may exist between such indemnified Party and any other of such indemnified parties with respect to such claim. No indemnifying Party shall, without the consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying Party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified Party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Party or any officer, director or controlling person of such indemnified Party and shall survive the transfer of securities.

(e) If the indemnification provided under Section 4.1 from the indemnifying Party is unavailable or insufficient to hold harmless an indemnified Party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying Party, in lieu of indemnifying the indemnified Party, shall contribute to the amount paid or payable by the indemnified Party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Party and the indemnified Party, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying Party or indemnified Party, and the indemnifying Party ’s and indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

Exhibit F-17

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a reputable, internationally recognized overnight courier service (receipt requested), (c) on the date sent by e-mail (having obtained electronic delivery confirmation thereof) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such Party under another method permitted in this Section 5.1 within two Business Days thereafter or (d) on the third Business Day after the date mailed, by certified or registered mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (b) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.1):

If to the Company:

OpenPayd Global Holdings Limited

c/o Maples Corporate Services Limited

PO Box 309

Ugland House, Grand Cayman

KY1-1104, Cayman Islands

Attn: Iana Dimitrova

Email: iana.dimitrova@openpayd.com

With a required copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

if to any Holder, at such Holder’s address as set forth in the Company’s books and records.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 5.1. Notwithstanding the foregoing, if any Holders (or their authorized representatives) share the same address, the Company shall not be obligated to send multiple copies of any notice hereunder to each separate Holder at that address, but may deliver one notice to such address which shall be deemed to be notice to all Parties at that address and all of the Parties sharing the same representative. In addition, the Company may send notice to all Sponsor Holders to Sponsor’s address, which notice shall constitute notice to all Sponsor Holders.

Exhibit F-18

Section 5.2 Entire Agreement. This Agreement and the other Ancillary Documents (as defined in the Business Combination Agreement) together set out the entire agreement between the Parties with respect to the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or any other Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether written or oral, relating thereto. Each Party confirms that it has not entered into this Agreement or any other Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document.

Section 5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.4 Expenses and Fees. Except as otherwise specifically set forth herein, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors.

Section 5.5 Governing Law. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 5.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 5.5.

Exhibit F-19

Section 5.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 5.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination by a court of competent jurisdiction or other governmental authority that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 5.8 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Subject to Section 5.8(c) and Section 5.8(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees in connection with the transfer of the corresponding Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and its successors and Permitted Transferees.

(c) Prior to the expiration of the applicable Lock-Up Period, no Holder who is subject to a Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee and in accordance with the provisions of the agreement providing for such Lock-Up Period and this Section 5.8.

(d) Other than persons entitled to indemnification under Article IV, who shall be third-party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

Exhibit F-20

(e) No assignment by any Party of such Party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) an executed joinder to this Agreement from such successor or permitted assignee in the form of Exhibit A attached hereto (a “Joinder”). Any transfer or assignment made other than as provided in this Section 5.8 shall be null and void.

Section 5.9 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 5.10 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such tax consequences.

Section 5.11 Amendments and Modifications.

(a) Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, that no amendment or waiver may materially, disproportionately and adversely affect the rights of a Holder without the consent of such Holder (or, if there is more than one such Holder that is so affected, without the consent of a majority in interest of such affected Holders in accordance with their holding of Registrable Securities); provided, further, that no amendment, modification or waiver that would (i) reduce the number of Underwritten Shelf Takedowns available to the Sponsor Holders, (ii) increase the Demanding Percentage applicable to the Sponsor Holders, (iii) reduce or adversely modify the cutback priority applicable to the Sponsor Holders, or (iv) restrict or limit the Permitted Transferee definition applicable to the Sponsor Holders, shall be effective without the prior written consent of Holders of at least a majority-in-interest of the Registrable Securities held by the Sponsor Holders at the time in question; and provided, further, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

(b) Each of the Company and the Holders may seek to (i) extend the time for the performance of any obligation or other act of any other non-affiliated party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated party with any covenant or condition contained herein. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c) Except with respect to any indemnification or contribution rights or obligations under Article IV, which shall survive, this Agreement will terminate as to any Holder when it no longer holds any Registrable Securities. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. No course of dealing between any Holder or the Company and any other Party or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a Party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such Party.

Exhibit F-21

Section 5.12 Other Registration Rights. Other than as provided in (a) that certain Warrant Agreement, dated April 8, 2025, among Titan and Continental Stock Transfer & Trust Company and (b) [the Subscription Agreements providing for the issuance of the PIPE Shares], the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person.

Section 5.13 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions Article IV shall survive any termination.

Section 5.14 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 5.15 Additional Holder; Joinder. In addition to Persons who may become Holders pursuant to Section 5.8 hereto, the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed Joinder from such Additional Holder in the form of Exhibit A attached hereto. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

[SIGNATURE PAGES FOLLOW]

Exhibit F-22

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

OPENPAYD GLOBAL HOLDINGS LIMITED

By:
Name:
Title:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:
Name:
Title:

CANTOR FITZGERALD & CO.

By:
Name:
Title:

ODEON CAPITAL GROUP LLC

By:
Name:
Title:

ANNE MARTINA LIMITED

By:
Name:
Title:

Ozan Özerk

Iana Dimitrova

David Bull

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Exhibit F-23

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●] (as the same may hereafter be amended, the “Registration Rights Agreement”), among OpenPayd Global Holdings Limited, a Cayman Islands exempted limited liability company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the     day of      , 20      .

Signature of Stockholder

Print Name of Stockholder

By:
Its:
Address:

Exhibit A-1

Agreed and Accepted as of , 20 .

[ ]

By:
Name:
Its:

Exhibit A-2

EXHIBIT G

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026, by and between (i) OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”), and (ii) the undersigned (the “Holder”). Pubco and the Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, Titan Acquisition Corp, Pubco and OpenPayd Holdings Limited, among others, entered into a business combination agreement, dated [●], 2026 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Company Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares determined in accordance with the Business Combination Agreement.

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares to be received by the Holder pursuant to the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Lock-Up Provisions.

(a) The Holder agrees that it shall not effectuate a Transfer (as defined below) of the Restricted Securities that are held by the Holder during the period commencing from the Share Acquisition Closing until six months after the Share Acquisition Closing (the “Lock-Up Period”). Notwithstanding the foregoing, a total of 15% of the Restricted Securities shall be released from the lock-up restrictions on a staggered basis prior to the expiration of the Lock-Up Period, with three percent of the Restricted Securities to be released every 30 days following the Share Acquisition Closing.

(b) Notwithstanding the provisions set forth in Section 1(a), Transfers of the Restricted Securities that are held by the Holder (and that have complied with this Section 1(b)) are permitted (i) to Pubco’s officers or directors, any Affiliates or immediate family members of any of Pubco’s officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) to shareholders or limited partners of the Holder, or, in the case of a Holder which is a limited liability partnership, its members, (iii) by gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is a member of the Holder’s immediate family, an Affiliate of such person or to a charitable organization, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (vi) to (A) any department of His Majesty’s Government (the “UK Government”), including their executive agencies, other subsidiary bodies and other parts of UK Government; (B) companies wholly or partly owned by UK Government departments and their subsidiaries; (C) non-departmental public bodies, other public bodies, public corporations and their subsidiary bodies sponsored by UK Government departments; and/or (D) any successors to any of the entities set out in clauses (A), (B) and (C) above or any new bodies which fall within the same criteria (vii) by virtue of the laws of the Holder’s jurisdiction of incorporation or organization, the Holder’s Organizational Documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (viii) pursuant to the exercise of any options, warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the Lock-Up Period, (ix) to satisfy tax withholding obligations pursuant to the Holder’s equity incentive plans or arrangements, (x) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (xi) by a Holder to any entity including without limitation any fund, partnership, company or investment trust to whom the Holder transfers interests in one or more of its portfolio of investments, or any successor entity following a restructuring transaction of that Holder, and (xii) in connection with a transfer pursuant to (1) a bona fide third party tender offer, merger, amalgamation, arrangement, consolidation or other similar transaction made to all Holders of Pubco Ordinary Shares involving a change of control of Pubco, (2) a sale of all or substantially all of the assets of Pubco, or (3) any other transaction or series of related transactions as a result of which the holders of Pubco Ordinary Shares immediately prior to such transaction cease to own at least a majority of the outstanding Pubco Ordinary Shares of Pubco or its successor entity, provided, that in clauses (i) through (xi), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the Lock-up Period. If dividends in respect of Restricted Securities are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the Lock-up Period.

(c) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2026, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities.

(f) For the avoidance of any doubt “Restricted Securities” shall not include any Pubco Ordinary Shares acquired (i) in the public market after the Share Acquisition Closing Date, (ii) in a private placement concurrently with the consummation of the Merger and (iii) pursuant to a transaction exempt from registration under the Securities Act.

(g) To the extent that Pubco determines, in its reasonable discretion, that additional public float is required to satisfy the initial or continued listing requirements of the Nasdaq or any other national securities exchange on which the Restricted Securities are then listed or quoted, the Holder may be released from the lock-up restrictions set forth in this Section 1 with respect to such number of Restricted Securities as Pubco shall determine is necessary to satisfy such listing requirements.

(h) For the purposes of this Section 1, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.	Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(c) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13.1 OF THE BUSINESS COMBINATION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(c). For purposes of this Section 2(c), “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

(d) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) the word “day” means calendar day unless Business Day is expressly specified; and (ix) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(e) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: OpenPayd Global Holdings Limited c/o Maples Corporate Services Limited PO Box 309 Ugland House, Grand Cayman KY1-1104, Cayman Islands Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com

With a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Holder, to: the address set forth under the Holder’s name on the signature page hereto.

(f) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Pubco and the Holder. Subject to the following sentence, Pubco and the Holder may seek to (i) extend the time for the performance of any obligation or other act of the other Party hereto, (ii) waive any inaccuracy in the representations and warranties by the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(g) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(h) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law, and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

  (i) Entire Agreement. This Agreement sets out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the other Ancillary Documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement other than pursuant to this Agreement; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any other Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(j) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Pubco:

OpenPayd Global Holdings Limited

By:
Name:
Title:

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Holder:

Name of Holder: [ ]

By:

Notice Information:

Address:
Telephone No.:
Email:

Signature Page to Lock-Up Agreement